Exhibit 10.1

CONVERTIBLE NOTE AND WARRANT PURCHASE AGREEMENT

Dated as of October 31, 2022

among

TERRAN ORBITAL CORPORATION,
as the Issuer,

The Guarantors from time to time party hereto,

The Purchasers from time to time party hereto

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Collateral Agent

Table of Contents

Page

Article I DEFINITIONS AND ACCOUNTING TERMS		1
1.01	Defined Terms	1
1.02	Other Interpretive Provisions	29
1.03	Accounting Terms	30
1.04	Times of Day	31
Article II CONVERTIBLE NOTES		31
2.01	Authorization and Issuance of Convertible Notes	31
2.02	[Reserved].	31
2.03	Issuance and Sale of Convertible Notes	31
2.04	Convertible Notes	31
2.05	Closing Date	32
2.06	[Reserved]	32
2.07	Prepayments/Commitment Reductions	32
2.08	Repayment of Notes	34
2.09	Interest; Other Amounts	34
2.10	Computation of Interest	35
2.11	Conversion	35
2.12	Payments Generally	44
2.13	No Purchase of Notes	44
2.14	Sharing of Payments by Purchasers	44
2.15	AHYDO	45
Article III WARRANTS		45
3.01	Authorization and Issuance of Warrants	45
3.02	Closing Date	46
3.03	Delivery of Documents	46
Article IV TAXES		46
4.01	Taxes	46
4.02	Survival	48
4.03	Mitigation of Obligations	48
Article V GUARANTY		49
5.01	The Guaranty	49

5.02	Obligations Unconditional	49
5.03	Reinstatement	50
5.04	Certain Additional Waivers	50
5.05	Remedies	50
5.06	Rights of Contribution	51
5.07	Guarantee of Payment; Continuing Guarantee	51
Article VI CONDITIONS PRECEDENT		51
6.01	Conditions to Effectiveness of Agreement and Purchase of Convertible Notes	51
Article VII REPRESENTATIONS AND WARRANTIES		54
7.01	Existence, Qualification and Power	54
7.02	Authorization; No Contravention	54
7.03	Governmental Authorization; Other Consents	54
7.04	Binding Effect	55
7.05	No Material Adverse Effect	55
7.06	Litigation	55
7.07	No Default	55
7.08	Ownership of Property; Liens	55
7.09	Environmental and Safety Laws	55
7.10	Insurance	56
7.11	Tax Returns and Payments	56
7.12	ERISA Compliance	56
7.13	Subsidiaries and Capitalization; Management Fees	57
7.14	Margin Regulations; Investment Company Act	58
7.15	Disclosure; SEC Reports; Financial Statements; Sarbanes-Oxley Act	58
7.16	Compliance with Laws	60
7.17	Intellectual Property; Licenses, Etc.	60
7.18	Solvency	63
7.19	Perfection of Security Interests in the Collateral	63
7.20	Business Locations	63
7.21	Sanctions Concerns; Anti-Corruption Laws; PATRIOT Act	63
7.22	Limited Offering of Convertible Notes	64
7.23	Registration Rights; Issuance Taxes	64
7.24	Material Contracts; Government Contracts	64
7.25	Employee Agreements; Data Privacy.	66

7.26	Labor Matters	66
7.27	Affected Financial Institution	66
7.28	Ranking of Convertible Notes	66
7.29	Regulation H	66
7.30	Strategic Cooperation Agreement	67
ARTICLE VII-A REPRESENTATIONS OF THE PURCHASERS		67
Article VIII AFFIRMATIVE COVENANTS		67
8.01	Financial Statements	68
8.02	Certificates; Other Information.	68
8.03	Notices	70
8.04	Payment of Obligations	71
8.05	Preservation of Existence, Etc.	71
8.06	Maintenance of Properties	72
8.07	Maintenance of Insurance	72
8.08	Compliance with Laws	73
8.09	Books and Records	73
8.10	Inspection Rights	73
8.11	Use of Proceeds	73
8.12	Additional Subsidiaries	73
8.13	ERISA Compliance	74
8.14	Pledged Assets	74
8.15	Deposit Accounts	75
8.16	Intellectual Property; Consent of Licensors	75
8.17	Anti-Corruption Laws	75
8.18	Post-Closing Obligations	76
8.19	Collateral Access Agreements	76
8.20	Preemptive Rights	76
8.21	Antitrust Filings Cooperation	77
8.22	Acknowledgment of Registration Rights	78
8.23	Shareholder Vote	78
Article IX NEGATIVE COVENANTS		78
9.01	Liens	78
9.02	Investments	80
9.03	Indebtedness	82

9.04	Merger and Consolidation	85
9.05	Dispositions	85
9.06	Restricted Payments	85
9.07	Change in Nature of Business	87
9.08	Transactions with Affiliates and Insiders	87
9.09	Burdensome Agreements	87
9.10	Use of Proceeds	88
9.11	Prepayment of Other Indebtedness	88
9.12	Organization Documents; Fiscal Year; Legal Name, Jurisdiction of Formation and Form of Entity; Certain Amendments	89
9.13	Ownership of Subsidiaries	89
9.14	Sale Leasebacks	89
9.15	Sanctions; Anti-Corruption Laws	89
9.16	Limitations on Activities of Issuer	90
9.17	Financial Covenants	90
9.18	Issuances of Equity	91
9.19	Standstill.	91
Article X EVENTS OF DEFAULT AND REMEDIES		92
10.01	Events of Default	92
10.02	Remedies Upon Event of Default	95
10.03	Application of Funds	96
Article XI COLLATERAL AGENT		97
11.01	Appointment and Authority	97
11.02	Rights as a Purchaser	98
11.03	Exculpatory Provisions	98
11.04	Reliance by Collateral Agent	99
11.05	Delegation of Duties	100
11.06	Resignation or Removal of Collateral Agent	100
11.07	Non-Reliance on Collateral Agent and Other Purchasers	100
11.08	Collateral Agent May File Proofs of Claim	101
Article XII MISCELLANEOUS		101
12.01	Amendments, Etc.	101
12.02	Notices and Other Communications; Facsimile Copies	103
12.03	No Waiver; Cumulative Remedies; Enforcement	104
12.04	Expenses; Indemnity; and Damage Waiver	105

12.05	Marshalling; Payments Set Aside	107
12.06	Successors and Assigns; Transfers	107
12.07	Treatment of Certain Information; Confidentiality	108
12.08	Set-off	109
12.09	Interest Rate Limitation	110
12.10	Counterparts; Integration; Effectiveness	110
12.11	Survival of Representations and Warranties	110
12.12	Severability	110
12.13	Governing Law; Jurisdiction; Etc.	111
12.14	Waiver of Right to Trial by Jury	112
12.15	Judgment Currency	112
12.16	Electronic Execution of Assignments and Certain Other Documents	112
12.17	USA PATRIOT Act	113
12.18	No Advisory or Fiduciary Relationship	113
12.19	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	114
12.20	Conflicts	114
12.21	Collateral and Guaranty Matters	114
12.22	Publicity; No Third Party Beneficiary Rights	115
12.23	Non-Reliance and Exculpation of Jefferies.	115
12.24	Tax Treatment.	116
12.25	No Personal Obligations.	116

SCHEDULES

I Description of Convertible Notes and Warrants

7.10 Insurance

7.13(a) Subsidiaries

7.13(b) Capitalization

7.15(b) Disclosure Controls

7.17 Intellectual Property

7.20(a) Locations of Real Property

7.20(b) Taxpayer and Organizational Identification Numbers

7.20(c) Changes in Legal Name, State of Organization and Structure

7.23 Registration Rights

7.24(a) Material Contracts

7.24(b) Other Contracts

8.18 Post-Closing Obligations

9.01 Liens Existing on the Closing Date

9.02 Investments Existing on the Closing Date

9.03 Indebtedness Existing on the Closing Date

12.02 Certain Addresses for Notices

v

EXHIBITS

A Form of Convertible Note

B Form of Warrant

C Form of Assignment and Assumption

D Form of Compliance Certificate

E Form of Joinder Agreement

CONVERTIBLE NOTE AND WARRANT PURCHASE AGREEMENT

This CONVERTIBLE NOTE AND WARRANT PURCHASE AGREEMENT is entered into as of October 31, 2022 (this “Agreement”) among TERRAN ORBITAL CORPORATION, a Delaware corporation (the “Issuer”), the Guarantors (as defined herein) from time to time party hereto, the Purchasers (as defined herein) from time to time party hereto and U.S. Bank Trust Company, National Association, as Collateral Agent (as defined herein)) for the Purchasers.

The Issuer has proposed to issue and sell, on the Closing Date, to the Purchasers, and the Purchasers have agreed to purchase, in each case, upon the terms and conditions hereinafter provided, (i) $100,000,000 aggregate principal amount of Senior Secured Convertible Notes due 2027 in the amounts and for the consideration set forth on Schedule I, and (ii) Warrants (as defined herein) to purchase, at each Purchaser’s election, the number of Shares (as defined below) of the Issuer’s Common Stock (as defined herein) in the amounts set forth on Schedule I.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I
DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means, with respect to any Person, the acquisition by such Person, in a single transaction or in a series of related transactions, of (i) assets of another person which constitute all or substantially all of the assets of such Person, or of any division, line of business or other business unit of such Person or (ii) at least a majority of the Voting Stock of another Person, whether or not involving a merger, amalgamation or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) UK Financial Institution.

“Affiliate” means, with respect to a specified Person, (a) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified and (b) other than with respect to any Purchaser and the Collateral Agent, any manager, officer or director of such Person.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Antitrust Filings” means any filings, consents or approvals required under any Antitrust Laws.

“Antitrust Laws” means any applicable federal, state and foreign statutes, rules, regulations, orders or decrees that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or competition, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and laws governing foreign direct investment.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Purchaser and a Person to which Notes are being transferred, in substantially the form of Exhibit C hereto.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease of any Person, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease and (c) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Required Purchasers in their reasonable judgment.

“Audited Financial Statements” means the audited consolidated balance sheet of the Issuer and its Subsidiaries for the fiscal year ended December 31, 2021, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Issuer and its Subsidiaries, including the notes thereto, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP.

“B. Riley Purchase Agreement” means that certain common stock purchase agreement, dated as of July 5, 2022, by any between the Issuer and B. Riley Principal Capital II, LLC.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or insolvency proceedings).

“Bid” means each outstanding bid, quotation or proposal by the Issuer or any of its Subsidiaries that (i) with respect to Government Contracts, if accepted or awarded could lead to a Government Contract and (ii) with respect to Government Subcontracts, if accepted or awarded could lead to a Government Subcontract.

“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the Board of Directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Broken Sound Lease” means that Lease, dated as of April 1, 2021, between 6800 Broken Sound LLC, as landlord, and Terran Orbital Operating Corporation (f/k/a Terran Orbital Corporation), as tenant.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York, New York.

“Businesses” means, at any time, a collective reference to the businesses operated by the Issuer and its Subsidiaries at such time.

“Capital Lease” means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided, that, the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any United States commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Purchasers) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the date hereof.

“Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price, of Shares of the Issuer’s Common Stock on the NYSE on such date. If the Common Stock is not traded on the NYSE on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a United States securities exchange or automated quotation system, the last quoted bid price for the Common Stock in the over-the-counter market as reported by OTC Market Group, Inc. or any similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by an independent financial advisor retained by the Issuer for such purpose.

“Collateral” means a collective reference to all real and personal property with respect to which Liens in favor of the Collateral Agent, for the benefit of the Secured Parties, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents; provided, that for the avoidance of doubt, Collateral shall not include any Excluded Property.

“Collateral Access Agreement” means an agreement in form and substance reasonably satisfactory to the Required Purchasers and the Collateral Agent pursuant to which a lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of inventory or other property owned by any Note Party, acknowledges the Liens of the Collateral Agent and waives (or, if approved by the Required Purchasers, subordinates) any Liens held by such Person on such property, and permits the Collateral Agent reasonable access to any Collateral stored or otherwise located thereon.

“Collateral Agent” means U.S. Bank Trust Company, National Association, in its capacity as collateral agent for the Secured Parties under the Note Documents, or any successor collateral agent appointed in accordance with the terms hereof.

“Collateral Documents” means a collective reference to the Security Agreement, the Pledge Agreement, the Deposit Account Control Agreements, the Perfection and Due Diligence Certificate, the Collateral Access Agreements, the Real Estate Security Documents, the IP Security Agreements and other security documents as may be executed and delivered by the Note Parties pursuant to the terms of Sections 8.12 or 8.14 or pursuant to the terms of any Collateral Document.

“Combination Closing Date” means March 25, 2022.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Confidential Information Agreements” has the meaning specified in Section 7.25(a).

“Consenting Party” has the meaning specified in Section 12.22.

“Consolidated Adjusted EBITDA” means, for any period, an amount equal to (a) Consolidated Net Income for such period, plus to the extent reducing Consolidated Net Income, the sum, without duplication, of (i) Consolidated Interest Expense, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, and (iv) other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent that it represents an accrual or reserve for a potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period), minus (b) non-cash gains increasing Consolidated Net Income for such period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash gain in any prior period).

“Consolidated Interest Expense” shall mean, with respect to any period, total consolidated interest expense (including interest attributable to Capital Leases in accordance with GAAP) of the Note Parties and their Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of the Note Parties and their Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed by the Note Parties and their Subsidiaries with respect to letters of credit and bankers’ acceptance financing net of interest income of the Note Parties and their Subsidiaries.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of the Note Parties and their Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, however, that there shall be excluded, without duplication: (a) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with a Note Party or any of its Subsidiaries or that Person’s assets are acquired by a Note Party or any of its Subsidiaries; (b) the income (or loss) of any Person that is not a Subsidiary of a Note Party or that is accounted for by the equity method of accounting; provided that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent subsequently converted into cash or Cash Equivalents) to a Note Party or any of its Subsidiaries by such Person in such period; (c) the undistributed earnings of any Subsidiary of the Note Parties (other than a Note Party) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by any Contractual Obligation (other than under any Note Document) or Requirement of Law applicable to such Subsidiary; (d) any after-tax effect of any extraordinary, non-recurring or unusual items (including gains or losses and all fees and expenses relating thereto) for such period; (e) all non-cash expenses realized in connection with or resulting from equity or equity-linked compensation plans, employee benefit plans or agreements or post-employment benefit plans or agreements, or grants or sales of stock, stock appreciation, awards under any successor plans of a Note Party or its Subsidiaries’ option or equity plans or similar rights, stock options, restricted stock, preferred stock, stock appreciation or other similar rights; (f) any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities recorded using the equity method, in each case, (i) including as a result of a Change in Law and (ii) pursuant to GAAP; and (g) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period to the extent included in Consolidated Net Income.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Conversion Agent” means the Issuer, in its capacity as conversion agent for the Convertible Notes, and its successors and assigns.

“Conversion Date” means the date on which a Purchaser complies with the procedures set forth in Section 2.11(b) (including the satisfaction, or waiver by the Purchaser, of all conditions to conversion set forth in the Conversion Notice (written notice of which satisfaction or waiver has been provided to the Conversion Agent)).

“Conversion Notice” has the meaning specified in Section 2.11(b).

“Convertible Note” or “Convertible Notes” have the meanings specified in Section 2.01.

“Conversion Price” has the meaning specified in Section 2.11(a).

“Conversion Shares” has the meaning specified in Section 2.11(c).

“Current Market Price” means, for each Share of Common Stock as of any applicable record date for any issuance, distribution, dividend or other action, the arithmetic average of the VWAP per Share of Common Stock for each of the ten (10) consecutive full Trading Days ending on the Trading Day before the record date with respect to such issuance, distribution, dividend or other action, as the case may be, appropriately adjusted to take into account the occurrence during such period of any event described in Section 2.11(f).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to the sum of (a) the otherwise applicable interest rate at any time pursuant to Section 2.09(a) plus (b) three percent (3.00%) per annum, to the fullest extent permitted by applicable Laws.

“Deposit Account” means a “deposit account” (as defined in Article 9 of the Uniform Commercial Code), investment account, securities account or other account in which funds are held or invested to or for the credit or account of any Note Party.

“Deposit Account Control Agreement” means any account control agreement by and among a Note Party, the applicable depository bank and the Collateral Agent, in each case in form and substance reasonably satisfactory to the Collateral Agent and the Required Purchasers.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Disclosing Party” has the meaning specified in Section 12.22.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction or any issuance by any Subsidiary of its Equity Interests) of any property by any Note Party or any Subsidiary, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding the following: (a) the sale, lease, license, transfer or other disposition of inventory in the ordinary course of business, (b) the sale, lease, license, transfer or other disposition in the ordinary course of business of surplus, obsolete or worn out equipment no longer used or useful in the conduct of business of any Note Party and its Subsidiaries, (c) any sale, lease, license, transfer or other disposition of property to any Note Party or any Subsidiary; provided, that, if the transferor of such property is a Note Party, (i) the transferee thereof must be a Note Party or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 9.02, (d) the abandonment or other disposition of Intellectual Property that are not material and are no longer used or useful in any material respect in the business of the Issuer and its Subsidiaries, (e) licenses, sublicenses, leases or subleases (other than any exclusive license or sublicense relating to Intellectual Property) granted to third parties in the ordinary course of business and not interfering with the Businesses, (f) any Involuntary Disposition, (g) dispositions of cash and Cash Equivalents in the ordinary course of business pursuant to transactions permitted hereunder, (h) dispositions consisting of the sale, transfer, assignment or other disposition of unpaid and overdue accounts receivable in connection with the collection, compromise or settlement thereof in the ordinary course of business and not as part of a financing transaction and (i) non-exclusive licenses of over-the-counter software that is commercially available to the public.

“Disqualification Event” has the meaning specified in Section 7.23(c).

“Disqualified Capital Stock” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, prior to the one hundred and eighty-first (181st) day after the Maturity Date, (b) requires the payment of any cash dividends at any time prior to the one hundred and eighty-first (181st) day after the Maturity Date, (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations, or (d) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in clause (a), (b) or (c) above, in each case at any time prior to the one hundred and eighty-first (181st) day after the Maturity Date; provided that the FP Delayed Draw Warrants shall not constitute Disqualified Capital Stock.

“Dollar” and “$” mean lawful money of the United States.

“Earn Out Obligations” means, with respect to an Acquisition, all obligations of the Note Parties or any Subsidiary to make earn out or other contingency payments (including purchase price adjustments, non-competition and consulting agreements, other indemnity obligations, royalty payments and sale, development and other milestone payments) pursuant to the documentation relating to such Acquisition. For purposes of determining the aggregate consideration paid for an Acquisition at the time of such Acquisition, the amount of any Earn Out Obligations shall be deemed to be the maximum amount of the earn-out payments in respect thereof as specified in the documents relating to such Acquisition.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Issuer, any other Note Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Incentive Plan” means the Issuer’s 2021 Omnibus Incentive Plan, as may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member, membership or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination; provided, that for the avoidance of doubt, Equity Interests shall be deemed not to include the Convertible Notes.

“Equity Issuance Conditions” means that, if a Purchaser were to exercise its right to convert all or part of its Convertible Notes on or prior to the proposed Prepayment Date: (i) the Shares of Common Stock issuable on such date are included in a registration statement that is effective and otherwise available for the resale of all such Shares by such Purchaser; (ii) the Common Stock remains listed on the NYSE (or any other national securities exchange); and (iii) the Issuer has received (a) within five (5) Business Days after the Issuer’s delivery of the Prepayment Notice to the Purchaser, a Conversion Notice from the Purchaser, and (b) within fifteen (15) Business Days after the Issuer’s delivery of the Prepayment Notice to the Purchaser, written notice from the Purchaser of whether the issuance of such Shares will require any Antitrust Filings, and if such notice advises that such Antitrust Filings are required, any such Antitrust Filings have been made or obtained and any waiting periods with respect thereto have expired (provided that, for the avoidance of doubt, this clause (iii) shall not apply as a condition if the Purchaser fails to deliver the notices set forth in subclauses (a) or (b) within the time periods for delivery thereof); provided, however, that the Equity Issuance Conditions need not be satisfied if, as of the date five (5) Business Days prior to the proposed Prepayment Date, the Prepayment Current Market Price is at or below the product of 75% and the Conversion Price.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Issuer within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) the withdrawal of the Issuer or any ERISA Affiliate from a Multiple Employer Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by the Issuer or any ERISA Affiliate from a Multiemployer Plan, (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, (e) the institution by the PBGC of proceedings to terminate a Pension Plan, (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Internal Revenue Code or Sections 303, 304 and 305 of ERISA, or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Issuer or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 10.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” means (a) deposit accounts established solely for payroll purposes in such amounts as are required to be paid to employees of the Note Parties or any of their Subsidiaries within the immediately succeeding two payroll cycles and (b) deposit accounts the aggregate daily balance in which does not at any time exceed $100,000 individually and $1,000,000 in the aggregate.

“Excluded Equity Interests” means (i) any Equity Interests with respect to which, in the reasonable judgment of the Required Purchasers and the Issuer (as agreed to in writing), the cost or other consequences (including material adverse tax consequences) of pledging such Equity Interests in favor of the Secured Parties shall be excessive in view of the benefits to be obtained by the Purchasers therefrom, (ii) in the case of any issuer organized under the laws of a jurisdiction other than the laws of any state of the United States or the District of Columbia, any Equity Interests of such issuer to the extent the pledge thereof would violate any applicable Requirements of Law (including any legally effective requirement to obtain the consent of any Governmental Authority unless such consent has been obtained) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction and other applicable law and (iii) any Equity Interests in any Person that is not a Wholly-Owned Subsidiary, in each case of this clause (iii), to the extent that and only for so long as a pledge thereof to secure the Obligations is prohibited by any applicable Contractual Obligation (and other than proceeds thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition or restriction) then in effect permitted by this Agreement and binding on such Equity Interests, requires the consent of any other party to any such Contractual Obligation (other than a Note Party or an Affiliate of a Note Party) that has not been obtained (it being understood that the foregoing shall not be deemed to obligate any Note Party or any Subsidiary to obtain any such consent) or would give any other party to any such Contractual Obligation (other than a Note Party or an Affiliate of a Note Party) the right to terminate its obligations thereunder, except, in each case of this clause (iii) to the extent any such prohibition, restriction, requirement or other limitation on the pledge of such Equity Interests is rendered ineffective by Section 9-406 or 9-408 of the Uniform Commercial Code or other applicable law and, in any event, excluding the proceeds of any such Equity Interests or Cash Equivalents the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition, restriction, requirement or other limitation that do not themselves constitute Excluded Equity Interests; provided, however, that Excluded Equity Interests shall not include any proceeds, substitutions or replacements of any assets referred to in the foregoing (unless such proceeds, substitutions or replacements would constitute assets referred to in clauses (i) through (iii) above).

“Excluded Issuance” means the issuance of the following, in each case to the extent constituting Qualified Capital Stock: (i) Equity Interests (including upon exercise or settlement of Equity Interests) to directors, officers, employees, consultants or other agents of the Issuer as approved by the Board of Directors of the Issuer, (ii) Equity Interests pursuant to an employee stock option plan, management incentive plan, restricted stock plan, stock purchase plan dividend reinvestment plan, direct stock purchase plan or similar benefit plan, program or agreement that is generally available to management, directors, employees or existing shareholders and as approved by the Board of Directors of the Issuer, including the Equity Incentive Plan, (iii) Equity Interests as direct consideration in connection with an acquisition, business combination or joint venture (whether through a merger, recapitalization or otherwise) of or with another Person approved by the Board of Directors of the Issuer and otherwise in compliance with this Agreement, (iv) Equity Interests in connection with a bona fide strategic partnership or commercial arrangement with a Person that is not an Affiliate of the Issuer or any of its subsidiaries approved by the Board of Directors of the Issuer and otherwise in compliance with this Agreement, (v) issuances by the Issuer of Equity Interests of the Company as a dividend, or upon any subdivision or split-up of the outstanding Equity Interests of the Company, (vi) Equity Interests issued to banks, lessors, financial institutions and licensors in connection with non-equity financing transactions approved by the Board of Directors of the Issuer and otherwise in compliance with this Agreement, (vii) Equity Interests issued to any strategic investor as consideration for the contribution by such strategic investor of assets, services and/or a license of rights to the Issuer approved by the Board of Directors of the Issuer and otherwise in compliance with this Agreement, (viii) Equity Interests of a subsidiary of the Issuer to the Issuer or a Wholly-Owned Subsidiary of the Issuer, (ix) Shares of Common Stock upon exercise of, or in exchange for, the Warrants or the Existing Warrants, (x) Shares of Common Stock in connection with the B. Riley Purchase Agreement (or any new agreement for an equity line of credit or any “at-the-market” offering that replaces the B. Riley Purchase Agreement; provided that the B. Riley Purchase Agreement together with any such replacement agreement(s) shall collectively in the aggregate permit the issuance of no more than 27,000,000 Shares of Common Stock and/or no more than $100 million in proceeds to the Issuer), or (xi) Shares of Common Stock in connection with the settlement of the Staton Payment Obligation pursuant to the Staton Subscription Agreement.

“Excluded Property” means, with respect to any Note Party, including any Person that becomes a Note Party after the Closing Date as contemplated by Section 8.12, (a) any property which, subject to the terms of Section 9.09, is subject to a Lien of the type described in Section 9.01(i) pursuant to documents which prohibit such Note Party from granting any other Liens in such property, (b) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law; provided, that, upon submission and acceptance by the United States Patent and Trademark Office of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall no longer constitute “Excluded Property” and shall be considered Collateral, (c) any general intangible, permit, lease, license, contract or other instrument of a Note Party if the grant of a security interest in such general intangible, permit, lease, license, contract or other instrument in the manner contemplated by the Collateral Documents, under the terms thereof or under applicable Law, is prohibited and would result in the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise alter such Note Party’s rights, titles and interests thereunder (including upon the giving of notice or lapse of time or both); provided, that, (x) any such limitation described in this clause (c) on the security interests granted under the Collateral Documents shall only apply to the extent that any such prohibition would not be rendered ineffective pursuant to the Uniform Commercial Code or any other applicable Law or principles of equity and (y) in the event of the termination or elimination of any such prohibition or the requirement for any consent contained in any applicable Law, general intangible, permit, lease, license, contract or other instrument, to the extent sufficient to permit any such item to become Collateral, a security interest in such general intangible, permit, lease, license, contract or other instrument shall be automatically and simultaneously granted under the applicable Collateral Document and such general intangible, permit, lease, license, contract or other instrument shall no longer constitute “Excluded Property” and shall be considered Collateral, (d) any vehicles, aircraft, aircraft engines and other assets subject to certificates of title, except to the extent perfected by filing a financing statement in the appropriate form in the applicable jurisdiction under the Uniform Commercial Code or without any perfection steps, (e) any asset with respect to which the Required Purchasers have confirmed in writing to the Issuer its determination that the costs or other consequences (including adverse tax consequences) of providing a security interest in is excessive in view of the benefits to be obtained by the Purchasers, (f) any asset or property to the extent and for so long as the grant of a security interest in such asset or property in favor of the Collateral Agent would be prohibited by applicable requirement of Law or regulation or would require the consent of any Governmental Authority after giving effect to the anti-assignment provisions of the Uniform Commercial Code of any relevant jurisdiction and other applicable law, and (g) all Excluded Equity Interests.

“Existing Warrants” means the (i) FP Delayed Draw Warrants and (i) the public warrants and private placement warrants issued pursuant to the Warrant Agreement, dated March 9, 2021, by and between the Issuer (f/k/a Tailwind Two Acquisition Corp.) and Continental Stock Transfer & Trust Company.

“Fall-Away Event” has the meaning specified in Section 9.19(a)(i).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations thereunder, official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any treaty, law, regulation or intergovernmental agreements entered into (which facilitates the implementation of any law or regulation) thereunder.

“First Lien Deposit Account Control Agreement” means a Deposit Account Control Agreement (as such term is defined in the FP Note Purchase Agreement) or a Deposit Account Control Agreement (as such term is defined in the LM/BP Note Purchase Agreement).

“First Lien/Second Lien Intercreditor Agreement” means that certain First Lien/Second Lien Intercreditor Agreement, dated as of the Closing Date, among the Issuer, the guarantors party thereto, U.S. Bank Trust Company, National Association, as collateral agent for the LM/BP Notes Secured Parties (as defined therein), Wilmington Savings Fund Society, FSB, as collateral agent for the FP Notes Secured Parties (as defined therein) and U.S. Bank Trust Company, National Association, as collateral agent for the Second Lien Secured Parties (as defined therein), and each additional agent from time to time party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Flood Hazard Property” has the meaning specified in the definition of Real Estate Security Documents.

“FP” means FP Credit Partners, L.P., and certain of its managed funds, affiliates, financing parties or investment vehicles.

“FP Delayed Draw Warrants” means the warrants to purchase shares of common stock of the Issuer issued pursuant to that certain Stock and Warrant Purchase Agreement among the Issuer and the purchasers party thereto on the Combination Closing Date.

“FP Notes” means the $119,000,000 aggregate original principal amount of senior secured notes due 2026 issued pursuant to the FP Note Purchase Agreement.

“FP Note Documents” means the FP Note Purchase Agreement and all other Note Documents (as such term is defined in the FP Note Purchase Agreement), in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“FP Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of November 24, 2021, by and among the Issuer, the other Note Parties, Wilmington Savings Fund Society, FSB, as administrative agent and collateral agent, and FP and the other purchasers from time to time party thereto, as amended by that certain Amendment No. 1 to Note Purchase Agreement, dated as of March 9, 2022, that certain Amendment No. 2 to Note Purchase Agreement, dated as of March 25, 2022 and that certain Amendment No. 3 to Note Purchase Agreement, dated as of the Closing Date, as amended, restated, supplemented or otherwise modified from time to time.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in notes, loans and/or similar extensions of credit in the ordinary course of its activities.

“Fundamental Change” means the occurrence of any of the following events:

(a) a liquidation, dissolution, winding-up of the affairs of the Issuer or, except as permitted under Section 9.04, the Issuer effecting any merger or consolidation; or

(b) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), (i) other than Lockheed Martin, Marc Bell, Stacy N. Previte, Anthony L. Previte Declaration of Trust dated June 10, 2022 or Daniel Staton shall have (x) acquired beneficial ownership or control of 35% or more on a fully diluted basis of the voting interest in the Equity Interests of the Issuer or (y) obtained the power (whether or not exercised) to elect a majority of the members of the Board of Directors (or similar governing body) of the Issuer or (ii) other than Lockheed Martin, shall have acquired beneficial ownership or control of 50% or more on a fully diluted basis of the voting in the Equity Interests of the Issuer; or

(c) the Issuer shall cease to directly or indirectly own, beneficially and of record (other than director’s qualifying shares of investments by foreign nationals to the extent mandated by applicable Laws), the issued and outstanding Equity Interests of each Subsidiary of the Issuer, except as permitted under Section 9.04; or

(d) the Issuer shall cease to directly or indirectly own, beneficially and of record, the issued and outstanding Equity Interests of Terran Orbital Operating Corporation; or

(e) any “change of control” or similar event (however denominated) shall occur under the FP Note Purchase Agreement, the LM/BP Note Purchase Agreement, any indenture or any other agreement with respect to Material Indebtedness of any Note Party or any of its Subsidiaries.

“Fundamental Change Notice” has the meaning set forth in Section 8.03(h).

“Fundamental Change Repurchase Date” has the meaning specified in Section 2.08(b).

“Fundamental Change Repurchase Price” has the meaning specified in Section 2.08(b).

“Fundamental Change Repurchase Right” has the meaning specified in Section 2.08(b).

“Funded Indebtedness” means, as of any date, all Indebtedness of such Person of the types described in clauses (a) through (c), (e), (f) and (k) and, solely with respect to letters of credit, bankers’ acceptances and similar instruments that have been drawn but not yet reimbursed, clause (d) of the definition of “Indebtedness”, to the extent reflected as a liability on the balance sheet of such Person in accordance with GAAP; provided that Funded Indebtedness shall be deemed not to include the Staton Payment Obligations, the Convertible Notes, the LM/NP Notes or the FP Notes (including, with respect to the Convertible Notes, the LM/BP Notes and the FP Notes, any interest paid-in-kind in respect thereof).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Government Contract” means each contract between the Issuer or any of its Subsidiaries and any governmental entity and each Bid with respect to Government Contracts.

“Government Subcontract” means each contract between the Issuer or any of its Subsidiaries and any prime contractor or upper-tier subcontractor relating to a contract between such Person and any governmental entity, and each Bid with respect to Government Subcontracts.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means (a) each Subsidiary of the Issuer identified as a “Guarantor” on the signature pages hereto and (b) each other Person that joins as a Guarantor pursuant to Section 8.12 (and “Guarantor” shall mean, as the context may require, each of them individually), together with their successors and permitted assigns. As of the Closing Date, the Guarantors are Terran Orbital Operating Corporation, Tyvak Nano-Satellite Systems, Inc. and PredaSAR Corporation.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Secured Parties pursuant to Article V.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations, whether current or long-term, for borrowed money (including the Obligations) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all purchase money Indebtedness;

(c) the principal portion of all obligations under conditional sale or other title retention agreements relating to property purchased by such Person or any Subsidiary thereof (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(d) all obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(e) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, to the extent such obligation (i) has not been delinquent for more than 180 days after its due date or (ii) is being contested in good faith by appropriate proceedings diligently conducted), including, without limitation, any Earn Out Obligations that have become a liability on the balance sheet in accordance with GAAP;

(f) the Attributable Indebtedness of Capital Leases, Securitization Transactions and Synthetic Leases;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Capital Stock in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed;

(i) the Swap Termination Value of any Swap Contract;

(j) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) and (i) above of any other Person; and

(k) all Indebtedness of the types referred to in clauses (a) through (j) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person or a Subsidiary thereof is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person or such Subsidiary;

provided that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) prepaid or deferred revenue arising in the ordinary course of business, (2) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset (excluding, for the avoidance of doubt, Earn Out Obligations), (3) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, or (4) asset retirement obligations and obligations in respect of workers’ compensation (including pensions and retiree medical care) that are not overdue by more than sixty (60) days.

For purposes hereof, the amount of any direct obligation arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments shall be the maximum amount available to be drawn thereunder.

“Indemnitee” has the meaning specified in Section 12.04(b).

“Information” has the meaning specified in Section 12.07.

“Intellectual Property” means all right, title and interests throughout the world in and to: (i) all rights relating to the protection of inventions, including patents and patent applications; (ii) works of authorship, copyrightable works, registered and unregistered copyrights, authors’ rights, moral rights, and registrations and applications for registration thereof; (iii) all rights in registered and unregistered trademarks, service marks, trade names, corporate names, logos, trade dress, designs, packaging, domain names, and registrations and applications for registration thereof (“Trademarks”), together with all goodwill associated with any of the foregoing; (iv) mask works and registrations and applications for registration thereof; (v) computer software, including source code, object code, firmware, algorithms and databases; (vi) trade secrets, know-how and proprietary information, including, without limitation, technical data, customer lists, formulae, methods, processes, research and development information, inventions, discoveries, designs, drawings, databases, specifications, and all derivatives and improvements thereof; (vii) all actions and rights to sue at law or in equity for past, present or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom; (viii) all rights to obtain renewals, reissues, reexaminations, continuations, continuations-in-part, divisions or other extensions of legal protections pertaining thereto; and (ix) any right, in any jurisdiction, analogous to those set forth herein.

“Intellectual Property Licenses” has the meaning specified in Section 7.17(c).

“Interest Payment Date” has the meaning specified in Section 2.09(c).

“Interim Financial Statements” means the unaudited consolidated financial statements of the Issuer and its Subsidiaries for the fiscal quarters ended March 31, 2022 and June 30, 2022, including balance sheets and statements of income or operations, shareholders’ equity and cash flows.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986.

“Internal Revenue Service” means the United States Internal Revenue Service.

“Initial Annual Meeting” has the meaning specified in Section 8.23.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investor Rights Agreement” means that certain investor rights agreement, dated as October 28, 2021, as amended, by and among the Issuer and the other parties thereto.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Note Party or any of their Subsidiaries.

“IP Security Agreement” means notices of grant of security interest in the form required by the Security Agreement executed and delivered by a Note Party.

“Issuer” has the meaning assigned to such term in the preamble hereto.

“Issuer Certifications” has the meaning specified in Section 7.15(b).

“Issuer Covered Person” means, with respect to the Issuer as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

“Issuer SEC Documents” has the meaning specified in Section 7.15(b).

“Jefferies” has the meaning specified in Section 12.23.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit E executed and delivered by a Subsidiary in accordance with the provisions of Section 8.12.

“Junior Debt Restricted Payment” has the meaning specified in Section 9.11.

“Key Employee” means any executive-level employee (including, division director and vice president-level positions) as well as any employee who, either alone or in concert with others, develops, invents, programs, or designs any material Note Party Intellectual Property.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, binding guidelines, regulations, ordinances, codes and binding administrative or judicial precedents or authorities, including any binding interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“LM/BP Notes” means the $56,256,675 aggregate original principal amount of senior secured notes due 2026 issued pursuant to the LM/BP Note Purchase Agreement.

“LM/BP Note Documents” means the LM/BP Note Purchase Agreement and all other Note Documents (as such term is defined in the LM/BP Note Purchase Agreement), in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“LM/BP Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of March 8, 2021, by and among the Issuer, the other Note Parties, Lockheed Martin, as authorized representative, and Lockheed Martin, BPC Lending II, LLC and the other purchasers from time to time party thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Lockheed Martin” means Lockheed Martin Corporation, a Maryland corporation.

“Market Disruption Event” means the occurrence or existence for more than one half hour period in the aggregate on any scheduled Trading Day for the Common Stock (or Reference Property, to the extent applicable) of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the applicable exchange or otherwise) in the Common Stock (or Reference Property, to the extent applicable) or in any options, contracts or future contracts relating to the Common Stock (or Reference Property, to the extent applicable), and such suspension or limitation occurs or exists at any time before 4:00 p.m. (New York City time) on such day.

“Market Price Premium Transaction” means any transaction whereby the Issuer issues Equity Securities at a price per Share of Common Stock (including, for the avoidance of doubt, Equity Interests issued in connection with a registered public offering, including any “at-the-market” offering, a private investment in public equity offering or a bona fide marketed offering pursuant to Rule 144A and/or Regulation S promulgated under the Securities Act) on an as-converted basis (assuming the conversion or exercise of any such Equity Securities into Shares of Common Stock in accordance with their terms) that is equal to or greater than a twenty percent (20%) premium to the then-current Conversion Price of the Convertible Note as determined pursuant to Section 2.11(f) (as if any Purchaser were to convert any portion of the Convertible Note into Shares of Common Stock in accordance with the provisions thereof immediately prior to the consummation of such transaction).

“Master Agreement” has the meaning specified in the definition of Swap Contract.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, properties, liabilities (actual or contingent), or condition (financial or otherwise) of the Note Parties and their Subsidiaries taken as a whole, (b) a material impairment of the rights and remedies of the Collateral Agent or any Purchaser under any Note Document to which it is a party or a material impairment in the perfection, value or priority of the Collateral Agent’s security interests in the Collateral, (c) a material impairment of the ability of the Note Parties, taken as a whole, to perform their obligations under any Note Document to which it is a party, or (d) a material adverse effect upon the legality, validity, binding effect or enforceability against any Note Party of any Note Document to which it is a party.

“Material Contracts” means (i) those agreements listed on Schedule 7.24(a), (ii) after the Closing Date, any contract, agreement, license or other Contractual Obligation that, at any time of determination, is anticipated to contribute more than $5,000,000 of revenue on an annual basis or require payment of more than $5,000,000 in any year and (iii) any other agreements, instruments, license or other Contractual Obligation to which any Note Party or any Subsidiary is a party, and the breach, nonperformance or cancellation of which, or the failure of which to renew, could reasonably be expected to have a Material Adverse Effect. The Strategic Cooperation Agreement shall not constitute a “Material Contract”.

“Material Indebtedness” means Indebtedness having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount.

“Maturity Date” means (a) October 31, 2027, or (b) if earlier, such earlier date on which the Convertible Notes are accelerated in whole pursuant to Section 10.02 hereof; provided, that, if such date is not a Business Day, the Maturity Date shall be the first Business Day immediately succeeding such date.

“Maximum Rate” has the meaning specified in Section 12.09.

“Merger Event” has the meaning specified in Section 2.11(k).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means the mortgages, deeds of trust or deeds to secure debt that purport to grant to the Collateral Agent, for the benefit of the Purchasers, a security interest in the fee interest of any Note Party in real property located in the U.S. (other than Excluded Property).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Issuer or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Pension Plan which has two or more contributing sponsors (including the Issuer or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Non-U.S. Subsidiary” means any Subsidiary that is not a U.S. Subsidiary.

“Non-Party Affiliates” has the meaning specified in Section 12.23.

“Note Documents” means this Agreement, the Investor Rights Agreement, each Convertible Note, the Investor Rights Agreement, each Joinder Agreement, the Collateral Documents and the First Lien/Second Lien Intercreditor Agreement. For the avoidance of doubt, the Warrants shall not constitute “Note Documents.”

“Note Parties” means, collectively, the Issuer and each Guarantor.

“Note Party Intellectual Property” means all Intellectual Property (including Registered Intellectual Property) owned, controlled, used or held for use by any Note Party or Subsidiary in connection with the operation of the business of the Note Parties and their Subsidiaries as now conducted and as currently proposed to be conducted.

“Notice Date” has the meaning specified in Section 8.20(b).

“NYSE” means the New York Stock Exchange.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Note Party arising under any Note Document or otherwise with respect to any Convertible Note (including any PIK Interest) and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Note Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. For the avoidance of doubt, the obligations, covenants and duties of the Issuer with respect to any Warrant shall not constitute “Obligations.”

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws, (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization, including in each case of the foregoing the equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction, and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Participation Notice” has the meaning specified in Section 8.20(b).

“Participation Portion” has the meaning specified in Section 8.20(a).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Funding Rules” means the rules of the Internal Revenue Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in Section 412, 430, 431, 432 and 436 of the Internal Revenue Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Issuer or any ERISA Affiliate and that is either covered by Title IV of ERISA or is subject to minimum funding standards under Section 412 of the Internal Revenue Code.

“Perfection and Due Diligence Certificate” means that certain Perfection and Due Diligence Certificate dated as of the Closing Date and executed by the Note Parties and certified to the Secured Parties, as amended or modified from time to time in accordance with the terms hereof.

“Permitted Acquisition” means any acquisition by the Issuer or any Subsidiary, whether by purchase, merger, amalgamating, consolidation or otherwise, of all or substantially all of the assets of, or any business line, unit or division of, any Person or of a majority of the outstanding Equity Interests of any Person, and all Investments undertaken to consummate such acquisition transaction; provided that:

(a) such acquisition is not a hostile or contested acquisition;

(b) such assets, business line, unit, division or Person, as applicable shall be in a business permitted by Section 9.07 hereof;

(c) after giving pro forma effect to such Acquisition, the Issuer shall be in compliance with the financial covenants set forth in Section 9.17 as of the last day of the most recently ended fiscal quarter as if such transaction had occurred on such day;

(d) (1) such Person becomes a Subsidiary; or (2) such Person, assets, line of business, unit or division, in each case, in one transaction or a series of related transactions, is merged, consolidated, or amalgamated with or into, or transfers or conveys substantially all of its assets to (or is acquired by) or is liquidated into a Subsidiary;

(e) the total consideration, including maximum potential total amount of all deferred payment obligations (including earn-outs and consideration paid in Qualified Capital Stock of the Issuer) and Indebtedness permitted by Section 9.03 assumed or incurred for all Permitted Acquisitions during the term of this Agreement shall not exceed $50,000,000 (the “Permitted Acquisition Cap”); provided that the total consideration paid in cash or Indebtedness assumed for all such Permitted Acquisitions during the term of this Agreement shall not exceed $25,000,000; provided further, that no Equity Interests constituting all or a portion of such acquisition consideration shall require any payments or other distributions of cash or property in respect thereof, or any purchases, redemptions or other acquisitions thereof for cash or property, in each case prior to the 91st day following the date that all Obligations (other than contingent indemnification obligations for which no claim has been asserted) have been paid in full;

(f) all actions required to be taken with respect to any such newly created or acquired Person or assets, in each case as applicable in order to satisfy the requirements of Sections 8.12 and 8.14, to the extent required, shall have been taken (or arrangements for the taking of such actions after the consummation of the Permitted Acquisition shall have been made);

(g) the aggregate amount of Investments made by Note Parties in Persons that do not become (or that are not amalgamated, merged or consolidated with or into, or substantially all of the assets or assets constituting a business unit, a line of business or a division of which are not transferred or conveyed to, or are not liquidated into) Note Parties pursuant to Permitted Acquisitions shall not exceed $5,000,000;

(h) no Default or Event of Default shall have occurred and be continuing or would result from the execution of such agreement and the consummation of such acquisition;

(i) at least five Business Days prior to the proposed date of the consummation of such acquisition (or such shorter period as is acceptable to the Required Purchasers in their discretion), the Issuer shall have delivered to the Purchasers a certificate of a Responsible Officer of the Issuer certifying that such acquisition complies with this definition (which certificate shall have attached thereto reasonably detailed backup data and calculations demonstrating such compliance);

(j) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable Requirements of Law; and

(k) no Note Party or any of its Subsidiaries shall, in connection with any such transaction, assume or remain liable with respect to any Indebtedness or contingent obligation (including any material tax or ERISA liability) of the related seller or the assets, business line, unit, division or Person acquired, except to the extent permitted to be incurred under Section 9.03.

“Permitted Acquisition Cap” has the meaning specified in the definition of Permitted Acquisition.

“Permitted Liens” means, at any time, Liens in respect of property of any Note Party or any of its Subsidiaries permitted to exist at such time pursuant to the terms of Section 9.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Personal Information” has the meaning specified in Section 7.25(b).

“PIK Election” has the meaning specified in Section 2.09(c).

“PIK Interest” means, as of any date of determination, the interest that has been paid in kind and added to the principal balance of the Convertible Notes in accordance with Section 2.09(c) on or prior to such date of determination.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of the Issuer or any of its Subsidiaries or any such Plan to which the Issuer or any of its Subsidiaries is required to contribute on behalf of any of its employees or otherwise has any liability.

“Pledge Agreement” means the pledge agreement dated as of the Closing Date executed in favor of the Collateral Agent, for the benefit of the Secured Parties, by each of the Note Parties, as amended or modified from time to time in accordance with the terms hereof.

“Prepayment Current Market Price” means, as of any date when it is required to be determined hereunder, for each Share of Common Stock, the arithmetic average of the VWAP per Share of Common Stock for each of the ten (10) consecutive full Trading Days ending on the Trading Day before such date, appropriately adjusted to take into account the occurrence during such period of any event described in Section 2.11(f).

“Prepayment Date” has the meaning specified in Section 2.07(a)(iv).

“Prepayment Notice” has the meaning specified in Section 2.07(a)(ii).

“Proposed Announcement Date” has the meaning specified in Section 8.20(a).

“Proposed Securities” has the meaning specified in Section 8.20(a).

“Purchaser” or “Purchasers” means each Person that has executed and delivered this Agreement as a “Purchaser” and any Person who becomes the registered owner of a Convertible Note in accordance with Section 12.06(e).

“Qualified Capital Stock” of any Person means any Equity Interests of such Person that are not Disqualified Capital Stock.

“Real Estate Security Documents” means with respect to the fee interest of any Note Party in any real property located in the U.S.:

(a) a fully executed and notarized Mortgage encumbering the fee interest of such Note Party in such real property;

(b) if requested by the Required Purchasers in their sole discretion, maps or plats of an as-built survey of the sites of such real property certified to the Collateral Agent and the title insurance company issuing the policies referred to in clause (c) of this definition in a manner reasonably satisfactory to each of the Collateral Agent, the Required Purchasers and such title insurance company, dated a date satisfactory to each of the Collateral Agent, the Required Purchasers and such title insurance company by an independent professional licensed land surveyor, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the National Society of Professional Surveyors, Inc. in 2016 with items 2, 3, 4, 6(b), 7(a), 7(b)(1), 7(c), 8, 9, 10, 11(a), 13, 14, 16,17, 18 and 19 on Table A thereof completed;

(c) ALTA mortgagee title insurance policies issued by a nationally recognized title insurance company selected by the Issuer and reasonably acceptable to the Required Purchasers with respect to such real property, insuring that the Mortgage covering such real property creates a valid and enforceable second priority (or, following the payment in full of the FP Notes and the LM/BP Notes, first priority) mortgage lien on such real property, free and clear of all defects and encumbrances except Permitted Liens, which title insurance policies shall otherwise be in form and substance reasonably satisfactory to the Required Purchasers and shall include such customary endorsements as are reasonably requested by the Required Purchasers and are available in the applicable jurisdiction;

(d) evidence as to (i) whether such real property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) and (ii) if such real property contains improvements situated in a Flood Hazard Property, (A) whether the community in which such real property is located is participating in the National Flood Insurance Program, (B) the applicable Note Party’s written acknowledgment of receipt of written notification from the Required Purchasers (1) as to the fact that such real property is a Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (C) copies of insurance policies or certificates of insurance of the Issuer and its Subsidiaries (as applicable) evidencing flood insurance reasonably satisfactory to the Required Purchasers and naming the Collateral Agent and its successors and/or assigns as additional loss payee;

(e) if requested by the Required Purchasers in their sole discretion, a Phase I environmental assessment report, as to such real property, in form and substance and from professional firms reasonably acceptable to the Required Purchasers;

(f) if requested by the Required Purchasers in their sole discretion, evidence reasonably satisfactory to the Required Purchasers that such real property, and the uses of such real property, are in compliance in all material respects with all applicable zoning laws (the evidence submitted as to which should include the zoning designation made for such real property, the permitted uses of such real property under such zoning designation and, if available, zoning requirements as to parking, lot size, ingress, egress and building setbacks); and

(g) if requested by the Required Purchasers in their sole discretion, a customary opinion of legal counsel to the Note Party granting the Mortgage on such real property, addressed to the Collateral Agent and each Purchaser, in form and substance reasonably acceptable to the Required Purchasers.

“Recipient” means any Purchaser and any other recipient of any payment by or on account of any obligation of any Note Party under any Note Document.

“Reference Property” has the meaning set forth in Section 2.11(k).

“Registered Intellectual Property” has the meaning specified in Section 7.17(b).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, sub-advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Repurchase Notice” has the meaning specified in Section 2.08(b)(ii).

“Required Purchasers” means, as of any date, the Purchasers holding a majority of the aggregate principal amount of the Convertible Notes outstanding on such date; provided, that any Convertible Notes held by the Issuer or any of its Subsidiaries shall be excluded.

“Requirement of Law” shall mean, as to any Person, such Person’s Organization Documents, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief operating officer, chief legal officer, general counsel, treasurer, assistant treasurer, secretary, executive chairman or vice president of finance of a Note Party and, solely for purposes of the delivery of certificates pursuant to Sections 6.01(h) or 8.12(b), the secretary or any assistant secretary of a Note Party. Any document delivered hereunder that is signed by a Responsible Officer of a Note Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Note Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Note Party.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of any Note Party or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of any Note Party or any of its Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of any Note Party or any of its Subsidiaries, now or hereafter outstanding, and (d) any payment made in respect of management, consulting, transaction or similar advisory fees to or for the account of any holder (or any Affiliate of any holder) of the Equity Interests of any Note Party or any of its Subsidiaries other than customary consulting fees paid to any consultant of any Note Party or any of its Subsidiaries that holds no more than 5% of the Equity Interests of the Issuer.

“S&P” means Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Sale and Leaseback Transaction” means, with respect to any Note Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby the Note Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanction(s)” means any sanction administered or enforced by the United States government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority of the United States, United Nations, European Union or United Kingdom.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means (a) each Purchaser, (b) the Collateral Agent and (c) the permitted successors and assigns of each of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.

“Security Agreement” means the security agreement dated as of the Closing Date executed in favor of the Collateral Agent, for the benefit of the Secured Parties, by each of the Note Parties, as amended or modified from time to time in accordance with the terms thereof.

“Shares” means shares of the Issuer’s Common Stock.

“Share Settlement Value” means the product of (i) the number of Shares of Common Stock a Purchaser would be entitled to receive if the principal amount of Convertible Notes proposed to be repaid on the applicable repayment date or converted on the applicable Conversion Date were converted into

Shares of Common Stock on such date in accordance with Section 2.11 hereof and (ii) the Prepayment Current Market Price determined as of the date of the applicable Conversion Notice delivered by a Purchaser to the Issuer pursuant to Section 2.11(b) hereof which gives rise to the election of the Issuer to pay the Share Settlement Value.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Staton” means Staton Orbital Family Limited Partnership and its Affiliates.

“Staton Cash Obligations” has the meaning specified in Section 9.11.

“Staton Payment Obligations” has the meaning specified in Section 9.11.

“Staton Subordination Agreement” has the meaning specified in Section 9.06(i).

“Staton Subscription Agreement” means the Subscription Agreement dated as of October 28, 2021 between Staton and the Issuer.

“Strategic Cooperation Agreement” means the 2022 Strategic Cooperation Agreement, dated as of the Closing Date, among the Issuer, Lockheed Martin and the other parties thereto.

“Subject Securities” has the meaning specified in Section 9.19(a)(i).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer, to a Subsidiary or Subsidiaries of the Issuer.

“Surrender Date” has the meaning specified in Section 2.11(c).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Purchaser or any Affiliate of a Purchaser).

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

“Taxes” has the meaning set forth in Section 4.01(c).

“Test Period” shall mean, as of any date of determination, the period of four consecutive fiscal quarters of the Issuer (taken as one accounting period) (i) most recently ended on or prior to such date for which financial statements have been or are required to be delivered in accordance with Section 8.01 or (ii) in the case of any calculation pursuant to Section 9.17(b), ended on the last date of the fiscal quarter in question.

“Third Party” means any entity other than the Issuer, any Subsidiary thereof or any Affiliate thereof.

“Threshold Amount” means $10,000,000.

“Trademarks” has the meaning specified in the definition of Intellectual Property.

“Trading Day” means any day on which (i) there is no Market Disruption Event and (ii) the NYSE or, if the Common Stock is not listed on the NYSE, the principal national securities exchange on which the Common Stock is listed, is open for trading or, if the Common Stock is not so listed, admitted for trading or quoted, any Business Day. A Trading Day only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

“Transaction Expenses” shall mean any fees, costs, or expenses incurred, paid or payable by the Issuer or any of their respective Affiliates in connection with the Transactions, this Agreement and the other Note Documents and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, the transactions constituting or contemplated by this Agreement and the other Note Documents and any prepayment, repayment, repurchase, prepayment,

conversion or defeasance of Indebtedness of the Issuer in connection therewith and any other transactions (including any amendment or consent under the FP Note Purchase Agreement and the LM/BP Note Purchase Agreement) in connection with the foregoing (including in connection with the payment of the fees, costs and expenses incurred in connection with any of the foregoing (including the Transaction Expenses)).

“Treasury Regulations” means the regulations, including temporary regulations, promulgated by the United States Treasury Department under the Internal Revenue Code, as such regulations may be amended from time to time (including the corresponding provisions of any future regulations).

“Trigger Event” has the meaning specified in Section 2.11(l).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect in the State of New York; provided, that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof or of the other Note Documents relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” mean the United States of America.

“U.S. Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“VWAP” per share of Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Issuer) page “LLAP <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of Common Stock on such Trading Day determined, using a volume-weighted average method, by an independent financial advisor retained by the Issuer for such purpose).

“Warrant” or “Warrants” have the meanings specified in Section 3.01.

“WC Intercreditor Agreement” has the meaning specified in Section 9.01(q).

“Wholly-Owned Subsidiary” means any Person 100% of whose Equity Interests are at the time owned by the Issuer directly or indirectly through other Persons 100% of whose Equity Interests are at the time owned, directly or indirectly, by the Issuer.

“Withholding Agent” means any Note Party, and any other Person required by applicable Law to withhold or deduct amounts from a payment made by or on account of any obligation of any Note Party under any Note Document.

“Working Capital Facility” has the meaning specified in Section 9.03(g).

“Working Capital Facility Lender” has the meaning specified in Section 9.01(q).

“Working Capital Priority Collateral” has the meaning specified in Section 9.01(q).

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02 Other Interpretive Provisions.

With reference to this Agreement and each other Note Document, unless otherwise specified herein or in such other Note Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Note Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions set forth herein or in any other Note Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein,” “hereof” and “hereunder,” and words of similar import when used in any Note Document, shall be construed to refer to such Note Document in its entirety and not to any particular provision thereof, (iv) all references in an Note Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Note Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal property and tangible and intangible assets and properties, including cash, securities, accounts, contract rights and Intellectual Property.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Note Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Note Document.

(d) Any reference herein to a merger, transfer, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03 Accounting Terms.

(a) Generally. Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements delivered in accordance with Section 8.01, except as otherwise specifically prescribed herein; provided, however, that, calculations of Attributable Indebtedness under any Synthetic Lease or the implied interest component of any Synthetic Lease shall be made by the Issuer in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease. Notwithstanding the foregoing, for purposes of determining compliance with any covenant contained herein, Indebtedness of the Issuer and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20, on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial requirement set forth in any Note Document, and either the Issuer or the Required Purchasers shall so request, the Purchasers and Issuer shall negotiate in good faith to amend such requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Purchasers); provided, that, until so amended, (i) such requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Issuer shall provide to the Purchasers financial statements and other documents required under this Agreement or as requested hereunder setting forth a reconciliation between calculations of such requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained in this Agreement, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any change to GAAP occurring before or after the Closing Date as a result of ASU 2016-02, Leases (Topic 842) issued by the Financial Accounting Standards Board or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) was not required to be so treated under GAAP as in effect prior to such change.

(c) Consolidation of Variable Interest Rate Entities. All references herein to consolidated financial statements of the Issuer and its Subsidiaries or to the determination of any amount for the Issuer and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Issuer is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity was a Subsidiary as defined herein.

1.04 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to United States Eastern time (daylight or standard, as applicable).

Article II
CONVERTIBLE NOTES

2.01 Authorization and Issuance of Convertible Notes. The Issuer has duly authorized the issuance, sale and delivery of its Senior Secured Convertible Notes due 2027 in the aggregate principal amount of $100,000,000, to be dated the Closing Date, to mature on the Maturity Date, and to be substantially in the form of Exhibit A hereto (all such notes originally issued pursuant to this Section 2.01, or delivered in substitution or exchange for any thereof, being collectively called the “Convertible Notes” and individually an “Convertible Note”). Notwithstanding anything to the contrary set forth herein, the Convertible Notes will, upon the occurrence of the Closing Date, be immediately separable and transferable.

2.02 [Reserved].

2.03 Issuance and Sale of Convertible Notes. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, the Issuer will issue and sell the Convertible Notes to each of the Purchasers, severally and not jointly, and each of the Purchasers, severally and not jointly, shall purchase from the Issuer the Convertible Notes to be purchased by each of them, in each case in amounts equal, with respect to each Purchaser, to the respective amounts set forth opposite such Purchaser’s name on Schedule I attached hereto, and in each case for the purchase price set forth opposite such Purchaser’s name on Schedule I attached hereto.

2.04 Convertible Notes. The Convertible Notes issued pursuant hereto shall evidence the principal amounts of all Convertible Notes sold hereunder, and the date and principal amount of each purchase and the sale of the Convertible Notes to the Purchasers by the Issuer, as well as each payment or prepayment made on account of the principal thereof, and each addition of an interest amount to the principal balance thereof upon a PIK Election, and, in each case, the resulting aggregate unpaid principal balance thereof, shall be recorded by the Issuer on its books; provided, that failure by the Issuer to make any such recordation shall not affect the obligations of the Issuer hereunder or under any Convertible Note. Each such recordation by the Issuer shall be conclusive and binding for all purposes in the absence of manifest error.

2.05 Closing Date. The sale and delivery of the Convertible Notes to be issued pursuant to Section 2.01 shall take place remotely via the electronic exchange of documents and signatures on the Closing Date (or such other time and place as the parties shall agree). On the Closing Date, subject to satisfaction of the conditions set forth herein, the Issuer will deliver to each Purchaser a Convertible Note or Convertible Notes registered in such Purchaser’s name or in the name of its nominee, such Convertible Notes to be duly executed and dated the Closing Date, in the aggregate principal amount of the Convertible

Notes allocated to such Purchaser as set forth opposite such Purchaser’s name on Schedule I attached hereto, such Convertible Notes to be in such denominations as such Purchaser may specify by two Business Days’ prior written notice to the Issuer (or, in the absence of such notice, one Convertible Note registered in such Purchaser’s name in such aggregate principal amount), against such Purchaser’s delivery to the Issuer of immediately available funds in the amount of such Purchaser’s portion of the aggregate purchase price of the Convertible Notes so purchased.

2.06 [Reserved].

2.07 Prepayments/Commitment Reductions.

(a) Voluntary Prepayments. Subject to Section 8.11 of each of the LM/BP Note Purchase Agreement and the FP Note Purchase Agreement:

(i) Except as provided in Section 2.07(a)(iii) below, the Issuer may not voluntarily prepay, in whole or in part, the Convertible Notes prior to May 1, 2024, unless approved in writing by Lockheed Martin.

(ii) From and after May 1, 2024, so long as (x) unless the proposed prepayment would result in a repayment in full of the Convertible Notes, no Event of Default has occurred and is continuing, and (y) the Equity Issuance Conditions are satisfied as of the Prepayment Date, the Issuer may voluntarily prepay the Convertible Notes, in whole or in part, in cash at a price equal to 100% of the then applicable principal amount thereof plus accrued and unpaid interest to, but not including, the Prepayment Date; provided, that (A) written notice (a “Prepayment Notice”) specifying such voluntary prepayment must be delivered by the Issuer and received by the Purchasers not later than 11:00 a.m. on the date that is not less than twenty (20) Business Days prior to the Prepayment Date, and (B) any such prepayment shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); provided, further that any Prepayment Notice may be conditioned upon the happening or occurrence of a specified event, and thereafter revoked in the event that such specified event does not occur.

(iii) Notwithstanding the foregoing, upon the occurrence of a Fundamental Change, so long as the Equity Issuance Conditions are satisfied as of the Prepayment Date, the Issuer may, upon delivery of a Prepayment Notice to the Purchasers, voluntarily prepay the Convertible Notes, in whole but not in part, in cash at a price equal to 100% of the then applicable principal amount thereof plus accrued and unpaid interest to, but not including, the Prepayment Date; provided, that, any Prepayment Notice must be received by the Purchasers (x) not more than thirty (30) days after the occurrence of the Fundamental Change and (y) not later than 11:00 a.m. on the date that is not less than twenty (20) Business Days and not more than sixty (60) days prior to the Prepayment Date. For the avoidance of doubt, notice can be given before the occurrence of a Fundamental Change and can be conditioned upon the occurrence of Fundamental Change.

(iv) Each Prepayment Notice delivered pursuant to clauses (ii) and (iii) above shall specify the date and amount of such prepayment (the “Prepayment Date”) and, in the case of a prepayment pursuant to clause (ii), the principal amount of Convertible Notes proposed to be prepaid. Subject to compliance with the conditions set forth in clauses (ii) and (iii) above, as applicable, the Issuer shall make such prepayment and the payment amount specified in the Prepayment Notice shall be due and payable on the Prepayment Date (subject to the satisfaction or waiver of such conditions regarding the prepayment of indebtedness or the consummation of a specified transaction, in each case, to the extent specified in the Prepayment Notice). Except as provided in clause (v) below, any prepayment pursuant to this Section 2.07(a) shall be accompanied by (x) all accrued interest on the principal amount of the Convertible Notes prepaid and (y) all fees, costs, expenses, indemnities and other amounts due and payable hereunder at the time of prepayment. Each such prepayment shall be applied first to all costs, expenses, indemnities and other amounts due and payable hereunder, then to payment of default interest, if any, then to payment of accrued interest and thereafter to the payment of principal. Each such prepayment shall be applied to the Convertible Notes of the Purchasers in accordance with their respective pro rata share in respect of each of the Convertible Notes.

(v) If, as of any proposed Prepayment Date, the Equity Issuance Conditions cannot be or are not satisfied, the Issuer may, at its election and upon notice to the Purchasers in accordance with Section 12.02 hereof, (1) rescind the applicable Prepayment Notice, (2) delay the proposed Prepayment Date until such date as the Equity Issuance Conditions are satisfied (provided, that, without the consent of the Purchasers, such delay may not exceed 90 days from the originally proposed Prepayment Date), including for the purpose of making or allowing the Issuer and/or the Purchasers to make any Antitrust Filings and to observe any waiting periods that may be required with respect thereto or (3) prepay the Convertible Notes at a price equal to the Share Settlement Value; provided, that, if the Equity Issuance Conditions cannot be or are not satisfied on the date that is 91 days after the originally proposed Prepayment Date solely as a result of any consents or approvals under any Antitrust Laws that have not been obtained, then the Issuer must (x) rescind the applicable Prepayment Notice or (y) prepay the Convertible Notes at a price equal to 85% of the Share Settlement Value.

(vi) In the event that the Issuer elects to voluntarily prepay all or any portion of a Purchaser’s Convertible Notes pursuant to this Section 2.07(a), such Purchaser shall have the right to convert all or any portion of its Convertible Notes in accordance with the terms of Section 2.11 at any time prior to the close of business on the Business Day immediately preceding the related Prepayment Date, after which time such right to convert will expire.

(b) [Reserved].

(c) Termination or Material Breach of Strategic Cooperation Agreement. In the event of (a) a termination of the Strategic Cooperation Agreement other than by the Issuer due to an uncured breach by Lockheed Martin or (b) a breach in any material respect by the Issuer of the Strategic Cooperation Agreement (it being understood that, among other things, any breach of Sections 2.2, 2.6 or 15 of the Strategic Cooperation Agreement shall constitute a material breach) that is not cured (to the extent capable of being cured) within 90 days after the earlier to occur of (x) knowledge of such breach by the Issuer or (y) written notice thereof to the Issuer from Lockheed Martin, so long as Lockheed Martin or any of its Affiliates holds any portion of the Convertible Notes, the Issuer shall, unless otherwise directed by Lockheed Martin, immediately prepay all of the Convertible Notes together with all accrued and unpaid interest thereon plus all other Obligations (it being understood and agreed that the payment pursuant to this clause (c) shall be in addition to, but without duplication of, any other right and remedy that any Secured Party has under the Note Documents (which, for the avoidance of doubt, shall not include the rights and remedies under the Strategic Cooperation Agreement, the exercise of which are governed by the Strategic Cooperation Agreement) as a result of an Event of Default arising from the occurrence of any such event). In connection with any prepayment pursuant to this Section 2.07(c), the Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with such prepayment.

2.08 Repayment of Notes.

(a) The Issuer shall repay the outstanding principal amount of the Convertible Notes, together with all accrued and unpaid interest and all other Obligations, on the Maturity Date. Convertible Notes repaid or prepaid may not be reborrowed.

(b) (i) If a Fundamental Change occurs, each Purchaser shall have the right (the “Fundamental Change Repurchase Right”) at such Purchaser’s option, to require the Issuer to repurchase all or a part (in integral multiples of $1,000 in principal amount) of such Purchaser’s Convertible Notes on a date selected by the Purchaser (the “Fundamental Change Repurchase Date”), which shall be no later than sixty (60) days, and no earlier than twenty (20) days, after the date the Fundamental Change Notice is mailed in accordance with Section 8.03(h), at a price, payable in cash, equal to 100% of the principal amount of the Convertible Notes (or portions thereof) to be so repurchased, plus accrued and unpaid interest, if any, to, but excluding, the Fundamental Change Repurchase Date (the “Fundamental Change Repurchase Price”). On the Fundamental Change Repurchase Date, the Issuer shall repurchase the Convertible Notes specified in the Repurchase Notice (as defined below) and shall pay the Fundamental Change Repurchase Price.

(ii) To exercise its Fundamental Change Repurchase Right, each Purchaser shall deliver to the Issuer written notice in accordance with Section 12.02 stating its intention to exercise its Fundamental Change Repurchase Right and the Fundamental Change Repurchase Date and the principal amount of Convertible Notes to be repurchased (the “Repurchase Notice”).

(iii) Notwithstanding anything herein to the contrary, any Purchaser that has delivered a Repurchase Notice as contemplated by this Section 2.08(b) to the Issuer shall have the right to withdraw such Repurchase Notice by delivery, at any time prior to 5:00 p.m. on the Business Day immediately preceding the Fundamental Change Repurchase Date (or, if there shall be a Default in the payment of the Fundamental Change Repurchase Price, at any time during which such Default is continuing), of a written notice of withdrawal to the Issuer, which notice shall be delivered in accordance with Section 12.02.

2.09 Interest; Other Amounts.

(a) Pre-Default Rate. Subject to the provisions of subsection (b) below, the Convertible Notes shall bear interest on the outstanding principal amount thereof at a rate per annum of ten percent (10.00%).

(b) Default Rate. (i) (x) Upon the occurrence of and during the continuance of any Event of Default, all outstanding Obligations shall bear interest during the continuance of such Event of Default at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws and (ii) accrued and unpaid interest (including interest on past due interest) shall be due and payable in cash on demand.

(c) Interest Generally. Interest on the Convertible Notes shall be due and payable on May 15th, August 15th, November 15th and February 15th of each calendar year (or, if such date is not a Business Day, on the immediately succeeding Business Day) commencing on February 15th, 2023 (each such date an “Interest Payment Date”), on the Maturity Date and at such other times as may be specified herein; provided, that in lieu of making a payment in cash of all or any portion of the interest amount due on any Interest Payment Date, the Issuer may elect to pay such interest amount in kind (the “PIK Election”), in which case such unpaid interest amount shall be added to the principal balance of the Convertible Notes on such Interest Payment Date and, by such addition thereto, such interest amount shall be deemed to have been paid in full. The PIK Election shall be deemed to have been made automatically and without further action by the Issuer on any Interest Payment Date to the extent the Issuer does not pay the interest amount due on such date in cash. Notwithstanding the foregoing, the PIK Election shall not be available (i) on any Interest Payment Date that is the Maturity Date or (ii) at any time that an Event of Default shall have occurred and be continuing. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law. Notwithstanding anything herein to the contrary, any interest payment in cash shall be subject to (i) the Consolidated Interest Coverage Ratio (as defined in the FP Note Purchase Agreement) set forth in Section 8.11(g)(i) of the FP Note Purchase Agreement and (ii) the Consolidated Interest Coverage Ratio (as defined in the LM/BP Note Purchase Agreement) set forth in Section 8.11(g)(i) of the LM/BP Note Purchase Agreement.

2.10 Computation of Interest.

All computations of interest shall be made on the basis of a 365/366-day year and actual days elapsed. Interest shall accrue on the Convertible Notes for the day on which the Convertible Notes are issued, and shall not accrue on the Convertible Notes, or any portion thereof, for the day on which the Convertible Notes or such portion is paid or converted.

2.11 Conversion.

(a) Right of Purchasers to Convert. Subject to the provisions of Section 2.11(b), at any time and from time to time prior to the Maturity Date, each Purchaser shall have the right, at such Purchaser’s option, to convert all or any portion of the principal of, and any accrued but unpaid interest on, its Convertible Notes into the number of fully-paid and non-assessable Shares of the Issuer’s Common Stock on the date of conversion obtained by dividing (i) the outstanding principal amount of, and any accrued but unpaid interest on, such Purchaser’s Convertible Notes, by (ii) a conversion price (the “Conversion Price”) equal to $2.898. The Issuer shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of the Convertible Notes, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the Convertible Notes then outstanding. Any shares of Common Stock issued upon conversion of Convertible Notes (i) shall be duly authorized, validly issued and fully paid and non-assessable, (ii) shall rank pari passu with the other shares of Common Stock outstanding from time to time and (iii) shall be approved for listing on the NYSE (or any other national securities exchange on which the Common Stock is listed).

(b) Conversion Procedures. A Purchaser must do each of the following in order to convert its Convertible Notes pursuant to this Section 2.11:

(i) complete and manually sign the conversion notice (the “Conversion Notice”) to be provided by the Conversion Agent and substantially in the form of Schedule I to Exhibit A, and deliver such notice to the Conversion Agent, which, for the avoidance of doubt, once delivered, shall be irrevocable, except (A) during any waiting period with respect to Antitrust Filings that have been made or obtained in connection with such conversion or (B) as otherwise provided by this Agreement;

(ii) surrender the Convertible Notes to the Conversion Agent;

(iii) if required, furnish appropriate endorsements and transfer documents; and

(iv) if required, pay any stock transfer, documentary, stamp or similar taxes not payable by the Issuer pursuant to Section 2.11(e).

(c) Effect of Conversion. Each conversion shall be deemed to have been effected as to any Convertible Notes surrendered for conversion (the “Surrender Date”) at the close of business on the applicable Conversion Date (provided, however, that if the Issuer or the Purchaser has notified the other party that Antitrust Filings are required to be made in connection with any such conversion, the Conversion Date shall be deemed to be the business day after all such Antitrust Filings have been made or obtained and any waiting periods with respect thereto have expired, notwithstanding the Surrender Date; provided, further, however, that, without the consent of the Issuer, the Conversion Date may not be extended more than 90 days from the Surrender Date and if any Antitrust Filings have not been made or obtained within such 90 day (or shorter) period (as may be extended with the consent of the Issuer), the Conversion Notice shall be deemed to have been automatically rescinded) and the person in whose name the Shares of Common Stock shall be issuable upon such conversion (the “Conversion Shares”) shall become the holder of record of such shares as of the close of business on such Conversion Date. Prior to such time, a Purchaser receiving the Conversion Shares upon conversion shall not be entitled to any rights relating to such Shares, including, among other things, the right to vote and receive dividends and notices of shareholder meetings. On and after the close of business on the Conversion Date, in each case, with respect to a conversion of a Convertible Note pursuant hereto, all rights of the Purchaser of such Convertible Note shall terminate, other than the right to receive the consideration deliverable or payable upon conversion of such Convertible Note as provided herein. Except as provided in the Convertible Note or in this Section 2.11, no payment or adjustment will be made for accrued interest on a converted Convertible Note, and accrued interest, if any, will be deemed to be paid by the consideration paid to the Purchaser upon conversion. Such accrued interest, if any, shall be deemed to be paid in full rather than cancelled, extinguished or forfeited. The Issuer shall, as promptly as practical following the Conversion Date, (i) cause the Issuer’s transfer agent to credit the number of Conversion Shares to which the Holder is entitled pursuant to such exercise to a balance account with The Depository Trust Company, if such Conversion Shares are not subject to any securities legends and restrictions at such time, and otherwise to a balance account with the Issuer’s transfer agent, subject to any securities legends and restrictions then applicable, in the name of the Issuer or, at the Purchaser’s instruction set forth in the Conversion Notice, the Purchaser’s agent or designee (provided such Person must be an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act) or (ii) issue and deliver to the Purchaser or, at the Purchaser’s instruction set forth in the Conversion Notice, the Purchaser’s agent or designee (provided such Person must be an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act) a certificate or certificates (at the Purchaser’s instruction set forth in the Conversion Notice), sent by reputable overnight courier to the address as specified in the Conversion Notice and registered in the Issuer’s share register in the name of the Purchaser or its agent or designee (as indicated in the Conversion Notice), representing the number of Conversion Shares to which the Holder is entitled pursuant to such exercise.

(d) Cash in Lieu of Fractional Shares. No fractional Shares of Common Stock will be delivered to the Purchasers upon conversion. In lieu of fractional shares otherwise issuable, the Purchasers will be entitled to receive, at the Issuer’s sole discretion, either (i) an amount in cash equal to the fraction of a Share of Common Stock multiplied by the Closing Price of the Common Stock on the Trading Day immediately preceding the applicable Conversion Date or (ii) one additional whole Share of Common Stock.

(e) Taxes on Conversion. If a Purchaser converts its Convertible Notes, the Issuer shall pay any documentary, stamp or similar issue or transfer tax or duty due on the issue, if any, of Shares upon the conversion. However, such Purchaser shall pay any such tax or duty that is due because such Shares are issued in a name other than such Purchaser’s name. The Conversion Agent may refuse to deliver a certificate representing the Shares to be issued in a name other than such Purchaser’s name until the Conversion Agent receives a sum sufficient to pay any tax or duty which will be due because such shares are to be issued in a name other than such Purchaser’s name.

(f) Anti-Dilution Adjustments. The Conversion Price shall be subject to adjustment from time to time, without duplication, upon the occurrence of any of the following events. For purposes of this Section 2.11(f), “effective date” means the first date on which the Shares trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

(i) The issuance of Common Stock as a dividend or distribution to all or substantially all holders of Common Stock, or a subdivision or combination of Common Stock or a reclassification of Common Stock into a greater or lesser number of shares of Common Stock, in which event the Conversion Price shall be adjusted based on the following formula:

CP1 = CP0 x (OS0 / OS1)

CP0 = the Conversion Price in effect immediately prior to the close of business on (i) the record date for such dividend or distribution or (ii) the effective date of such subdivision, combination or reclassification.

CP1 = the new Conversion Price in effect immediately after the close of business on (i) the record date for such dividend or distribution or (ii) the effective date of such subdivision, combination or reclassification.

OS0 = the number of Shares of Common Stock outstanding immediately prior to the close of business on (i) the record date for such dividend or distribution or (ii) the effective date of such subdivision, combination or reclassification.

OS1 = the number of Shares of Common Stock that would be outstanding immediately after, and solely as a result of, the completion of such event.

Any adjustment made pursuant to this clause (i) shall be effective immediately prior to the open of business on the Trading Day immediately following the record date, in the case of a dividend or distribution, or the effective date, in the case of a subdivision, combination or reclassification. If any such event is announced or declared but does not occur, the Conversion Price shall be readjusted, effective as of the date on which the Board of Directors announces that such event shall not occur, to the Conversion Price that would then be in effect if such event had not been declared.

(ii) [Reserved]

(iii) The Issuer, by dividend or otherwise, distributes to all or substantially all holders of its Common Stock (other than cash in lieu of fractional shares), cash, shares of any class of capital stock, evidences of its indebtedness, assets, other property or securities, but excluding (A) dividends or distributions referred to in Section 2.11(f)(i), (B) rights, options or warrants distributed in connection with a stockholder rights plan referred to in Section 2.11(l), (C) Distribution Transactions as to which Section 2.11(f)(iv) shall apply or (D) options or warrants referred to in Section 2.11(f)(v) (any of such shares of capital stock, indebtedness, assets or property that are not so excluded are hereinafter called the (“Distributed Property”), in which event the Conversion Price shall be adjusted based on the following formula:

CP1 = CP0 x [(SP0 - FMV) / SP0]

CP0 = the Conversion Price in effect immediately prior to the close of business on the record date for such dividend or distribution.

CP1 = the new Conversion Price in effect immediately after the close of business on the record date for such dividend or distribution.

SP0 = the Current Market Price as of the record date for such dividend or distribution.

FMV = the fair market value of the portion of Distributed Property (or, with respect to dividends or distributions paid exclusively in cash, the amount in cash) distributed with respect to each outstanding Share of Common Stock on the record date for such dividend or distribution.

If any such event is declared but does not occur, the Conversion Price shall be readjusted, effective as of the date on which the Board of Directors announces that such event shall not occur, to the Conversion Price that would then be in effect if such event had not been declared.

(iv) The Issuer effects any transaction by which a Subsidiary of the Issuer ceases to be a Subsidiary of the Issuer by reason of the distribution of such Subsidiary’s equity securities to holders of Common Stock, whether by means of a spin-off, split-off, redemption, reclassification, exchange, stock dividend, share distribution, rights offering or similar transaction (each, a “Distribution Transaction”), in which event the Conversion Price in effect immediately prior to the close of business on the tenth (10th) full Trading Day immediately following, and including, the effective date of the Distribution Transaction shall be adjusted based on the following formula:

CP1 = CP0 x [MP0 / (FMV + MP0)]

CP = the Conversion Price in effect immediately prior to the close of business on the tenth (10th) full Trading Day immediately following, and including, the effective date of the Distribution Transaction.

CP1 = the new Conversion Price in effect immediately after the close of business on the tenth (10th) full Trading Day immediately following, and including, the effective date of the Distribution Transaction.

FMV = the arithmetic average of the volume-weighted average prices for a share of the capital stock or other interest distributed to holders of Common Stock on the principal United States securities exchange or automated quotation system on which such capital stock or other interest trades, as reported by Bloomberg, L.P. (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Issuer) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of such capital stock or other interest on such Trading Day determined, using a volume-weighted average method, by a nationally recognized investment banking firm (unaffiliated with the Issuer) retained by the Issuer for such purpose), for each of the ten (10) consecutive full Trading Days commencing with, and including, the effective date of the Distribution Transaction.

MP0 = the arithmetic average of the VWAP per Share of Common Stock for each of the ten (10) consecutive full Trading Days commencing with, and including, the effective date of the Distribution Transaction

Such adjustment shall occur on the tenth (10th) full Trading Day immediately following, and including, the effective date of the Distribution Transaction, and notwithstanding anything to the contrary herein, the Purchasers shall not be entitled to convert any Convertible Note prior to such tenth (10th) Trading Day.

(v) The Issuer, by dividend or otherwise, distributes to all or substantially all holders of Common Stock rights, options or warrants (other than rights, options or warrants distributed in connection with a stockholder rights plan (in which event the provisions of Section 2.11(l) shall apply)) entitling them to subscribe for or purchase Shares of Common Stock for a period expiring sixty (60) days or less from the date of issuance thereof, at a price per Share that is less than the Current Market Price as of the record date for such issuance, in which event the Conversion Price shall be decreased based on the following formula:

CP1 = CP0 x (OS0+Y) / [(OS0+X)]

CP0 = the Conversion Price in effect immediately prior to the close of business on the record date for such dividend, distribution or issuance.

CP1 = the new Conversion Price in effect immediately following the close of business on the record date for such dividend, distribution or issuance.

OS0 = the number of Shares of Common Stock outstanding immediately prior to the close of business on the record date for such dividend, distribution or issuance.

X = the total number of Shares of Common Stock issuable pursuant to such rights, options or warrants.

Y = the number of Shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the Current Market Price as of the record date for such dividend, distribution or issuance.

For purposes of this clause (v), in determining whether any rights, options or warrants entitle the Purchasers to subscribe for or purchase Shares at a price per Share that is less than the Current Market Price as of the record date for such dividend, distribution or issuance, there shall be taken into account any consideration the Issuer receives for such rights, options or warrants, and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be the fair market value thereof.

Any adjustment made pursuant to this clause (v) shall become effective immediately following the close of business on the record date for such dividend, distribution or issuance. In the event that such rights, options or warrants are not so issued, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights, options or warrants, to the Conversion Price that would then be in effect if such dividend, distribution or issuance had not been declared. To the extent that such rights, options or warrants are not exercised prior to their expiration or Shares of Common Stock are otherwise not delivered pursuant to such rights, options or warrants upon the exercise of such rights, options or warrants, the Conversion Price shall be readjusted to the Conversion Price that would then be in effect had the adjustments made upon the dividend, distribution or issuance of such rights, options or warrants been made on the basis of the delivery of only the number of Shares of Common Stock actually delivered.

(g) Calculation of Adjustments. All adjustments to the Conversion Price shall be calculated by the Issuer to the nearest 1/10th of a cent and all conversions based thereon shall be calculated by the Issuer to the nearest 1/10,000th of one Share of Common Stock (or if there is not a nearest 1/10,000th of a Share, to the next lower 1/10,000th of a Share). No adjustment to the Conversion Price will be required unless such adjustment would require an increase or a decrease to the Conversion Price of at least $0.01; provided, however, that any such adjustment that is not required to be made will be carried forward and taken into account in any subsequent adjustment; provided further that any such adjustment of less than $0.01 that has not been made will be made upon any Conversion Date.

(h) No Adjustment. The Conversion Price shall not be adjusted for the issuance of Shares of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing, or for the repurchase of Common Stock or any other transaction or event except for any transaction or event described in Section 2.11(f). Without limiting the foregoing, the Conversion Price shall not be adjusted:

(i) upon the issuance of any Shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Issuer’s securities and the investment of additional optional amounts in Shares of Common Stock under any plan in which purchases are made at market prices on the date or dates of purchase, without discount, and whether or not the Issuer bears the ordinary costs of administration and operation of the plan, including brokerage commissions;

(ii) upon the issuance of any Shares, restricted stock or restricted stock units, non-qualified stock options, incentive stock options or any other options or rights (including stock appreciation rights) to purchase Shares pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, the Issuer or any of its Subsidiaries or of any employee agreements or arrangements or programs, including the Equity Incentive Plan;

(iii) upon the issuance of any Shares pursuant to any option, warrant, right or exercisable, exchangeable or convertible security;

(iv) for the sale or issuance of new Shares or securities convertible into or exercisable for Shares for cash, including at a price per share less than the fair market value thereof or the Conversion Price or otherwise, except as described in Section 2.11(f)(v) above;

(v) upon the issuance of any Shares of Common Stock in connection with the B. Riley Purchase Agreement;

(vi) upon the issuance of any Shares of Common Stock in connection with the exercise of any of the Warrants or the Existing Warrants; or

(vii) upon the issuance of any Shares of Common Stock in connection with the settlement of the Staton Payment Obligation in accordance with the Staton Subscription Agreement.

No adjustment to the Conversion Price need be made pursuant to Section 2.11(f) for a transaction (other than for share splits or share combinations pursuant to Section 2.11(f)(i) above) if the Issuer makes provision so that, upon any conversion of the Convertible Notes, the Purchaser shall be entitled to receive, in addition to the Conversion Shares issuable upon conversion, such consideration in respect of the transaction to the extent such consideration would have been paid or made, as applicable, in respect of the Conversion Shares issued upon such conversion had Conversion Shares been outstanding immediately prior to the record date, or effective date, as applicable for such transaction (without giving effect to any adjustment pursuant to Section 2.11(f)(i) above on account of such transaction). For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Conversion Price pursuant to this Section 2.11 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder.

(i) Adjustments for Tax Purposes. Except as prohibited by law, the Issuer may (but is not obligated to) reduce the Conversion Price, in addition to those required above, as it determines to be advisable in order that any stock dividend, subdivision of shares, distribution of rights to purchase stock or securities or distribution of securities convertible into or exchangeable for stock made by the Issuer or to its shareholders will not be taxable to the recipients thereof or in order to avoid or diminish any such taxation.

(j) Notice of Adjustment. Whenever the Conversion Price is adjusted, the Issuer shall promptly mail to the Purchasers at their respective addresses set forth herein a notice of the adjustment briefly stating the facts requiring the adjustment and the manner of computing it.

(k) Reorganization, Reclassification, Consolidation or Merger. In the event of any (i) capital reorganization of the Issuer, (ii) reclassification of the stock of the Issuer (other than changes resulting from a subdivision or combination), (iii) consolidation or merger of the Issuer with or into another person, (iv) sale of all or substantially all of the Issuer’s assets to another person or (v) other similar transaction(except for any transaction as otherwise provided for in Section 2.11(f)), in each case, pursuant to which the Shares (either directly or upon subsequent liquidation) would be converted into or exchanged for, or would constitute solely the right to receive, cash, securities or other property (any such event, a “Merger Event”), each $1,000 principal amount of Convertible Notes will, from and after the effective time of such Merger Event, be convertible into the same kind, type and proportions of consideration that a holder of a number of Shares equal to $1,000 divided by the Conversion Price in effect immediately prior to such Merger Event would have received in such Merger Event had the Purchaser converted such portion of its Convertible Notes into Shares in accordance with this Agreement immediately prior to the effective date of such Merger Event (“Reference Property”); provided that the foregoing shall not apply if the Purchaser is a Person with which the Issuer consolidated or into which the Issuer amalgamated or merged or which amalgamated with or merged into the Issuer or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person, to the extent such Merger Event provides for different treatment of Shares of Common Stock held by such Constituent Persons or such Affiliate thereof.

Prior to or at the effective time of such Merger Event, the Issuer or the successor or purchasing person, as the case may be, shall enter into an amendment to this Agreement in accordance with Section 12.01 providing for such change in the right to convert the Convertible Notes (to the extent so required); provided, however, that at and after the effective time of the Merger Event, any Shares that the Issuer would have been required to deliver upon conversion of the Convertible Notes in accordance with Section 2.11(f) shall instead be deliverable in the amount and type of Reference Property that a holder of that number of Shares would have received in such Merger Event.

If the Merger Event causes the Shares to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), then (i) the Reference Property into which the Convertible Notes will be convertible shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Shares that affirmatively make such an election and (ii) the unit of Reference Property for purposes of the immediately preceding paragraph shall refer to the consideration referred to in clause (i) attributable to one Share. The Issuer shall notify the Purchasers and the Conversion Agent of such weighted average as soon as practicable after such determination is made. If the holders receive only cash in such Merger Event, then for all conversions that occur after the effective date of such Merger Event (A) the consideration due upon conversion of each $1,000 principal amount of Convertible Notes shall be solely cash in an amount equal to $1,000 divided by the Conversion Price in effect on the effective date of such Merger Event, multiplied by the price paid per Share in such Merger Event and (B) the Issuer shall satisfy its conversion obligations by paying cash to converting Purchasers as promptly as practicable immediately following the relevant Conversion Date. The Issuer shall notify the Purchasers and the Conversion Agent of such weighted average as soon as practicable after such determination is made. None of the foregoing provisions shall affect the right of a Purchaser to convert its Convertible Notes into Shares (and cash in lieu of any fractional share) prior to the effective date of such Merger Event.

(l) Rights Distributions Pursuant to Shareholders’ Rights Plans.

(i) To the extent that the Issuer adopts a rights plan (i.e., a poison pill) and such plan is in effect upon conversion of any Convertible Note or a portion thereof, the Issuer shall make provision such that each Purchaser shall receive, in addition to, and concurrently with the delivery of, the Shares due upon conversion, the rights described in such plan, unless, prior to the Conversion Date, the rights have (i) become exercisable or (ii) separated from the Shares (the first of such events to occur, a “Trigger Event”), in which case the Conversion Price shall be adjusted automatically effective at the time of such Trigger Event as if the Issuer distributed to all holders of Shares Distributed Property as described in Section 2.11(f)(iii) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. Notwithstanding the foregoing, to the extent any such stockholder rights are exchanged by the Issuer for Shares of Common Stock or other property or securities, the Conversion Price shall be appropriately readjusted as if such stockholder rights had not been issued, but the Issuer had instead issued such Shares of Common Stock or other property or securities as a dividend or distribution of Shares of Common Stock pursuant to Section 2.11(f)(i) or Section 2.1(f)(iii), as applicable.

(ii) To the extent that such rights are not exercised prior to their expiration, termination or redemption, the Conversion Price shall be readjusted to the Conversion Price that would then be in effect had the adjustments made upon the occurrence of the Trigger Event been made on the basis of the issuance of, and the receipt of the exercise price with respect to, only the number of Shares of Common Stock actually issued pursuant to such rights. Notwithstanding the foregoing, to the extent any such rights are exchanged by the Issuer for Shares of Common Stock, the Conversion Price shall be appropriately readjusted as if such rights had not been issued, but the Issuer had instead issued the Shares of Common

Stock issued upon such exchange as a dividend or distribution of Shares of Common Stock subject to Section 2.11(f)(i).

(iii) Notwithstanding anything to the contrary in the preceding two paragraphs of this Section 2.11(l), no adjustment shall be required to be made to the Conversion Price with respect to any Purchaser which is, or is an “affiliate” or “associate” of, an “acquiring person” under such stockholder rights plan or with respect to any direct or indirect transferee of such Purchaser who receives any portion of the Convertible Note in such transfer (or Conversion Shares in respect thereof) or after the time such Purchaser becomes, or its affiliate or associate becomes, such an “acquiring person”.

(m) Conversion Floor. In the event that any adjustment to the Conversion Price pursuant to this Section 2.11 would require the Issuer to seek shareholder approval pursuant to NYSE rules, the Issuer shall use its reasonable best efforts to hold a special meeting of its shareholders within ninety (90) days following the effective date of the corporate action that would have triggered the adjustment to obtain approval for such adjustment to the Conversion Price and the proxy statement related to such special meeting will include a recommendation by the Issuer’s Board of the Directors that the shareholders of the Issuer vote in favor of such proposal. If the shareholders of the Issuer do not approve such adjustment, the Issuer will use its reasonable best efforts to obtain shareholder approval at the next annual meeting of shareholders and each subsequent annual meeting thereafter. Prior to obtaining the shareholder approval required by the prior sentence, the Conversion Price shall be deemed to be equal to $2.52.

(n) Restriction on Conversion. Unless permitted by the applicable rules and regulations of the NYSE, the Issuer shall not issue any Shares of Common Stock upon conversion of the Convertible Notes which would cause the Common Stock held by Lockheed Martin or its Affiliates to exceed 30% of the Common Stock then outstanding. Notwithstanding the foregoing, such limitation shall not apply in the event that the Issuer (i) obtains the approval of its shareholder as required by the applicable rules of the NYSE for issuances of Shares of Common Stock in excess of such amount or (ii) the Issuer obtains the consent from the NYSE that such conversion in excess of such amount does not require shareholder approval under the applicable rules of the NYSE.

2.12 Payments Generally.

(a) General. All payments to be made by the Issuer shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Subject to Section 10.03, all payments of principal, interest, prepayment and repayment premiums and fees on the Convertible Notes and all other Obligations payable by any Note Party under the Note Documents shall be due, without any presentment thereof, directly to the Purchasers, at such office or bank account as may be specified by each Purchaser from time to time by written notice to the Issuer. The Note Parties will make such payments in Dollars, in immediately available funds not later than 2:00 p.m. on the date due, marked for attention as indicated, or in such other manner or to such other account in any United States bank as the Purchasers may from time to time direct in writing. All payments received by the Purchasers after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue in respect of such succeeding Business Day. If any payment to be made by the Issuer shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest.

(b) Obligations of Purchasers are Several. The obligations of the Purchasers hereunder to purchase the Convertible Notes and to make payments pursuant to Section 12.04(d) are several and not joint. The failure of any Purchaser to purchase the aggregate principal amount of the Convertible Notes to be purchased by it or to make any payment under Section 12.04(d) on any date required hereunder shall not relieve any other Purchaser of its corresponding obligation to do so on such date, and no Purchaser shall be responsible for the failure of any other Purchaser to purchase the aggregate principal amount of the Convertible Notes to be purchased by it or to make its payment under Section 12.04(d).

(c) Funding Source. Nothing herein shall be deemed to obligate any Purchaser to obtain the funds to purchase any Convertible Note in any particular place or manner or to constitute a representation by any Purchaser that it has obtained or will obtain the funds to purchase any Convertible Note in any particular place or manner.

2.13 No Purchase of Notes. No Note Party or any of their respective Affiliates may acquire directly or indirectly any of the outstanding Convertible Notes, without the prior written consent of the Required Purchasers (other than upon the conversion thereof pursuant to Section 2.11).

2.14 Sharing of Payments by Purchasers.

If any Purchaser shall, by exercising any right of setoff or otherwise (other than pursuant to such Purchaser’s conversion thereof in accordance with Section 2.11 or the prepayment or repayment thereof pursuant to Section 2.07 or Section 2.08), obtain payment in respect of any principal of or interest on its portion of any Convertible Note resulting in such Purchaser’s receiving payment of a proportion of the aggregate amount of the Convertible Note and accrued interest thereon greater than its pro rata share thereof as provided herein, then such Purchaser shall (a) notify the other Purchasers of such fact and (b) purchase for cash at face value, but without recourse, ratably from each of the other Purchasers such amount of the Convertible Notes held by each such other Purchaser (or interest therein), so that the benefit of all such payments shall be shared by the Purchasers ratably in accordance with the aggregate amount of principal of and accrued interest on their respective portions of the Convertible Notes and other amounts owing them; provided, that:

(i) if any such purchase is made by any Purchaser, and if such excess payment or part thereof is thereafter recovered from such purchasing Purchaser, the related purchases from the other Purchasers shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest; and

(ii) the provisions of this Section 2.14 shall not be construed to apply to (A) any payment made by or on behalf of the Issuer pursuant to and in accordance with the express terms of this Agreement, or (B) any payment obtained by a Purchaser as consideration for the assignment of any of its portion of the Convertible Notes to any assignee, other than an assignment to the Issuer or any Subsidiary (as to which the provisions of this Section shall apply).

2.15 AHYDO. Notwithstanding anything to the contrary contained in this Agreement, if (1) the Convertible Notes remain outstanding after the fifth anniversary of the Closing Date and (2) the aggregate amount of the accrued but unpaid interest on the Convertible Notes (including any amounts treated as interest for federal income tax purposes, such as “original issue discount”) as of any Testing Date (as defined below) occurring after such fifth anniversary exceeds an amount equal to the Maximum Accrual (as defined below), then all such accrued but unpaid interest on the Convertible Notes (including any amounts treated as interest for federal income tax purposes, such as “original issue discount”) as of such time in excess of an amount equal to the Maximum Accrual shall be paid in cash by the Issuer to the Purchasers on such Testing Date, it being the intent of the parties hereto that the Convertible Notes will not be treated as an “applicable high yield debt obligation” under Sections 163(e)(5) and Section 163(i) of the

Internal Revenue Code and shall be interpreted consistently with such intent. For these purposes, the “Maximum Accrual” is an amount equal to the product of the Convertible Notes’ issue price (as defined in Internal Revenue Code Sections 1273(b) and 1274(a)) and their yield to maturity, and a “Testing Date” is any regularly scheduled date on which interest is required to be paid hereunder and the date on which any “accrual period” (within the meaning of Section 1272(a)(5) of the Internal Revenue Code) closes. Any accrued interest which for any reason has not theretofore been paid shall be paid in full on the date on which the final principal payment on the Convertible Notes is made.

Article III
WARRANTS

3.01 Authorization and Issuance of Warrants. In consideration of, and in express reliance upon, the representations, warranties and covenants set forth herein, at the Closing Date, subject to the terms and conditions set forth in this Agreement, the Issuer shall issue and sell to each Purchaser, and each Purchaser shall acquire and receive from the Issuer, a warrant to purchase, at each Purchaser’s election, that number of Shares (as may be adjusted from time to time) specified on Schedule I under the heading “Warrants” substantially in the form attached hereto as Exhibit B (each, a “Warrant” and collectively, the “Warrants”). Schedule I sets forth (1) the number of Shares purchasable pursuant to the Warrant, in each case, as if the applicable Purchaser exercised such Warrant in full on the date hereof, and (2) the exercise price payable by the holder of the Warrant upon exercise of the Warrant, in each case, if the applicable Purchaser exercised such Warrant in full on the date hereof.

3.02 Closing Date. The purchase and sale of the Warrants pursuant to Section 3.01 shall take place remotely via the electronic exchange of documents and signatures on the Closing Date (or such other time and place as the parties shall agree) simultaneously with the closing of the Convertible Notes. The sale and purchase of the Warrants on the Closing Date shall be made in reliance upon the terms and conditions set forth in this Agreement. The Issuer and each Purchaser shall take such additional actions and execute and deliver such additional agreements and other instruments and documents as are necessary or appropriate to effect the transactions contemplated by this Agreement in accordance with its terms.

3.03 Delivery of Documents. At or prior to the Closing Date:

(a) the Issuer shall deliver the applicable Warrant, duly executed and delivered by the Issuer, to each Purchaser; and

(b) the Purchaser shall deliver to the Issuer the applicable Warrant, duly executed and delivered by the Purchaser.

Article IV
TAXES

4.01 Taxes.

(a) The Issuer and Lockheed Martin, as a Purchaser, hereby acknowledge and agree that, for United States income tax purposes, the Convertible Notes and the Warrants purchased by Lockheed Martin constitute an “investment unit” for purposes of Section 1273(c)(2) of the Code. Lockheed Martin and the Issuer mutually agree that the allocation of the issue price of such investment unit between the

Convertible Notes and the Warrants in accordance with Section 1273(c)(2) of the Code and Treasury Regulation Section 1.1273-2(h) shall be in the case of the Convertible Notes, $78,000,000. Lockheed Martin and the Issuer agree to report all income tax matters with respect to such Convertible Notes and Warrants consistent with the provisions of this Section 4.01(a) unless otherwise required due to a change in applicable Law.

(b) The Issuer and Lockheed Martin hereby acknowledge and agree that, for United States income tax purposes, the Convertible Notes issued to Lockheed Martin will be issued with original issue discount equal to the difference between (i) the issue price of the Convertible Notes issued to Lockheed Martin and (ii) the sum of the stated principal amount of the Convertible Notes issued to Lockheed Martin and the aggregate interest to be paid on the Convertible Notes issued to Lockheed Martin.

(c) All payments of principal and interest on the Convertible Notes and all other amounts payable hereunder to any Recipient shall be made free and clear of and without deduction or withholding for or on account of any present or future income, excise, stamp, documentary, property or franchise taxes and other taxes, fees, duties, levies, assessments, withholding taxes or other charges of any nature whatsoever (including interest and penalties thereon) imposed by any taxing authority, excluding (x) taxes imposed on or measured by net income, branch profits taxes and franchise taxes, in each case imposed by the jurisdiction under which a Recipient is organized or conducts business (other than solely as the result of entering into any of the Note Documents or taking any action thereunder), (y) U.S. back-up and withholding and withholding taxes imposed on amounts payable to or for the account of a Recipient with respect to an applicable interest in any Convertible Note pursuant to a Law in effect on the date on which such Recipient acquires such interest in the Convertible Note, except in each case to the extent that, pursuant to this Section 4.01, amounts with respect to such taxes were payable by such Recipient’s assignor immediately before such Recipient became a party hereto and (z) U.S. federal withholding tax imposed under FATCA (all non-excluded items being called “Taxes”). If any withholding or deduction of any Taxes from any payment by or on account of any obligation of any Note Party hereunder is required in respect of any Taxes pursuant to any applicable Law, then (i) the applicable Withholding Agent shall be entitled to make such withholding or deduction and shall pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted within the time allowed and in the minimum amount required by applicable law, (ii) the applicable Withholding Agent shall promptly forward to the Purchasers an official receipt or other documentation satisfactory to the Required Purchasers evidencing such payment to such Governmental Authority and (iii) the sum payable by the applicable Note Party shall be increased by such additional amount or amounts as is necessary to ensure that the net amount actually received by the applicable Recipient will equal the full amount such Recipient would have received had no such withholding or deduction been required.

(d) The Issuer shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Taxes with respect to any Note Document or any payment thereunder (including Taxes imposed on or attributable to amounts payable under this Section 4.01) payable or paid by such Recipient or required to be withheld or deducted from a payment by such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

(e) Each Purchaser that purports to become an assignee of an interest pursuant to Section 12.06 after the Closing Date shall execute and deliver to the Issuer on or prior to the date that such Purchaser becomes a party hereto (and from time to time thereafter upon the reasonable request of the Issuer), one or more (as the Issuer may reasonably request) duly completed and executed copies of any forms, certificates or documents reasonably requested by the Issuer certifying as to such Purchaser’s entitlement to any available exemption from or reduction of withholding or deduction of taxes. The Issuer shall not be required to pay additional amounts to any Purchaser pursuant to this Section 4.01 with respect to taxes attributable to the failure of such Purchaser to comply with this paragraph.

(f) Each Purchaser agrees that if any form or certification it previously delivered pursuant to this Section 4.01 expires or becomes obsolete or inaccurate in any respect, it shall promptly update such form or certification or promptly notify the Issuer of its inability to do so.

(g) Each of the parties to the Agreement shall, within ten (10) days of a reasonable request by another party to the Agreement, supply to that other party:

(i) such forms, documentation and other information relating to its status under FATCA as that other party reasonably requests for the purposes of that other Party’s compliance with FATCA, and

(ii) such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime, such as the Common Reporting Standard.

(h) If a Purchaser determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.01 (including by the payment of additional amounts pursuant to this Section 4.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.01 with respect to the Taxes giving rise to such refund), net of all reasonable and documented out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 4.01(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 4.01(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 4.01(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 4.01(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

4.02 Survival.

All of the Note Parties’ obligations under this Article IV shall survive any transfer of the Convertible Notes, the repayment, satisfaction or discharge of the Obligations hereunder and the resignation or replacement of the Collateral Agent.

4.03 Mitigation of Obligations.

If the Issuer is required to pay any Taxes or additional amounts to any Purchaser or any Governmental Authority for the account of any Purchaser pursuant to Section 4.01, then at the request of the Issuer, such Purchaser shall use commercially reasonable efforts to designate a different lending office for purchasing its Convertible Notes hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Purchaser such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.01 as the case may be, in the future, and (ii) in each case, would not subject such Purchaser to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Purchaser. The Issuer hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses (including all reasonable and documented out-of-pocket fees, charges and disbursements of counsel) incurred by any Purchaser in connection with any such designation or assignment.

Article V
GUARANTY

5.01 The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Secured Party as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations of the Issuer and any other Guarantors in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Note Documents, the obligations of each Guarantor under this Agreement and the other Note Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state or federal law.

5.02 Obligations Unconditional.

The obligations of the Guarantors under Section 5.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Note Documents, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any law or regulation or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 5.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Issuer or any other Guarantor for amounts paid under this Article V until such time as the Obligations (other than contingent indemnification obligations for which no claim has been asserted) have been paid in full. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Note Documents, or any other agreement or instrument referred to in the Note Documents shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Note Documents, or any other agreement or instrument referred to in the Note Documents shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Collateral Agent or any Purchaser as security for any of the Obligations shall fail to attach or be perfected; or

(e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Collateral Agent or any Purchaser exhaust any right, power or remedy or proceed against any Person under any of the Note Documents, or any other agreement or instrument referred to in the Note Documents, or against any other Person under any other guarantee of, or security for, any of the Obligations.

5.03 Reinstatement.

The obligations of the Guarantors under this Article V shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify each Secured Party on demand for all reasonable and documented out-of-pocket costs and expenses incurred by such Secured Party in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

5.04 Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 5.02 and through the exercise of rights of contribution pursuant to Section 5.06.

5.05 Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Collateral Agent and the Secured Parties, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 10.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 10.02) for purposes of Section

5.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 5.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Purchasers may exercise their remedies thereunder in accordance with the terms thereof.

5.06 Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Note Documents and no Guarantor shall exercise such rights of contribution until all Obligations (other than contingent indemnification obligations for which no claim has been asserted) have been paid in full and the commitments have been terminated.

5.07 Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article V is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

Article VI
CONDITIONS PRECEDENT

6.01 Conditions to Effectiveness of Agreement and Purchase of Convertible Notes.

This Agreement shall become effective upon, and the obligation of each Purchaser to purchase the Convertible Notes on the Closing Date is subject to, satisfaction of the following conditions precedent:

(a) Note Documents. Receipt by the Purchasers of executed counterparts of this Agreement and the other Note Documents, each properly executed by a Responsible Officer of the signing Note Party and each other party to such Note Documents, in each case in form and substance satisfactory to the Purchasers.

(b) Opinions of Counsel. Receipt by the Purchasers of favorable opinions of legal counsel to the Note Parties, addressed to the Purchasers, dated as of the Closing Date, and in form and substance satisfactory to the Purchasers and their counsel.

(c) Financial Statements; Due Diligence. The Purchasers shall have received the Audited Financial Statements, the Interim Financial Statements and such other reports, statements and due diligence items as any Purchaser shall request.

(d) Litigation. There shall not exist any action, suit, investigation or proceeding pending or threatened in any court or before an arbitrator or Governmental Authority that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(e) Organization Documents, Resolutions, Etc. Receipt by the Purchasers of the following, each of which shall be pdf scans (with originals of the certificate and incumbency to promptly follow), in form and substance satisfactory to the Purchasers and their legal counsel:

(i) copies of the Organization Documents of each Note Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Note Party to be true and correct as of the Closing Date;

(ii) such certificates of resolutions, shareholder resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Note Party as the Purchasers may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Note Documents to which such Note Party is a party; and

(iii) such documents and certifications as the Purchasers may require to evidence that each Note Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation, including certificates of good standing or status in all applicable jurisdictions.

(f) Perfection and Priority of Liens. Receipt by the Purchasers of the following, subject to Section 8.18:

(i) searches of Uniform Commercial Code filings in the jurisdiction of formation of each Note Party or where a filing would need to be made in order to perfect the Collateral Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

(ii) UCC financing statements for each appropriate jurisdiction as is necessary, in the Required Purchasers’ sole discretion, to perfect the Collateral Agent’s security interest in the Collateral;

(iii) searches of ownership of, and Liens on, the Intellectual Property owned by each Note Party in the appropriate governmental offices;

(iv) duly executed IP Security Agreements as are necessary, in the Required Purchasers’ reasonable discretion, to perfect the Collateral Agent’s security interest in the Intellectual Property of the Note Parties; and

(v) perfection actions, including, without limitation, searches, certifications, notices and any other items required pursuant to or reasonably requested in connection with the Collateral Documents to be executed on the Closing Date.

(g) Evidence of Insurance. Receipt by the Collateral Agent of copies of insurance policies or certificates of insurance of the Note Parties, together with endorsements, evidencing liability and casualty insurance meeting the requirements set forth in the Note Documents, including, but not limited to, naming the Collateral Agent as additional insured (in the case of liability insurance) or lender loss payee (in the case of property insurance) on behalf of the Secured Parties.

(h) Closing Certificate. Receipt by the Purchasers of a certificate signed by a Responsible Officer of the Issuer certifying, as of the Closing Date, (i) that the conditions specified in Sections 6.01(d) and (i) and 6.02(a), (b) and (c) have been satisfied, (ii) that the Issuer and its Subsidiaries (after giving effect to the transactions contemplated hereby and the incurrence of Indebtedness related thereto) are Solvent on a consolidated basis, (iii) that the Issuer and its Subsidiaries have no Indebtedness for borrowed money, other than Indebtedness permitted by Section 9.03, (iv) that neither the Issuer nor any Subsidiary has outstanding any Disqualified Capital Stock and (v) as true and complete an attached description of all intercompany Indebtedness of the Issuer and its Subsidiaries (both before and after giving effect to the application of the proceeds of the Convertible Notes).

(i) Governmental and Third Party Approvals. The Issuer and its Subsidiaries shall have received all material governmental, shareholder and third-party consents and approvals necessary in connection with the transactions contemplated by this Agreement and the other Note Documents and the other transactions contemplated hereby (other than any consents or approvals required in connection with the conversion of the Convertible Notes or the exercise of the Warrants), and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on the Issuer or any of its Subsidiaries or such other transactions or that could seek to threaten any of the foregoing, and no law or regulation shall be applicable which could reasonably be expected to have such effect.

(j) Letter of Direction. Receipt by the Purchasers of a satisfactory letter of direction containing funds flow information with respect to the proceeds of the Convertible Notes (net of any fees, costs or expenses detailed therein) to be distributed on the Closing Date.

(k) Costs; Expenses. Subject to Section 12.04, the Issuer shall have paid all reasonable and documented out-of-pocket expenses, fees and charges of Lockheed Martin and the Collateral Agent incurred in connection with the Note Documents, including all documented expenses, fees, charges and disbursements of counsel to Lockheed Martin and the Collateral Agent, in each case, incurred on or prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute their reasonable estimate of such fees, charges and disbursements incurred or to be incurred by them through the closing proceedings (provided, that, such estimate shall not thereafter preclude a final settling of accounts between the Issuer, the Collateral Agent and Lockheed Martin).

(l) Strategic Cooperation Agreement. The Strategic Cooperation Agreement shall have been executed and delivered and the transactions thereunder to be consummated on the Closing Date shall be fully consummated substantially concurrently with the execution and delivery of this Agreement.

(m) No Material Adverse Effect. There shall not have occurred any event or condition that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(n) Representations and Warranties. The representations and warranties of the Issuer and each other Note Party contained in Article VII or any other Note Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(o) No Default. No Default or Event of Default shall exist, or would result from such proposed issuance of the Convertible Notes or from the application of the proceeds thereof.

By issuing and delivering the Convertible Notes, the Issuer shall be deemed to represent and warrant that the conditions specified in Sections 6.01(m), (n) and (o) have been satisfied on and as of the Closing Date. Without limiting the generality of the provisions of the last paragraph of Section 11.03, for purposes of determining compliance with the conditions specified in Section 6.01, each Purchaser that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Purchaser unless the Collateral Agent shall have received notice from such Purchaser prior to the proposed Closing Date specifying its objection thereto.

Article VII
REPRESENTATIONS AND WARRANTIES

Each Note Party represents and warrants to the Secured Parties that:

7.01 Existence, Qualification and Power.

Each Note Party and each of its Subsidiaries (a) is duly organized, incorporated or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite permits, governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Note Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.02 Authorization; No Contravention.

(a) The execution, delivery and performance by each Note Party of each Note Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, judgment, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, in each case, in any material respect or (c) violate any applicable Law (including, without limitation, Regulation U or Regulation X issued by the FRB) in any material respect.

(b) A sufficient number of Shares of Common Stock has been duly authorized and reserved for issuance in accordance with the Issuer’s Organization Documents to provide for the issuance of the Shares upon conversion of the Convertible Notes and the exercise of the Warrants as of the date hereof.

7.03 Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Note Party of this Agreement or any other Note Document other than: (a) those that (i) have already been obtained and are in full force and effect or (ii) are required in connection with the conversion of the Convertible Notes or the exercise of the Warrants; (b) filings to perfect the Liens created by the Collateral Documents; and (c) the filing of any applicable reports under securities laws.

7.04 Binding Effect.

Each Note Document has been duly executed and delivered by each Note Party that is party thereto. Each Note Document constitutes a legal, valid and binding obligation of each Note Party that is party thereto, enforceable against each such Note Party in accordance with its terms, subject to applicable Debtor Relief Laws or other Laws affecting creditors’ rights generally and subject to general principles of equity.

7.05 No Material Adverse Effect.

Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

7.06 Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Note Parties, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Note Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Note Document, or any of the transactions contemplated hereby or (b) either individually or in the aggregate, could reasonably be expected to result in any material liability of a Note Party or any of its Subsidiaries.

7.07 No Default.

(a) Neither any Note Party nor any Subsidiary is (i) in default under or with respect to any Material Contract that, individually or in the aggregate, could reasonably be expected to result in (A) a loss of more than 10% of the consolidated revenue of the Note Parties and their Subsidiaries on a consolidated basis (as measured against the consolidated revenue of the Note Parties and their Subsidiaries reflected in the most recently delivered financial statements delivered pursuant to Sections 6.01(c) or 8.01 or (B) liability to any Note Party or any Subsidiary in excess of $5,000,000 or (ii) in default under or with respect to any other Contractual Obligation that, in the case of this clause (ii), could reasonably be expected to have a Material Adverse Effect.

(b) No Default or Event of Default has occurred and is continuing.

7.08 Ownership of Property; Liens.

Each Note Party and its Subsidiaries has good and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business. The property of each Note Party and its Subsidiaries is subject to no Liens, other than Permitted Liens.

7.09 Environmental and Safety Laws. Each Note Party and its Subsidiaries is and has been in compliance in all material respects with all Environmental Laws and there has been no release or, to such Person’s knowledge, threatened release of any Hazardous Material, on, upon, into or from any site currently or previously owned, leased or otherwise used by the Note Parties and their Subsidiaries. There have been no Hazardous Materials generated by any Note Party or any of its Subsidiaries that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States. There are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by any Note Party or any of its Subsidiaries, except for the storage of hazardous waste in compliance with Environmental Laws. The Note Parties have made available to the Purchasers true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments.

7.10 Insurance.

(a) The properties of the Note Parties and their Subsidiaries are insured with financially sound and reputable insurance companies that are not Affiliates of such Persons, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where any Note Party or any Subsidiary operates. The insurance coverage of the Note Parties and their Subsidiaries as in effect on the Closing Date is outlined as to carrier, policy number, expiration date, type, deductibles and coverage amounts on Schedule 7.10.

(b) The Note Parties and their Subsidiaries maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area in the United States and that constitutes Collateral on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Collateral Agent or the Required Purchasers.

7.11 Tax Returns and Payments. The Note Parties and their Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Note Party or any Subsidiary that could reasonably be expected to result in a material liability of such Note Party or Subsidiary. Neither any Note Party nor any Subsidiary thereof is party to any tax sharing agreement with any Person that is not a Note Party.

7.12 ERISA Compliance.

(a) Except to the extent that any of the following has not or could not reasonably be expected to result in a Material Adverse Effect, (i) each Plan and Pension Plan is in compliance, in both form and operation with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state laws and (ii) each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has received a current favorable determination letter from the Internal Revenue Service to the effect that the form of such Pension Plan is qualified under Section 401(a) of the Internal Revenue Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code or an application for such a letter is currently pending with the Internal Revenue Service and nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.

(b) There are no pending or, to the knowledge of the Note Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan or any Pension Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan or Pension Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Except to the extent that any of the following has not or could not reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred and none of the Issuer and any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan, (ii) the Issuer and each ERISA Affiliate has met all material and applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained, (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Internal Revenue Code) is sixty percent (60%) or higher and none of the Issuer and any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below sixty percent (60%) as of the next valuation date, (iv) none of the Issuer and any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid, (v) none of the Issuer and any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA, and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d) Except to the extent that any of the following has not or could not reasonably be expected to result in a Material Adverse Effect, none of the Issuer and any of its Subsidiaries has established or otherwise has any liability with respect to a “welfare plan”, as such term is defined in Section 3(1) of ERISA, that either provides post-employment welfare benefits other than as required by Section 4980B of the Internal Revenue Code (or similar state law) or is a health or life insurance plan that is not fully insured by a third party insurance company.

7.13 Subsidiaries and Capitalization; Management Fees.

(a) Set forth on Schedule 7.13(a) is a complete and accurate list as of the Closing Date of each Subsidiary of any Note Party, together with the (i) jurisdiction of organization, (ii) percentage of outstanding shares of each class owned (directly or indirectly) by any Note Party or any Subsidiary, (iii) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto and (iv) number of shares of each class of Equity Interests outstanding and the number of shares of each class owned (directly or indirectly) by any Note Party or any Subsidiary.

(b) The authorized capital stock of the Issuer consists of 300,000,000 shares of Common Stock and 50,000,000 shares of preferred stock, $0.0001 par value per share (“Preferred Stock”). At the close of business on October 27, 2022, (i) 142,381,222 Shares of Common Stock were issued and outstanding, (ii) no shares of Preferred Stock were issued and outstanding, (iii) 29,145,396 Shares of Common Stock were reserved and available for issuance pursuant to the Equity Incentive Plan, (iv)

30,355,566 Shares of Common Stock were reserved and available for issuance upon exercise of outstanding Existing Warrants and (v) 27,077,304 Shares of Common Stock were reserved and available for issuance pursuant to the B. Riley Purchase Agreement. Schedule 7.13(b) sets forth all options or restricted stock units granted and outstanding pursuant to the Equity Incentive Plan (or any other equity incentive plan of the Issuer) and all shares reserved for future issuance pursuant to such plan (or any other equity incentive plan of the Issuer) as of the Closing Date. All issued and outstanding Equity Interests of the Note Parties and each of their Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, free and clear of all Liens and such Equity Interests were issued in compliance with all applicable Laws. All Shares of Common Stock issuable upon conversion of the Convertible Notes or exercise of the Warrants, as applicable, shall be, upon issuance, and the Issuer shall take all such reasonable actions as may be necessary or appropriate to cause such Shares to be, validly issued, fully paid and non-assessable, issued without violation of any preemptive or similar rights of any stockholder or other securityholder of the Issuer, free and clear of all taxes, liens, and charges and, subject to and in accordance with the applicable provisions of the Investor Rights Agreement, eligible to be registered for resale under the Securities Act. As of the Closing Date, except (i) as described on Schedule 7.13(b), (ii) as contained in the Issuer’s Organization Documents and this Agreement, and (iii) as described in and contemplated by the B. Riley Purchase Agreement, the Equity Incentive Plan, the Existing Warrants, and the Staton Subscription Agreement, there are no outstanding agreements, commitments or other obligations of the Issuer or any Subsidiary relating to the registration, sale or transfer (including agreements relating to rights of first refusal, rights of first offer, pre-emptive rights, tagalong rights or drag-along rights), and no rights of any Person to acquire, any shares of any Equity Interests of the Issuer or any of its Subsidiaries. Other than pursuant to the Investor Rights Agreement, the Strategic Cooperation Agreement, the FP Note Documents, the LM/BP Note Documents, or the Staton Subscription Agreement, there are no agreements (voting or otherwise) among the Issuer’s equity holders with respect to any other aspect of the Issuer’s or any Subsidiary’s affairs, except as set forth on Schedule 7.13(b) or as contained the Issuer’s Organization Documents.

(c) As of the Closing Date, other than the Broken Sound Lease, no Note Party, nor any of their respective Subsidiaries, directly or indirectly, are obligated to pay any management, consulting, transaction or similar advisory fees (other than normal and reasonable compensation (including in the form of Equity Interests) and reimbursement of expenses, in each case, of officers and directors in the ordinary course of business) to or for the account of any holder (or any Affiliate of any holder) of at least 5% of the Equity Interests of such Person.

7.14 Margin Regulations; Investment Company Act.

(a) No Note Party is engaged and no Note Party will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each issuance and purchase of Convertible Notes, not more than 25% of the value of the assets (either of the Issuer only or of the Note Parties and their Subsidiaries on a consolidated basis) will be margin stock.

(b) No Note Party, any Person Controlling any Note Party, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

7.15 Disclosure; SEC Reports; Financial Statements; Sarbanes-Oxley Act.

(a) Each Note Party has disclosed to the Purchasers all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether written or oral) (other than forward-looking information and projections and information of a general economic nature and general information about the Note Parties’ industry) by or on behalf of any Note Party to any Purchaser in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Note Document (in each case, as modified or supplemented by other information so furnished) contains, or at the Closing Date will contain, any untrue statement of a material fact or any omission to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each Note Party represents, with respect to projections, estimates, budgets and other forward-looking information, only that such information was prepared in good faith based on assumptions believed to be reasonable at the time such projections were prepared, it being understood that such projections are not to be viewed as facts or as a guarantee of performance or achievement of any particular results and that actual results may vary from projected results (many of which factors are beyond the control of the Issuer and its Subsidiaries and their respective officers, representatives and advisors) and that such variances may be material and that no assurance can be given that the projected results will be realized.

(b) The Issuer has filed or furnished, as applicable, with the SEC, on a timely basis, all reports, schedules, forms, statements and other documents required to be filed or furnished, as applicable, by the Issuer with the SEC pursuant to the Securities Act or the Exchange Act prior to the date of this Agreement (collectively, the “Issuer SEC Documents”), except as may be disclosed in the Issuer SEC Documents. Except as may be disclosed in the Issuer SEC Documents, as of their respective effective dates (in the case of Issuer SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Issuer SEC Documents), the Issuer SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Issuer SEC Documents, and none of the Issuer SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted, or will have omitted, to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, (i) none of the Issuer’s Subsidiaries is required to file any documents with the SEC, (ii) there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Issuer SEC Documents and (iii) to the Issuer’s knowledge, none of the Issuer SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. Except as may be disclosed in the Issuer SEC Documents, each of the certifications and statements relating to the Issuer SEC Documents required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act, (B) 18 U.S.C. §1350 (Section 906 of the SarbanesOxley Act) or (C) any other rule or regulation promulgated by the SEC or applicable to the Issuer SEC Documents (collectively, the “Issuer Certifications”) is accurate and complete, and complies as to form and content with all applicable Laws in all material respects.

(c) Except as may be disclosed in the Issuer SEC Documents, the consolidated financial statements of the Issuer (including all related notes or schedules) included or incorporated by reference in the Issuer SEC Documents (i) complied, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) present fairly, in all material respects, the consolidated financial position of the Issuer and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods covered thereby (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments), (iii) have been prepared in all material respects in accordance with GAAP ((except (i) for such adjustments to accounting standards and practices as are noted therein and (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) applied on a consistent basis during the periods covered thereby (except (A) as may be indicated in the notes thereto or (B) as permitted by Regulation S-X), and (iv) were prepared in accordance with the books of account and other financial records of the Issuer and its Subsidiaries (except as may be indicated in the notes thereto).

(d) Neither the Issuer nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP, as in effect on the date hereof, to be reflected on a consolidated balance sheet of the Issuer (including the notes thereto) except liabilities as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(e) Except as may be disclosed in the Issuer SEC Documents or Schedule 7.15(e), the Issuer has established and maintains, and at all times since March 4, 2021 has maintained, disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Except as may be disclosed in the Issuer SEC Documents or Schedule 7.15(e), neither the Issuer nor, to the Issuer’s knowledge, the Issuer’s independent registered public accounting firm, has identified or been made aware of any “significant deficiency” or “material weakness” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Issuer’s internal controls over financial reporting which would reasonably be expected to adversely affect in any material respect the Issuer’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated. The Issuer is, and has been at all times since March 25, 2022, in compliance in all material respects with the applicable listing requirements and corporate governance rules and regulations of the NYSE, and has not since March 25, 2022 received any notice asserting any non-compliance with the listing requirements of the NYSE.

(f) The Issuer’s auditor has at all times since the date of enactment of the SarbanesOxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the SarbanesOxley Act); (ii) “independent” with respect to the Issuer within the meaning of Regulation SX under the Exchange Act; and (iii) to the Issuer’s knowledge, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. All nonaudit services performed by the Issuer’s auditors for the Issuer that were required to be approved in accordance with Section 202 of the SarbanesOxley Act were so approved.

7.16 Compliance with Laws.

Each Note Party and each Subsidiary is in compliance with the requirements of all Laws and all judgments, orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or judgment, order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to be material in any respect.

7.17 Intellectual Property; Licenses, Etc.

(a) Except as set forth in Schedule 7.17 Part (a), each Note Party and Subsidiary of a Note Party is the sole and exclusive owner of or has a valid right to use all of its Note Party Intellectual

Property, and the Note Party Intellectual Property owned by such Note Party or Subsidiary is free and clear of any liens, security interests, joint or co-ownership rights, restrictions on use or other encumbrances (other than non-exclusive licenses granted in the ordinary course of business by such Note Party or Subsidiary). The Note Party Intellectual Property constitutes all of the Intellectual Property necessary to operate the business of the Note Parties and their Subsidiaries as now conducted. No Note Party has abandoned any rights in or to any material Note Party Intellectual Property. Each Note Party or Subsidiary has taken commercially reasonable steps to maintain and protect the Note Party Intellectual Property owned by such Note Party or Subsidiary. Each Note Party and its Subsidiaries has entered into commercially reasonable confidentiality and nondisclosure agreements with all employees and third Persons to which such Note Party or Subsidiary has provided access to any material Note Party Intellectual Property, which agreements impose commercially reasonable confidentiality restrictions on such employees and third Persons.

(b) Schedule 7.17 Part (b) sets forth a true, complete and accurate list of all domain names owned by each Note Party or Subsidiary, all patents and patent applications owned by such Note Party or Subsidiary, and all other Intellectual Property, in each foregoing case, owned by such Note Party or Subsidiary that has been registered, or for which an application for registration has been filed and pending with, the United States Patent and Trademark Office, the United States Copyright Office or any foreign governmental agency or authority (collectively, the “Registered Intellectual Property”). Each item of Registered Intellectual Property (excluding any pending application) is subsisting, and to each Note Party’s knowledge, valid, enforceable, subsisting, unexpired and has not been abandoned or canceled.

(c) Schedule 7.17 Part (c) sets forth a true, complete and correct list of (i) all material options, licenses, sublicenses, and other agreements or arrangements to which any Note Party or Subsidiary is a party, or by which such Note Party or Subsidiary is bound, and pursuant to which any other Person is authorized to use of, Intellectual Property owned by such Note Party or Subsidiary, or to exercise any other use or licensing right with regard thereto (other than non-disclosure agreements that permit the review or evaluation of the Note Party Intellectual Property without providing any rights to use such Intellectual Property or non-exclusive licenses granted to customers in the ordinary course of business), and (ii) all material options, licenses, sublicenses, and other agreements or arrangements pursuant to which any Note Party or Subsidiary has been granted a license (other than licenses of “off the shelf” commercially available standard end-user, object code, internal use software) to or the right to use any Intellectual Property of a third party (together with the options, licenses, sublicenses, agreements and other arrangements set forth in clause (i), “Intellectual Property Licenses”). Each of the Intellectual Property Licenses is a legal, valid, binding and enforceable obligation of each Note Party party thereto, and to each Note Party’s knowledge, each other party thereto. No Note Party or Subsidiary, nor to such Note Party’s knowledge any other party to any Intellectual Property License, is in material breach or default under such Intellectual Property License, and no event has occurred that with notice or lapse of time would constitute a material breach or default by such Note Party or Subsidiary (or to such Note Party’s knowledge any other party thereto) or permit termination, thereunder. No notice of default with respect to any such Intellectual Property License has been sent or received by any Note Party or Subsidiary .

(d) Except as set forth on Schedule 7.17 Part (d), each Note Party and Subsidiary has obtained and possesses licenses, which to such Note Party’s knowledge are valid, to use all of the software programs present on the computers and other software enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with such Note Party’s or Subsidiary’s business.

(e) No Note Party nor any Subsidiary is obligated to pay any royalties or other payments to third parties with respect to the marketing, sale, distribution, manufacture, license or use of any Note

Party Intellectual Property (other than license and maintenance fees for licenses of “off the shelf” commercially available standard end-user, object code, internal use software).

(f) To the knowledge of the Note Parties, neither the conduct of the each Note Party’s and Subsidiary’s business as now conducted (including, without limitation, such Note Party’s or Subsidiary’s marketing and sale of products and services), nor such Note Party’s or Subsidiary’s use of the Note Party Intellectual Property owned by such Note Party or Subsidiary infringes upon, violates or misappropriates the Intellectual Property of any third party, and there are no pending or, to the knowledge of any Note Party or Subsidiary, threatened, proceedings or litigation or other adverse claims or communications by any Person alleging any such infringement, violation or misappropriation. None of the Note Party Intellectual Property is subject to any outstanding order, action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand to which any Note Party or Subsidiary is a party or of which any Note Party or Subsidiary has knowledge (for purposes of this Section 7.17(f), “Claim”), nor to the any Note Party’s or Subsidiary’s knowledge has any been threatened, which challenges the validity, enforceability, use or ownership of such Note Party Intellectual Property, and, to such Note Party’s or Subsidiary’s knowledge, there is no valid basis for such a Claim. To the knowledge of each Note Party and Subsidiary, no Person is infringing upon or otherwise violating any of such Note Party’s or Subsidiary’s rights in the Note Party Intellectual Property. Neither the execution nor delivery of this Agreement and the other Note Documents, nor the performance and consummation of each Note Party’s obligations hereunder and thereunder, shall cause the diminution, termination or forfeiture of such Note Party’s or Subsidiary’s rights in, or require the consent of any third party in respect of, any Note Party Intellectual Property owned or, to each Note Party’s and Subsidiary’s knowledge, licensed by a Note Party or a Subsidiary.

(g) To each Note Party’s and Subsidiary’s knowledge, it shall not be necessary to utilize any inventions of any of its employees, consultants or contractors (or persons it intends to hire) made prior to or outside the scope of their employment by, or performance of services for, such Note Party or Subsidiary for such Note Party’s or Subsidiary’s business as now conducted or as currently proposed to be conducted. Each Note Party and Subsidiary has secured from all employees, consultants and contractors of such Note Party or Subsidiary who have contributed to the creation or development of any Note Party Intellectual Property owned or purported to be owned by such Note Party or Subsidiary valid and binding written assignments of all rights, including all Intellectual Property rights, to such contributions. No Note Party or Subsidiary has granted to any Person an exclusive license or equivalent right with respect to any of the Note Party Intellectual Property, or assigned or conveyed to any Person any ownership interest (including joint ownership rights) therein, and no third party owns or holds any such right, license or interest.

(h) All personally identifiable information used by or in the possession of any Note Party or Subsidiary has been collected, stored, maintained and used by such Note Party or Subsidiary in accordance with all applicable legal requirements including such Note Party’s or Subsidiary’s (and its users’) applicable privacy policies.

(i) To the knowledge of the Note Parties, no Note Party nor any Subsidiary has embedded any open source, copyleft or community source code in any of its products generally available or in development, including but not limited to any libraries or code licensed under any General Public License, Lesser General Public License or similar license arrangement that, as a condition of modification or distribution of the third party software subject to such open source license: (i) requires the disclosure and/or distribution in source code form of any of such Note Party’s or Subsidiary’s proprietary software or other Note Party Intellectual Property, derivative works thereof and/or other software incorporated into, derived from or distributed with such proprietary software or other Note Party Intellectual Property; (ii)

prohibits or limits such Note Party or Subsidiary from charging a fee or receiving consideration in connection with distributing any of such Note Party’s or Subsidiary’s proprietary software or other Note Party Intellectual Property and/or derivative works thereof; or (iii) requires the licensing to third parties of any of such Note Party’s or Subsidiary’s proprietary software or other Note Party Intellectual Property, derivative works thereof and/or other software incorporated into, derived from or distributed with such proprietary software or other Note Party Intellectual Property.

7.18 Solvency.

The Issuer is Solvent on an individual basis, and the Issuer and its Subsidiaries are Solvent on a consolidated basis.

7.19 Perfection of Security Interests in the Collateral.

The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens will be, upon the timely and proper filings, deliveries, notations and other actions contemplated in the Collateral Documents, perfected security interests and Liens (to the extent that such security interests and Liens can be perfected by such filings, deliveries, notations and other actions contemplated in the Collateral Documents), prior to all other Liens other than Permitted Liens.

7.20 Business Locations.

Set forth on Schedule 7.20(a) is a list of all real property that is owned or leased by the Note Parties as of the Closing Date (with (x) the address of each real property, (y) a designation of whether such real property is owned or leased and (z) if any Note Party maintains books and records at such real property). Set forth on Schedule 7.20(b) is the tax payer identification number and organizational identification number of each Note Party as of the Closing Date. The exact legal name and jurisdiction of organization of (a) the Issuer is as set forth on Schedule 7.20(b) and (b) each Guarantor is (i) as set forth on Schedule 7.20(b), (ii) as set forth in the Joinder Agreement pursuant to which such Guarantor became a party hereto. Except as set forth on Schedule 7.20(c), no Note Party has during the five years preceding the Closing Date (i) changed its legal name, (ii) changed its jurisdiction of organization, or (iii) been party to a merger, amalgamation, consolidation or such other structural change.

7.21 Sanctions Concerns; Anti-Corruption Laws; PATRIOT Act.

(a) Sanctions Concerns. No Note Party, nor any Subsidiary, nor, to the knowledge of the Note Parties and their Subsidiaries, any director, officer, employee, agent, Affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by, any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority of the United States, United Nations, European Union or United Kingdom or (iii) located, organized or resident in a Designated Jurisdiction.

(b) Anti-Corruption Laws. The Note Parties and their Subsidiaries have conducted their business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other applicable jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Laws.

(c) PATRIOT Act. To the extent applicable, each Note Party and each Subsidiary is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the PATRIOT Act.

7.22 Limited Offering of Convertible Notes .

None of the Note Parties nor anyone acting on their behalf has offered or will offer to sell the Convertible Notes or any similar securities to, or solicit offers with respect thereto from, or enter into any preliminary conversations or negotiations relating thereto with, any Person, so as to require the issuance and sale of the Convertible Notes to be registered under the Securities Act or applicable securities laws of any other jurisdiction. None of the Note Parties nor anyone acting on their behalf has engaged, directly or indirectly, in any form of general solicitation or general advertising with respect to the offering of the Convertible Notes (as those terms are used in Regulation D) or otherwise in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act. Assuming the accuracy and completeness of the representations and warranties of the Purchasers set forth in Article VII-A below, the offer and sale of the Convertible Notes are exempt from registration under the Securities Act and any applicable securities laws of any other jurisdiction.

7.23 Registration Rights; Issuance Taxes.

(a) Except as set forth in Schedule 7.23, the Issuer is not under any requirement to register under the Securities Act, or the Trust Indenture Act of 1939, as amended, any of its presently outstanding securities or any of its securities that may subsequently be issued.

(b) All taxes imposed on the Issuer in connection with the issuance, sale and delivery of the Convertible Notes have been or will be fully paid, and all Laws imposing such taxes have been or will be fully satisfied by the Issuer.

(c) No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Issuer or, to the Issuer’s knowledge, any Issuer Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii)-(iv) or (d)(3) is applicable.

7.24 Material Contracts; Government Contracts.

(a) Except for the contracts, agreements, licenses and other Contractual Obligations set forth on Schedule 7.24(a) as of the Closing Date, none of the Note Parties and their Subsidiaries is party to, or any of its property is bound by, (x) any contract, agreement, license or other Contractual Obligation that is anticipated to contribute more than $5,000,000 of revenue on an annual basis or require payment of more than $5,000,000 in any year or (y) any contract, agreement, license or other Contractual Obligation to which any Note Party or any Subsidiary is a party, or any of its property is bound by, and the breach, nonperformance or cancellation of which, or the failure of which to renew, could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 7.24(b), none of the Note Parties or their Subsidiaries is party to, or any of its property bound by, any contract, agreement, license or other Contractual Obligation (1) providing for the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limits any Note Party or any Subsidiary’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, (2) containing limitations on any Note Party’s or any Subsidiary’s ability to compete in any business or activity or with any Person or in any geographic area or during any period of time, or that limits the ability of any Note Party or any Subsidiary to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any asset, (3) containing a “most favored nation” or “most favored customer” clause or (4) containing any sole source or exclusive supplier obligations for goods or services supplied to any Note Party or any Subsidiary. The consummation of the transactions contemplated by the Note Documents will not give rise to a right of termination in favor of any party to any Material Contract. Each Material Contract (a) is in full force and effect and is binding upon and enforceable against the Note Parties and their Subsidiaries party thereto and, to the knowledge of any Note Party, all other parties thereto in accordance with its terms, and (b) is not currently subject to any material breach or default by any Note Party or any Subsidiary or, to the knowledge of any Note Party, any other party thereto. No Note Party nor any of its Subsidiaries has taken or failed to take any action that would permit any other Person party to any Material Contract to have, and, to the knowledge of any Note Party, no such Person otherwise has, any defenses, counterclaims or rights of setoff thereunder.

(b) No Note Party or Subsidiary is currently in, and the execution and delivery of the Note Documents and the consummation of the transactions contemplated thereby will not result in, any material violation, breach or default of any term or provision of any Government Contract or Government Subcontract. All representations and certifications with respect to any Government Contract or Government Subcontract made by any Note Party or Subsidiary were current, accurate and complete in all material respects when made, and each Note Party and Subsidiary has complied in all material respects with all such representations and certifications.

(c) Each Note Party and Subsidiary has complied in all material respects with all requirements of the Government Contracts or Government Subcontracts and any law relating to the safeguarding of, and access to, classified information and sensitive but unclassified information. No Note Party nor Subsidiary has been suspended or debarred from bidding on contracts or subcontracts with any governmental entity in connection with the conduct of its business; no such suspension or debarment has been initiated or, to the knowledge of such Note Party or Subsidiary, threatened.

(d) To the knowledge of the Note Parties and their Subsidiaries, there is no ongoing proceeding by any governmental entity relating to any Government Contract or Government Subcontract or the violation of any law relating to any Government Contract or Government Subcontract. There are no outstanding written claims between any Note Party or Subsidiary and any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract or Government Subcontract.

(e) Each of the Note Parties and their Subsidiaries has complied with proprietary marking requirements of governmental entities for proposal submissions in response to solicitations and deliverable submissions under Government Contracts and Government Subcontracts.

7.25 Employee Agreements; Data Privacy.

(a) Each current employee, consultant and officer of each of the Note Parties and their Subsidiaries and each former Key Employee has executed an agreement with such Person regarding confidentiality and proprietary information substantially in the form or forms delivered to the Purchasers (the “Confidential Information Agreements”). No current or former Key Employee has excluded works or inventions from his or her assignment of inventions pursuant to such Key Employee’s Confidential Information Agreement. Each current and former Key Employee has executed a non-solicitation agreement substantially in the form or forms delivered to counsel for the Purchasers. None of the Note Parties is aware that any of its Key Employees is in violation of any agreement covered by this Section 7.25(a).

(b) In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively “Personal Information”), each of the Note Parties and their Subsidiaries is and has been in compliance in all material respects with all applicable laws in all relevant jurisdictions. Each of the Note Parties and their Subsidiaries has commercially reasonable physical, technical, organizational and administrative security measures and policies in place designed to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. Each of the Note Parties and their Subsidiaries is and has been in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations.

7.26 Labor Matters.

There are no existing or, to the knowledge of the Note Parties, threatened strikes, lockouts or other labor disputes involving any Note Party or any Subsidiary that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Note Parties and their Subsidiaries are not in violation in any material respect of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters.

7.27 Affected Financial Institution.

No Note Party or any of their Subsidiaries is an Affected Financial Institution.

7.28 Ranking of Convertible Notes.

The Indebtedness represented by the Convertible Notes and the other Obligations under the applicable Note Documents of each Note Party is intended to constitute senior secured Indebtedness, and accordingly is, and shall be, at all times while the Convertible Notes and the other Obligations remain outstanding, pari passu or senior in right of payment to all Indebtedness (if any) of such Note Party, other than the Indebtedness incurred under the FP Note Documents and the LM/BP Note Documents.

7.29 Regulation H.

No real property subject to a Mortgage is a Flood Hazard Property unless the Purchasers and the Collateral Agent shall have received the following: (a) the applicable Note Party’s written acknowledgment of receipt of written notification from the Required Purchasers (i) as to the fact that such real property is a Flood Hazard Property and (ii) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program, (b) copies of insurance policies or certificates of insurance of the applicable Note Party evidencing flood insurance reasonably satisfactory to the Secured Parties and naming the Collateral Agent as additional loss payee on behalf of the Secured Parties and (c) such other flood hazard determination forms, notices and confirmations thereof as requested by the Required Purchasers and the Collateral Agent. All flood hazard insurance policies required hereunder have been obtained and remain in full force and effect, and the premiums thereon have been paid in full.

7.30 Strategic Cooperation Agreement.

The Strategic Cooperation Agreement (a) is in full force and effect and is binding upon and enforceable against any Note Party and any Subsidiary bound thereby in accordance with its terms, and (b) no Note Party or Subsidiary is currently in material breach or default thereunder.

ARTICLE VII-A
REPRESENTATIONS OF THE PURCHASERS

Each Purchaser represents and warrants to (and solely for the benefit of) the Note Parties as of the Closing Date, that:

(a) such Purchaser is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act and the Convertible Notes to be acquired by it pursuant to this Agreement are being acquired for its own account and not with a view to any distribution thereof or with any present intention of offering or selling any of the Convertible Notes in a transaction that would violate the Securities Act or the securities laws of any state of the United States or any other applicable jurisdiction;

(b) such Purchaser has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Convertible Notes and such Purchaser is capable of bearing the economic risks of such investment and acknowledges that the Convertible Notes as of the date hereof, have not been registered under the Securities Act or the securities laws of any state or other jurisdiction;

(c) such Purchaser acknowledges that the Note Parties and, for purposes of the opinions to be delivered to the Purchasers pursuant hereto, counsel to the Note Parties and their Affiliates will rely upon the accuracy and truth of the foregoing representations and in this Article VII-A and hereby consents to such reliance; and

(d) such Purchaser is not a “foreign person,” as defined at 31 C.F.R. § 800.224, and is not otherwise controlled by a “foreign person,” as defined at 31 C.F.R. § 800.224.

Article VIII
AFFIRMATIVE COVENANTS

So long as any Convertible Note or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which no claim has been asserted), each Note Party shall and shall cause each Subsidiary to:

8.01 Financial Statements.

(a) Deliver to the Purchasers within (i) one hundred and twenty (120) days after the end of the fiscal year ending December 31, 2022 and (y) one hundred and five (105) days after the fiscal year ending December 31, 2023 and the end of each fiscal year thereafter of the Issuer (or if earlier, when filed with a Governmental Authority), a consolidated balance sheet of the Issuer and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by an unqualified report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (except from (i) an impending maturity date under the Convertible Notes, the FP Notes or the LM/BP Notes solely in the case of the audit delivered with respect to the fiscal year immediately prior to the fiscal year during which such maturity or expiration is scheduled or (ii) any actual or prospective financial covenant default under Section 9.17, any financial covenant under the FP Note Purchase Agreement or any financial covenant under the LM/BP Note Purchase Agreement); and

(b) Deliver to the Purchasers within (i) sixty (60) days after the end of the fiscal quarters ending September 30, 2022 and March 31, 2023 and (ii) forty five (45) days after the fiscal quarters ending June 30, 2023 and September 30, 2023 and the end of each of the first three fiscal quarters of each fiscal year ending thereafter of the Issuer (or, if earlier, when filed with a Governmental Authority), a consolidated balance sheet of the Issuer and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Issuer’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Issuer as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Issuer and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

(c) To the extent any such information is not furnished within the time periods specified above and such information is subsequently furnished (including upon becoming publicly available, by filing such information with the SEC), the Issuer shall be deemed to have satisfied its obligations with respect thereto as such time and any Default with respect thereto shall be deemed to have been cured.

8.02 Certificates; Other Information.

Deliver to each Purchaser, in form and detail satisfactory to the Required Purchasers:

(a) Concurrently with the delivery of the quarterly and annual reports referred to in Section 8.01 (i) a duly completed Compliance Certificate signed by a Responsible Officer of the Issuer, certifying as to (x) compliance with the financial covenants contained in Section 9.17, including a calculation of the amont of unrestricted cash and Cash Equivalents required by Section 9.17(a), and (y) whether a Default has occurred and is continuing as of the date thereof and, if a Default has occurred and is continuing as of the date thereof, specifying the details thereof and any action taken or proposed to be taken with respect thereto; and (ii) a written summary, such as the summary included within the financial statements delivered in accordance with Section 8.01, describing how any changes in GAAP during such period directly and materially impacted such financial statements;

(b) as soon as practicable, and in any event not later than thirty (30) days after the commencement of each fiscal year of the Issuer, an annual business plan and budget of the Note Parties and their Subsidiaries for such fiscal year containing, among other things, projections for each quarter of such fiscal year, in form and substance reasonably satisfactory to the Required Purchasers;

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the equity holders of any Note Party, and copies of any annual, regular, periodic and special reports and registration statements which a Note Party may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Purchasers pursuant hereto;

(d) concurrently with the delivery of the financial statements in accordance with Section 8.01, a certificate of a Responsible Officer of the Issuer containing information regarding a list of any Material Contracts entered into (and, if requested by the Required Purchasers and subject to the confidentiality obligations of the Issuer and any of its Subsidiaries owing to the counterparty to such Material Contract and subject to applicable regulations limiting the disclosure of such Material Contracts, copies of such Material Contracts to be provided to and reviewed by counsel to the Required Purchasers), in each case, during the period covered by such financial statements;

(e) promptly after any request by any Purchaser, copies of any detailed audit reports, management letters or recommendations submitted to the Board of Directors (or the audit committee of the Board of Directors) of any Note Party by independent accountants in connection with the accounts or books of a Note Party or any Subsidiary, or any audit of any of them;

(f) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Note Party or any Subsidiary pursuant to the terms of any indenture, loan or credit or similar agreement, including under the Working Capital Facility, and not otherwise required to be furnished to the Purchasers pursuant to Section 8.01 or any other clause of this Section 8.02;

(g) promptly, and in any event within five (5) Business Days after receipt thereof by any Note Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Note Party or any Subsidiary thereof;

(h) promptly, such additional information regarding the business, financial or corporate affairs of any Note Party or any Subsidiary, or compliance with the terms of the Note Documents, as any Purchaser may from time to time reasonably request;

(i) concurrently with the delivery of the financial statements referred to in Section 8.01, a certificate of a Responsible Officer of the Issuer (i) listing (A) all applications by any Note Party, if any, for Registered Intellectual Property made since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), (B) all issuances of registrations or letters on existing applications by any Note Party for Registered Intellectual Property received since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), (C) all Intellectual Property Licenses entered into by any Note Party since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), and (D) such supplements to Schedule 7.17 as are necessary to cause such schedule to be true and complete as of the date of such certificate and (ii) with respect to any insurance coverage of any Note Party or any Subsidiary that was renewed, replaced or modified during the period covered by such financial statements, such updated information with respect to such insurance coverage as is required to be included on Schedule 7.10; and

(j) concurrently with the delivery thereof to the Collateral Agent, copies of all documents, notices, agreements, schedules and possessory collateral delivered to the Collateral Agent pursuant to any Collateral Document.

Documents required to be delivered pursuant to Section 8.01 or Section 8.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Issuer posts such documents, or provides a link thereto on the Issuer’s website on the Internet at the website address listed on Schedule 12.02, or (ii) on which such documents are posted on the Issuer’s behalf on an Internet or intranet website, if any, to which each Purchaser has access (whether a commercial or third-party website); provided, that: (x) the Issuer shall deliver paper copies of such documents to the any Purchaser upon its request to the Issuer, and shall continue to deliver such paper copies until a written request to cease delivering paper copies is given by such Purchaser and (y) the Issuer shall notify each Purchaser (by facsimile or electronic mail) of the posting of any such documents and provide to each Purchaser by electronic mail electronic versions (i.e., soft copies) of such documents.

8.03 Notices.

(a) Promptly (and in any event, within two (2) Business Days) notify each Purchaser of the occurrence of any Default.

(b) Promptly (and in any event, within five (5) Business Days) notify each Purchaser of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Promptly (and in any event, within five (5) Business Days) notify each Purchaser of the occurrence of any ERISA Event that could reasonably be expected to result in liability in an amount greater than the Threshold Amount.

(d) Promptly (and in any event, within five (5) Business Days) notify each Purchaser of any material change in accounting policies or financial reporting practices by any Note Party or any Subsidiary.

(e) Promptly (and in any event, within three (3) Business Days) notify each Purchaser of any litigation, arbitration or governmental investigation or proceeding not previously disclosed by a Note Party which has been instituted or, to the knowledge of the Note Parties, is threatened against a Note Party or any of its Subsidiaries or to which any of the properties of any thereof is subject which could reasonably be expected to result in losses and/or expenses in excess of the Threshold Amount.

(f) Promptly (and in any event, within five (5) Business Days following receipt by, or delivery by, a Note Party or Subsidiary, as the case may be), provide each Purchaser with information relating to (i) any material written notice alleging any breach of any Material Contract by any party thereto where such breach could result in the loss of more than $5,000,000 of revenue or liability of greater than $5,000,000, (ii) any amendment or termination of (or notice of such termination with respect to) any Material Contract (and, in each case, if requested by any Purchaser, copies of such notice, amendments terminations to be provided to and reviewed by counsel to such Purchaser); provided, however, the scope and level of detail with respect to the disclosure pursuant to the foregoing shall be subject to the confidentiality obligations of the Issuer and any of its Subsidiaries owing to the counterparty to such Material Contract and subject to applicable regulations limiting the disclosure thereof.

(g) Promptly (and in any event, within five (5) Business Days following receipt by, or delivery by, a Note Party or Subsidiary, as the case may be), provide each Purchaser with a copy of any material written notice alleging any breach of the Staton Subscription Agreement or any other documents relating to the Staton Payment Obligations, or any amendment, waiver or termination of (or notice of such termination with respect to) the Staton Subscription Agreement or any other documents relating to the Staton Payment Obligations.

(h) Not later than 10 days after the occurrence of a Fundamental Change, provide each Purchaser a notice (the “Fundamental Change Notice”) of the occurrence of such Fundamental Change.

(i) Promptly (and in any event, within three (3) Business Days following the execution and delivery thereof) provide each Purchaser with a copy of any amendment to the FP Note Purchase Agreement or the LM/BP Note Purchase Agreement.

Each notice pursuant to clauses (a) to (g) of this Section 8.03 shall be accompanied by a statement of a Responsible Officer of the Issuer setting forth details of the occurrence referred to therein and stating what action the applicable Note Party has taken and proposes to take with respect thereto. Each notice pursuant to Section 8.03(a) shall describe with particularity any and all provisions of this Agreement and any other Note Document that have been breached. A Fundamental Change Notice pursuant to clause (h) of this Section 8.03 shall state: (i) the events causing the Fundamental Change and (ii) the date of the Fundamental Change.

8.04 Payment of Obligations.

Pay and discharge, as the same shall become due and payable (a) all federal, state and other material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the applicable Note Party or Subsidiary and such payment can be lawfully withheld and the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect, (b) all lawful claims which has by law become a Lien upon its property as a result of non-payment (other than a Permitted Lien), and (c) all Material Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

8.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 9.04 or Section 9.05.

(b) Preserve, renew and maintain in full force and effect its good standing under the Laws of the jurisdiction of its organization and, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, each other jurisdiction where it conducts its Business (in each case where such concept exists in such jurisdiction in the case of Non-U.S. Subsidiaries).

(c) Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises the failure of which to maintain could reasonably be expected to result in a Material Adverse Effect.

(d) Preserve or renew all of its material Registered Intellectual Property or Intellectual Property in respect of which an application for registration has been filed or recorded with the United States Copyright Office or the United States Patent and Trademark Office (or comparable agencies in any applicable non-U.S. jurisdiction), in each case to the extent necessary to conduct its Business.

8.06 Maintenance of Properties.

(a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear, casualty and condemnation excepted.

(b) Make all necessary repairs thereto and renewals and replacements thereof.

8.07 Maintenance of Insurance.

(a) Maintain with financially sound and reputable insurance companies not Affiliates of the Issuer, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

(b) Without limiting the foregoing, (i) maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Required Purchasers, (ii) furnish to each Purchaser evidence of the renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof, and (iii) furnish to each Purchaser prompt written notice of any redesignation of any such improved real property into or out of a special flood hazard area.

(c) Cause the Collateral Agent and its successors and/or assigns to be named as Purchaser’s loss payee or mortgagee as its interest may appear, and/or additional insured with respect to any such insurance providing liability coverage or coverage in respect of any Collateral, and cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Collateral Agent, that it will give the Collateral Agent thirty (30) days (or ten (10) days for non-payment or such lesser amount as the Required Purchasers may agree to in their sole discretion) prior written notice before any such policy or policies shall be altered or canceled.

(d) Promptly notify the Purchasers and the Collateral Agent of any real property subject to a Mortgage that is, or becomes, a Flood Hazard Property.

8.08 Compliance with Laws.

Comply in all material respects with the requirements of all material Laws and all material orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted.

8.09 Books and Records.

(a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Note Party or such Subsidiary, as the case may be.

(b) Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Note Party or such Subsidiary, as the case may be.

8.10 Inspection Rights.

Subject to a Note Party’s security clearance requirements or policies and any applicable regulation with respect thereto, permit representatives and independent contractors of each Purchaser to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Issuer and at such reasonable times during normal business hours and as often as may be desired, upon reasonable advance notice to the Issuer; provided, however, so long as no Event of Default exists, the Issuer shall only be required to reimburse the Purchasers, collectively, for two such visits and inspections in any fiscal year; provided, further, however, when an Event of Default exists, any Purchaser (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Issuer at any time during normal business hours, as often as desired and without advance notice.

8.11 Use of Proceeds.

Use the proceeds of the Convertible Notes (i) to fund leasehold improvements and expansion of manufacturing capacity for small satellites and (ii) for operating and working capital needs of the Issuer and its Subsidiaries related to the manufacture and sale of small satellites to Lockheed Martin and other existing customers under programs in existence on the Closing Date; provided, that, in no event shall the proceeds of the Convertible Notes be used (x) for the principal repayment or redemption of any Indebtedness of the Note Parties or any of their Subsidiaries, (y) to make Restricted Payments or (z) in contravention of any Law or of any Note Document; provided, further, that no proceeds of the Convertible Notes shall be used (i) to fund the building of a synthetic aperture radar satellite constellation or (ii) for facility expansion prior to January 1, 2023.

8.12 Additional Subsidiaries.

It is the intent of the parties that each U.S. Subsidiary of the Issuer that is a Wholly-Owned Subsidiary and established, created or acquired by the Issuer after the Closing Date and each Subsidiary that Guarantees the obligations of the Issuer under the FP Note Documents or the LM/BP Note Documents become a Guarantor hereunder. Prior to or upon the acquisition or formation of any Subsidiary or the Guarantee by such Subsidiary of the obligations under the FP Note Documents or the LM/BP Note Documents:

(a) notify the Collateral Agent and the Purchasers thereof in writing, together with the (i) jurisdiction of organization, (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by any Note Party or any Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto; and

(b) if such U.S. Subsidiary is a (A) is a Wholly-Owned Subsidiary or (B) a Subsidiary that Guarantees or is otherwise obligated in respect of any other Indebtedness for borrowed money of any Note Party, including the FP Notes and the LM/BP Notes, cause within 45 days (or such longer period of time as agreed to by the Required Purchasers in their sole discretion) (i) such Subsidiary to become a

Guarantor by executing and delivering to the Collateral Agent and the Purchasers a Joinder Agreement or such other documents as the Required Purchasers shall reasonably request for such purpose, and (ii) deliver to the Collateral Agent documents of the types referred to in Sections 6.01(f)-(h) in order to grant Liens to the Collateral Agent for the benefit of the Secured Parties in all assets of such Subsidiary constituting Collateral and favorable opinions of counsel to such Persons (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i) or (ii), as applicable), all in form, content and scope reasonably satisfactory to the Required Purchasers.

8.13 ERISA Compliance. Do, and make commercially reasonable efforts to cause each of its ERISA Affiliates to do, each of the following, as applicable: (a) maintain each Plan or Pension Plan, as applicable, both in form and operation, in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state law, (b) cause each Plan or Pension Plan, as applicable, that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification, and (c) make all required contributions to any Plan or Pension Plan, as applicable, that is subject to Section 412, Section 430 or Section 431 of the Internal Revenue Code.

8.14 Pledged Assets.

(a) Equity Interests. To secure the Obligations, cause 100% of the issued and outstanding Equity Interests of each Subsidiary directly owned by any Note Party (other than any Excluded Equity Interests) to be subject at all times to a second priority (or, following the payment in full of the FP Notes and the LM/BP Notes, first priority), perfected Lien in favor of the Collateral Agent (subject to Liens permitted pursuant to Sections 9.01(c) and 9.01(h)), for the benefit of the Secured Parties, pursuant to the terms and conditions of the Collateral Documents; provided, that the Equity Interests in any foreign Subsidiary shall not be required to be perfected under foreign law. In connection with the foregoing, the Issuer shall cause to be delivered to the Collateral Agent and the Purchasers opinions of counsel requested by the Required Purchasers and any filings and deliveries necessary to perfect the security interests in such Equity Interests, all in form and substance satisfactory to the Collateral Agent and the Required Purchasers.

(b) Other Property. Cause all property (other than Excluded Property) of the Issuer and each Guarantor to be subject at all times to second priority (or, following the payment in full of the FP Notes and the LM/BP Notes, first priority), perfected and, in the case of fee-owned real property, title insured Liens in favor of the Collateral Agent to secure the Obligations pursuant to the Collateral Documents or, with respect to any such property acquired subsequent to the Closing Date, such other additional security documents, including Real Estate Security Documents, as the Collateral Agent or Required Purchasers shall request (subject to Permitted Liens), and in connection with the foregoing, deliver to the Collateral Agent and the Purchasers such other documentation as the Collateral Agent or the Required Purchasers may reasonably request, including filings and deliveries necessary to perfect such Liens, Organization Documents, resolutions, Real Estate Security Documents, and favorable opinions of counsel to such Persons and the Purchasers, all in form, content and scope reasonably satisfactory to the Collateral Agent and the Required Purchasers.

8.15 Deposit Accounts.

(a) Prior to or upon the acquisition or establishment of any Deposit Account by any Note Party, provide written notice thereof to the Collateral Agent and the Purchasers.

(b) Within thirty (30) days following the payment in full of the FP Notes and the LM/BP Notes, cause all Deposit Accounts of the Note Parties (other than Excluded Accounts) at all times to be subject to Deposit Account Control Agreements in each case in form and substance satisfactory to the Required Purchasers.

8.16 Intellectual Property; Consent of Licensors.

(a) (i) Maintain in full force and effect or pursue the prosecution of, as the case may be, and pay all costs and expenses relating to, all material Intellectual Property owned or exclusively licensed by such Note Party or its respective Subsidiaries, excluding the maintenance of Intellectual Property that in the commercially reasonable business judgment of the Issuer are not necessary or material for the conduct of the business of any Note Party or its Subsidiaries; (ii) notify the Purchasers, promptly after learning thereof, of any material infringement or other violation by any Person of its material Intellectual Property; (iii) use commercially reasonable efforts, consistent with past practices, to pursue, enforce, and maintain in full force and effect legal protection for all material Intellectual Property developed or controlled by such Note Party or any of its respective Subsidiaries; and (iv) notify the Purchasers, promptly after learning thereof, of any written claim by any Person that the conduct of the Businesses infringes any Intellectual Property of that Person and take such reasonable steps to address such matter.

(b) Promptly after entering into or becoming bound by any Material Contract, the Note Parties shall, subject to the confidentiality obligations of the Issuer and any of its Subsidiaries owing to the counterparty to such Material Contract and subject to applicable regulations limiting the disclosure thereof, to the extent permitted by applicable Law (i) provide written notice to the Purchasers of the material terms of such license or similar agreement or Material Contract with a description of its likely impact on the Note Parties’ business or financial condition and (ii) in good faith take such commercially reasonable actions as the Required Purchasers may reasonably request to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for (A) the applicable Note Party’s interest in such licenses, contract rights or Material Contracts to be deemed Collateral and for the Collateral Agent to have a security interest in it that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future and (B) the Collateral Agent to have the ability in the event of a liquidation of any of the Collateral to dispose of such Collateral in accordance with the Collateral Agent’s rights and remedies under this Agreement and the other Note Documents; provided, that, the failure to obtain any such consent or waiver shall not by itself constitute a Default.

8.17 Anti-Corruption Laws. Conduct its business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such Laws.

8.18 Post-Closing Obligations. Within the time periods set forth therefor on Schedule 8.18 (or such longer periods of time as may be agreed to by the Required Purchasers in their sole discretion), deliver to the Purchasers such other documents, instruments, certificates or agreements as are listed on Schedule 8.18 or take such other actions as are described on Schedule 8.18, in each case in form and substance reasonably satisfactory to the Required Purchasers.

8.19 Collateral Access Agreements. In the case of a leasehold interest of any Note Party in real property that is located in the U.S. and on which Collateral in excess of $5,000,000 is stored or otherwise located, the Issuer shall use commercially reasonable efforts to obtain Collateral Access Agreements within 60 days thereafter (or such longer period as the Required Purchasers may agree in their sole discretion); provided that this Section 8.19 shall not apply so long as the FP Notes and/or the LM/BP Notes remain outstanding.

8.20 Preemptive Rights.

(a) If the Issuer proposes to issue Equity Interests, other than in an Excluded Issuance, then the Issuer shall:

(i) provide written notice to each Purchaser no less than twenty (20) Business Days prior to the planned announcement of such issuance (the date of such planned announcement, the “Proposed Announcement Date”), setting forth in reasonable detail (1) the designation and all of the terms and provisions of the securities proposed to be issued (the “Proposed Securities”), including, to the extent applicable, the voting powers, preferences and relative participating, optional or other special rights, and the qualification, limitations or restrictions thereof and interest rate and maturity, (2) the anticipated price and other terms of the proposed sale of such securities (including the type of offering of the Proposed Securities) and (3) the amount of such securities proposed to be issued; provided, that following the delivery of such notice, the Issuer shall deliver to each Purchaser any such information such Purchaser may reasonably request in order to evaluate the proposed issuance, except that the Issuer shall not be required to deliver any information that has not been and will not be provided or otherwise made available to the proposed purchasers of the Proposed Securities; and

(ii) offer to issue and sell to each Purchaser, upon full payment by such Purchaser, on such terms as the Proposed Securities are to be issued a portion of the Proposed Securities equal to a percentage determined by dividing (1) the number of Shares of Common Stock such Purchaser beneficially owns on an as converted basis, but excluding for this purpose any attribution of ownership of securities held by Persons who are not Affiliates of such Purchaser by (2) the total number of Shares of Common Stock then outstanding on an as-converted basis (in each case, the as-converted basis shall be calculated using the maximum number of shares issuable under outstanding Equity Interests, but for the avoidance of doubt, solely to the extent such Equity Interests are then “in the money” or otherwise exercisable based on the Closing Price of the Common Stock on the Trading Day immediately preceding the applicable Notice Date (as defined below)), such percentage, such Purchaser’s “Participation Portion”).

(b) Each Purchaser will have the option, exercisable by written notice to the Issuer, to irrevocably accept the Issuer’s offer and commit to purchase any or all of the Equity Interests offered to be sold by the Issuer to such Purchaser, which notice (a “Participation Notice”) must be given no less than fifteen (15) Business Days prior to the Proposed Announcement Date (the “Notice Date”). If the Issuer offers two or more securities in units to the other participants in the offering, each Purchaser must purchase such units as a whole and will not be given the opportunity to purchase only one of the securities making up such unit. The closing of the exercise of such subscription right shall take place simultaneously with the closing of the sale of the Proposed Securities giving rise to such subscription right. If any Purchaser does not deliver a Participation Notice on or before the Notice Date, the Issuer will be free to sell such Proposed Securities that such Purchaser has not elected to purchase during the 90 days following the Notice Date on terms and conditions no more favorable taken as a whole (but with aggregate economic terms not more favorable) to the purchasers thereof than those offered to such Purchaser in the notice delivered in accordance with Section 8.20(a). Any Proposed Securities offered or sold by the Issuer after such 90-day period must be reoffered to issue or sell to each Purchaser pursuant to this Section 8.20.

(c) The election by any Purchaser not to exercise its subscription rights under this Section 8.20 in any one instance shall not affect their right as to any subsequent proposed issuance.

(d) In the case of an issuance subject to this Section 8.20 for consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair market value thereof.

(e) In the event that the Issuer proposes an issuance of Proposed Securities and the full Participation Portion of securities that would be issued to the Purchaser pursuant to this Section 8.20 in connection with such issuance of Proposed Securities would exceed the amount that the Issuer could issue to the Purchaser without shareholder approval pursuant to NYSE rules, the Issuer shall use its reasonable best efforts to hold a special meeting of its shareholders as promptly as practicable to obtain such approval and the proxy statement related to such special meeting will include a recommendation from the Issuer’s Board of the Directors that the shareholders of the Issuer vote in favor of the issuance to the Purchaser of the Participation Portion (it being understood that no such issuance will be conditioned on the receipt of approval for issuance to the Purchaser of the applicable Participation Portion); provided that, if shareholder approval of the issuance to the Purchaser is not obtained, the applicable Participation Portion shall automatically be decreased to one Equity Interest less than as would require shareholder approval pursuant to NYSE rules.

8.21 Antitrust Filings Cooperation. In the event that any Antitrust Filings are required to be made in connection with any conversion of Convertible Notes in accordance with Section 2.11 or any exercise of Warrants in accordance with the terms set forth in Exhibit B, the Issuer and the Purchasers shall (i) reasonably cooperate with the other Party (the Purchasers or the Issuer, respectively) in order to timely complete any such Antitrust Filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits, expirations of waiting periods and authorizations necessary for such conversion or exercise, and (ii) use its reasonable best efforts to respond as promptly as reasonably practicable to any questions that may be raised in connection with all such Antitrust Filings. For the avoidance of doubt, nothing in this Agreement shall require the Issuer or any of its Affiliates to propose, negotiate, effect or agree to the sale, divestiture, license or other disposition of any assets or businesses of the Issuer or any of its Affiliates or otherwise to take any action that limits the Issuer’s or any of its Affiliates’ freedom of action with respect to, or its ability to retain, any of the businesses, products or service lines, or assets of the Issuer and its Affiliates.

8.22 Acknowledgment of Registration Rights. The Issuer hereby acknowledges and agrees that (i) the Conversion Shares and the Shares to be issued upon exercise of the Warrants are and shall at all times be “Registrable Securities” as defined in the Investor Rights Agreement and (ii) in accordance with the terms of the Investor Rights Agreement, following receipt of one or more demands by the Purchaser, it shall use its reasonable best efforts to file with the SEC a registration statement with respect to the Conversion Shares and/or the Shares to be issued upon exercise of the Warrants and to cause such registration statement to be declared effective by the SEC as soon as reasonably practicable after the filing thereof.

8.23 Shareholder Vote. The Issuer will use its reasonable best efforts (subject to the fiduciary duties of the Issuer’s Board of Directors and its management) to obtain shareholder approval at the next annual meeting of its shareholders (the “Initial Annual Meeting”) for the issuance of all Shares of Common Stock issuable upon conversion of the Convertible Notes and the exercise of the Warrants by Lockheed Martin as provided for in this Agreement, and the proxy statement related to such special meeting will include a recommendation by the Issuer’s Board of Directors that the shareholders of the Issuer vote in favor of such proposal. If the shareholders of the Issuer do not approve the issuance of all such Shares, the Issuer will use its reasonable best efforts to obtain shareholder approval at the next annual meeting of shareholders and each subsequent annual meeting thereafter. If, as of any date following the Initial Annual Meeting at which the shareholders of the Issuer do not approve the issuance of all such Shares, and prior to any subsequent shareholder meeting at which the shareholders of the Issuer will be asked to again provide such approval, Lockheed Martin or any of its Affiliates is the Purchaser and provides a Conversion Notice in accordance with Section 2.11(b) or an Exercise Notice in accordance with Section 3(a)(i) of the Form of Warrant, in lieu of delivery of any Shares in excess of any limitations then applicable under NYSE rules, including, without limitation, as a result of the restrictions set forth in Section 2.11(n) and Section 4(i) of the Form of Warrant, the Issuer shall, solely to the extent permitted under the FP Note Documents and the LM/BP Note Documents, pay to such Purchaser, on the applicable Conversion Date or Exercise Date, as applicable, the product of (x) the number of Shares in excess of any limitations then applicable under NYSE rules and (y) the Prepayment Current Market Price determined as of the date of the applicable Conversion Notice or Exercise Notice, as applicable, delivered by such Purchaser to the Issuer.

Article IX
NEGATIVE COVENANTS

So long as any Purchaser shall have any Convertible Note or other Obligation hereunder that shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which no claim has been asserted), each Note Party shall not, nor shall it permit any Subsidiary to, directly or indirectly:

9.01 Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Note Document;

(b) Liens existing on the date hereof and listed on Schedule 9.01;

(c) Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided, that, such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance, the payment or provision of compensation or benefits and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, indemnity and performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, encroachments, rights-of-way, covenants and restrictions and other similar encumbrances affecting real property which are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person conducted thereon;

(h) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 10.01(h);

(i) Liens securing Indebtedness permitted under Section 9.03(e); provided, that: (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost (negotiated on an arm’s length basis) of the property being acquired on the date of acquisition and (iii) such Liens attach to such property concurrently with or within ninety (90) days after the acquisition thereof;

(j) licenses, sublicenses, leases or subleases (other than any exclusive license or sublicense relating to intellectual property) granted to others in the ordinary course of business not interfering in any material respect with the business of any Note Party or any of its Subsidiaries;

(k) any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(l) normal and customary bankers’ liens and rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(m) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(n) Liens of sellers of goods to the Issuer and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(o) non-exclusive licenses of over-the-counter software that is commercially available to the public and other non-exclusive licenses granted in the ordinary course of business by a Note Party or Subsidiary;

(p) deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business;

(q) Liens solely on accounts receivable, inventory, cash and any deposit account established and maintained with the lender under a Working Capital Facility to hold such cash and all proceeds of the foregoing (other than proceeds of (i) the Convertible Notes, (ii) Intellectual Property, and (iii) Collateral that does not secure such Working Capital Facility) (the “Working Capital Priority Collateral”) securing the Indebtedness under any Working Capital Facility permitted by Section 9.03(g), which Liens may rank higher in lien priority to the Liens of the Collateral Agent on the Working Capital Priority Collateral securing the Obligations of the Secured Parties; provided, that such Indebtedness is subject to a customary intercreditor and lien subordination agreement (a “WC Intercreditor Agreement”) in form and substance reasonably satisfactory to the Required Purchasers and the Collateral Agent with the applicable financial institution providing such Working Capital Facility (“Working Capital Facility Lender”) pursuant to which (A) the security interest in the Working Capital Priority Collateral securing the Working Capital Facilities are senior and prior to the security interest of the Collateral Agent in the Working Capital Priority Collateral securing the Obligations, (B) the Collateral Agent, on behalf of the Secured Parties, shall retain a second (or, so long as any FP Notes or LM/BP Notes remain outstanding, third) priority security interest in such Working Capital Priority Collateral, and (C) the Collateral Agent, on behalf of the Secured Parties, shall maintain its first (or, so long as any FP Notes or LM/BP Notes remain outstanding, second) priority security interest in all other Collateral of the Note Parties; and

(r) Liens in respect of the FP Notes and the LM/BP Notes; provided, in each case, that such Liens are subject to the First Lien/Second Lien Intercreditor Agreement.

(s) Liens (i) solely on any cash (or Cash Equivalent) earnest money deposits (including as part of any escrow arrangement) made by a Note Party or any Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Investment permitted hereunder, or (ii) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 9.02 to be applied against the purchase price for such Investment;

(t) Liens to secure obligations in respect of letters of credit incurred pursuant to Section 9.03(l); and

(u) other Liens securing obligations which do not exceed $5,000,000.

9.02 Investments.

Make any Investments, except:

(a) Investments held by a Note Party or a Subsidiary in the form of cash or Cash Equivalents;

(b) Investments existing on date hereof and set forth in Schedule 9.02;

(c) Investments in any Person that is a Note Party (other than the purchase or other acquisition of Equity Interests of the Issuer) prior to giving effect to such Investment;

(d) Investments by any Subsidiary of the Issuer that is not a Note Party in any other Subsidiary of the Issuer that is not a Note Party;

(e) Investments (i) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss, (ii) consisting of extensions of credit to (including as evidenced by one or more promissory notes), or receipt of investments in convertible or equity instruments issued by, GeoOptics, Inc. or its Affiliates in exchange for sale of products by any Note Party or Subsidiary to such customer in an original aggregate amount not to exceed $6,000,000 and (iii) consisting of extensions of credit to (including as evidenced by one or more promissory notes), or receipt of investments in convertible or equity instruments issued by, customers or their related parties, in each case, in exchange for sale of products to such customer provided by any Note Party in an aggregate amount not to exceed $5,000,000; provided that, in the case of clauses (ii) and (iii), such promissory notes, convertible instruments and/or equity instruments are subject to Liens in favor of the Collateral Agent, for the benefit of the Secured Parties, to the extent such promissory notes, convertible instruments and/or equity instruments are held by a Note Party and do not constitute Excluded Property; provided, further, that to the extent any such promissory note, convertible instrument or equity instrument is held by a Note Party and constitutes Excluded Property, the Note Parties shall use commercially reasonable efforts to request the issuer of such note or instrument to seek consent of any relevant third party or amend the applicable Contractual Obligation to permit such pledge so that the promissory note or instrument no longer constitutes Excluded Property;

(f) Investments in any Subsidiary that is not a Note Party not exceeding $5,000,000 in the aggregate at any one time outstanding;

(g) other Investments by a Note Party not exceeding $10,000,000 in the aggregate at any one time outstanding for all such Investments made pursuant to this clause (g); provided, that, no Investment otherwise permitted by this clause (g) shall be permitted to be made if any Default has occurred and is continuing or would result therefrom;

(h) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of any Note Party;

(i) Investments consisting of purchases and acquisitions of inventory, supplies, material, equipment, or other similar assets in the ordinary course of business and, in each case, not constituting an Acquisition;

(j) advances of payroll payments to employees in the ordinary course of business;

(k) loans or advances to any employee, officer, director or member of management of the Issuer and its Subsidiaries, the proceeds of which are used to satisfy tax liabilities of such employee, officer, director or member of management incurred in connection with the exercise of stock options in the Issuer held by such Person; provided that the aggregate amount of all loans and advances made pursuant to this clause (k) does not exceed $2,500,000 at any time outstanding;

(l) loans and advances to officers, directors, managers, and employees for business related travel expenses, moving expenses, and other similar expenses, in each case incurred in the ordinary course of business; provided that the aggregate amount of all loans and advances made pursuant to this clause (l) does not exceed $2,500,000 at any time outstanding;

(m) Permitted Acquisitions;

(n) Investments in Tyvak International S.R.L. in an aggregate amount not to exceed $3,000,000;

(o) any Investment received in connection with any Disposition pursuant to Section 9.05;

(p) Investments the payment for which consists of Equity Interests of the Issuer (other than Disqualified Capital Stock);

(q) Investments (including debt obligations and Equity Interests) received in the ordinary course of business in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, suppliers and customers arising out of the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment; and

(r) to the extent constituting Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business.

9.03 Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Note Documents;

(b) Indebtedness of the Issuer and its Subsidiaries existing on the date hereof and described on Schedule 9.03 and renewals, refinancings and extensions thereof (other than renewals, refinancings and extensions under the FP Note Documents and the LM/FP Note Documents); provided that (x) no such Indebtedness shall be refinanced or renewed for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing except by an amount equal to unpaid accrued interest and premium thereon and fees, commissions and expenses (including upfront fees and original issue discount) reasonably incurred, in connection with such refinancing and (y) no such renewed, refinanced or extended Indebtedness shall have a scheduled maturity date earlier than the date that is 180 days after the Maturity Date;

(c) intercompany Indebtedness permitted under Section 9.02 (other than by reference to this Section 9.03 (or any sub-clause hereof));

(d) obligations (contingent or otherwise) of the Issuer or any Subsidiary existing or arising under any Swap Contract, provided, that, (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e) purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases) hereafter incurred by the Issuer or any of its Subsidiaries to finance the purchase of fixed assets, and renewals, refinancings and extensions thereof, provided, that, (i) no Default or Event of Default has occurred and is continuing both immediately prior to and after giving effect thereto, (ii) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $25,000,000 at any one time outstanding, (iii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed, (iv) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing except by an amount equal to unpaid accrued interest and premium thereon plus other amounts owing or paid related to such Indebtedness, and fees, commissions and expenses (including upfront fees and original issue discount) reasonably incurred, in connection with such refinancing and (v) any such Indebtedness that is refinanced, renewed or extended shall not have a scheduled maturity date earlier than the date that is 180 days after the Maturity Date;

(f) other unsecured Indebtedness hereafter incurred by the Issuer or any of its Subsidiaries in an aggregate amount not to exceed $10,000,000 at any one time outstanding; provided, that the aggregate amount of unsecured Indebtedness incurred by Subsidiaries that are not Note Parties under this clause (f) shall not exceed $3,000,000; provided, further that the Issuer and the Note Parties may incur unsecured Indebtedness pursuant to this clause (f) without subordinating such Indebtedness to the Obligations so long as the aggregate principal amount of such unsecured Indebtedness not subject to a subordination agreement does not exceed $2,000,000;

(g) Indebtedness of the Issuer or another Note Party in the form of one or more revolving credit or other working capital facilities with a maximum credit line in an aggregate amount not to exceed, together with the aggregate amount incurred pursuant to Section 9.03(l), $25,000,000, in each case, in the aggregate (each, a “Working Capital Facility”); provided, that (i) no Subsidiary shall Guarantee, or provide a Lien to secure, the obligations under any such Working Capital Facility if such Subsidiary is not a Guarantor (and does not pledge its assets in support thereof) in accordance with the terms of the Note Documents and (ii) no Default or Event of Default shall exist at the time the definitive credit, loan or similar agreement in respect of such Working Capital Facility is executed and delivered;

(h) Indebtedness in respect of the FP Notes and the LM/BP Notes; provided that such Indebtedness is subject to the First Lien/Second Lien Intercreditor Agreement, (ii) the aggregate outstanding principal balance of the FP Notes does not exceed $119,000,000 (other than any interest paid-in-kind in accordance with the FP Note Purchase Agreement as in effect on the Closing Date) and (iii) the aggregate outstanding principal balance of the LM/BP Notes does not exceed $56,256,675.00 (other than any interest paid-in-kind in accordance with the LM/BP Note Purchase Agreement as in effect on the Closing Date);

(i) Indebtedness incurred by any Note Party or any Subsidiary created or issued in the ordinary course of business (including obligations with respect to letters of credit, bank guarantees, surety bonds, performance bonds or similar instruments) in respect of workers’ compensation claims (or in respect of reimbursement type obligations regarding workers’ compensation claims), performance or surety bonds, health, disability or other employee benefits or property (including unemployment insurance and premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other benefits, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement or indemnification type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;

(j) Indebtedness of any Note Party or any Subsidiary assumed or acquired in connection with any Permitted Acquisition; provided that (i) the amount of such Indebtedness shall be included in the calculation of the Permitted Acquisition Cap, (ii) such Indebtedness exists at the time such Permitted Acquisition is consummated and is not created or incurred in connection therewith or in contemplation thereof, (iii) no Note Party (other than such Person so acquired in such Permitted Acquisition or any other Person that such Person merges with or that acquires the assets of such Person in connection with such Permitted Acquisition) shall have any liability or other obligation with respect to such Indebtedness and (iv) if such Indebtedness is secured, no Lien thereon shall extend to or cover any other assets other than the assets acquired in such Permitted Acquisition (other than the proceeds or products thereof, accessions or additions thereto and improvements thereon) or attach to any other property of any Note Party.

(k) obligations in respect of tenders, statutory obligations (including health, safety and environmental obligations), bids, governmental contracts, trade contracts, surety, indemnity, stay, customs,

judgment, appeal, performance, completion and/or return of money bonds or guaranties or other similar obligations incurred in the ordinary course of business, or obligations in respect of letters of credit, bank guarantees, surety bonds or similar instruments related thereto;

(l) Indebtedness of any Note Party or any Subsidiary in respect of any letter of credit or letter of credit facility in an aggregate amount not to exceed, together with the aggregate amount incurred pursuant to Section 9.03(g), $25,000,000;

(m) Indebtedness in respect of the Staton Payment Obligations;

(n) Indebtedness representing deferred compensation or similar arrangements made in the ordinary course of business to any future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants of the any Note Party or any Subsidiary;

(o) endorsement of instruments or other payment items for collection or deposit in the ordinary course of business and Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; and

(p) Indebtedness of a Note Party or any Subsidiary owing to any insurance company in connection with the financing of any insurance premiums permitted by such insurance company in the ordinary course of business.

9.04 Merger and Consolidation.

Merge, dissolve, divide, liquidate, consolidate, with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided, that, notwithstanding the foregoing provisions of this Section 9.04 but subject to the terms of Sections 8.12 and 8.14, (a) the Issuer may merge or consolidate with any of its direct Subsidiaries, provided that the Issuer shall be the continuing or surviving entity, (b) any Note Party (other than the Issuer) may merge or consolidate with any other Note Party or any other Person who becomes a Note Party as a result of such merger or consolidation (c) any Subsidiary that is not a Note Party may be merged or consolidated with or into any Note Party, provided that such Note Party shall be the continuing or surviving entity, (d) any Subsidiary that is not a Note Party may be merged or consolidated with or into any other direct Subsidiary of it that is not a Note Party or any other Person in order to effect an Investment permitted pursuant to Section 9.02, (e) any Subsidiary that is not a Note Party may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up could not reasonably be expected to have a Material Adverse Effect and all of its assets and business are transferred to a Note Party prior to or concurrently with such dissolution, liquidation or winding up and (f) so long as no Default or Event of Default exists or would result therefrom, any Note Party (other than the Issuer) or Subsidiary (other than the Issuer) may effect a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 9.05; provided, that, in the case of (a) through (d) above, the merging parties are organized in the same jurisdiction (it being understood that for this purpose, States of the United States shall be deemed to be the same jurisdiction as each other).

9.05 Dispositions.

Make any Disposition, unless (a) the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneous with consummation of the transaction and shall be in an amount not less than the fair market value of the property disposed of, (b) no Default or Event of Default shall have occurred and be continuing both immediately prior to and after giving effect to such Disposition, (c) such transaction does not involve the sale or other disposition of any Equity Interests in any Subsidiary, (d) the Note Parties shall use the net cash proceeds of such Disposition to prepay the FP Notes to the extent required by the FP Note Documents or LM/BP Notes to the extent required by the LM/BP Note Documents and (e) the aggregate fair market value of all of the assets sold or otherwise disposed of in such Disposition together with the aggregate fair market value of all assets sold or otherwise disposed of by the Note Parties and their Subsidiaries in all such transactions occurring during the term of this Agreement does not exceed $2,000,000; provided that the Note Parties and their Subsidiaries may make Dispositions of property in an amount not to exceed $25,000,000 in the aggregate so long as (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when, after giving effect to such Disposition, no Default or Event of Default has occurred and is continuing), no Default or Event of Default shall have occurred and is continuing or would result from such Disposition, and (ii) with respect to any Disposition (or series of related Dispositions), the Note Party or relevant Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents and the consideration shall be not less than the fair market value of the property disposed of (in each case, free and clear of all Liens at the time received, other than Liens permitted by Section 8.01).

9.06 Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) each Subsidiary may make Restricted Payments to any Note Party;

(b) any Subsidiary that is not a Wholly Owned Subsidiary may declare and make dividend payments or other distributions to each owner of its Equity Interests pro rata based on their relative ownership interests of the relevant class of Equity Interests of such Subsidiary;

(c) each Note Party and each of their Subsidiaries may declare and make dividend payments or other distributions payable solely in the Qualified Capital Stock of such Person;

(d) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have been permitted by another clause of this Section 9.06 and complied with the provisions of this Agreement;

(e) (i) the Issuer may make cashless repurchases of its Equity Interests deemed to occur upon exercise of stock options or warrants of such Equity Interests to represent a portion of the exercise price of such options or warrants and (ii) to the extent constituting a Restricted Payment, the Issuer may acquire (or withhold) its Equity Interests pursuant to any employee stock option or similar plan in satisfaction of withholding or similar taxes payable by any present or former officer, employee, director or member of management and the Issuer may make deemed repurchases in connection with the exercise of stock options;

(f) the Issuer may pay for the repurchase, retirement or other acquisition or retirement for value of its Equity Interests from any future, present or former employee, officer, director, manager,

member, partner, independent contractor or consultant (or their respective Affiliates or immediate family members) of the Issuer or any of their respective Subsidiaries upon the death, disability, retirement or termination of employment of any such Person or pursuant to any Plan, including any employee or director equity plan, employee, manager, officer, member partner, independent contractor or director stock option plan or any other employee, manager, officer, member, partner, independent contractor or director benefit plan, or any agreement (including any stock subscription or shareholder agreement) with any employee, manager, director, officer, member, partner, independent contractor or consultant of the Issuer or any of its Subsidiaries; provided that the aggregate amount of Restricted Payments made pursuant to this clause (f) shall not exceed $2,000,000 in any calendar year (provided that the amount of Restricted Payments permitted to be, but not, paid in any calendar year pursuant to this clause (f) shall increase the amount of Restricted Payments permitted to be paid in any succeeding fiscal years pursuant to this clause (f)); provided, further that no Default or Event of Default shall exist at the time of such payment;

(g) the repurchase, redemption or other acquisition for value of Equity Interests of the Issuer (i) in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Issuer, (ii) in connection with the exercise of warrants, options or other securities that are convertible or exchangeable, (iii) in connection with the conversion of any convertible Indebtedness, or (iv) in connection with the prepayment of Convertible Notes pursuant to Section 2.08 or the repayment of Convertible Notes pursuant to Section 2.08, in each case, in a manner otherwise permitted under this Agreement;

(h) additional Restricted Payments in an amount not to exceed, together with the aggregate amount of Junior Debt Restricted Payments made pursuant to clause (c) of Section 9.11, $5,000,000;

(i) provided that (i) no Event of Default shall exist at the time of such Restricted Payment or would result therefrom, (ii) after giving effect to such Restricted Payment, the Note Parties are in compliance with Section 9.17 on a pro forma basis and (iii) the Staton Cash Payment Obligations are subordinated to all Obligations pursuant to a subordination agreement in form and substance reasonably satisfactory to the Purchasers (the “Staton Subordination Agreement”), the Staton Payment Obligations, in an amount equal to $30,000,000 to be paid in sixteen quarterly installments, in which the first four quarterly installments of $1,875,000 during the first twelve months following the Combination Closing Date have been or shall be paid in cash and the remaining quarterly installments thereafter may be paid, at the Issuer’s election, (x) in the common stock of the Issuer or (y) in cash (provided that, for the avoidance of doubt, nothing herein shall prevent the Staton Payment Obligations from being paid in the form of common stock in accordance with the terms of the Staton Subscription Agreement); and

(j) the repurchase of the FP Delayed Draw Warrants as required pursuant to the terms thereof.

9.07 Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Issuer and its Subsidiaries on the Closing Date or any business substantially related or incidental thereto, or change the location of its manufacturing facilities.

9.08 Transactions with Affiliates and Insiders.

Enter into or permit to exist any transaction or series of transactions, with any officer, director or Affiliate of a Note Party or a Subsidiary other than (a) advances of working capital to any Note Party, (b) transfers of cash and assets to any Note Party, (c) intercompany transactions expressly permitted by Section 9.02, Section 9.03, Section 9.04, Section 9.05 or Section 9.06 (in each case, other than by reference to this Section 9.08 (or any sub-clause hereof)), (d) normal and reasonable compensation, benefits and reimbursement of expenses of officers and directors in the ordinary course of business, and (e) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.

9.09 Burdensome Agreements.

Enter into, or permit to exist, any Contractual Obligation that (a) encumbers or restricts the ability of any such Person to (i) make Restricted Payments to any Note Party or Subsidiary, (ii) pay any Indebtedness or other obligations owed to any Note Party or Subsidiary, (iii) make loans or advances to any Note Party or Subsidiary, (iv) transfer any of its property to any Note Party or Subsidiary, (v) pledge its property pursuant to the Note Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (vi) act as a Note Party pursuant to the Note Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i) through (v) above) for (1) this Agreement and the other Note Documents, (2) each of the FP Note Documents and the LM/BP Note Documents; provided, that the restrictions set forth therein are no more restrictive to the Note Parties than the restrictions set forth in the Note Documents, (3) any Working Capital Facility and related documents; provided, that the restrictions set forth therein, taken as a whole, are no more restrictive to the Note Parties than the restrictions set forth in the Note Documents (other than any restrictions unique to a Working Capital Facility or revolving facility), (4) any document or instrument governing Indebtedness incurred pursuant to Sections 9.03(e), provided, that, any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (5) customary provisions restricting assignment of any agreement entered into by the Issuer or any Subsidiary in the ordinary course of business, or (6) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 9.05 pending the consummation of such sale or (b) requires the grant of any security for any obligation if such property is given as security for the Obligations other than the FP Note Documents, the LM/BP Note Documents and any Working Capital Facility.

9.10 Use of Proceeds.

Use the proceeds of any Convertible Note, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

9.11 Prepayment of Other Indebtedness.

Make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or voluntary or optional redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Indebtedness of any Note Party or any Subsidiary (each of the foregoing, a “Junior Debt Restricted Payment”), other than (a) Indebtedness arising under the Note Documents, (b) Indebtedness arising under the FP Note Documents and the LM/BP Note Documents, (c)

Indebtedness permitted by Section 9.03(e) (solely to the extent made with the proceeds of additional issuances of Indebtedness permitted under Section 9.03(e)), (d) other Indebtedness so long as the aggregate principal amount of Junior Debt Restricted Payments pursuant to this clause (d) does not exceed $5,000,000 in the aggregate together with Restricted Payments made pursuant to Section 9.06(h), (e) provided that no Default or Event of Default shall exist at the time of such payment, Indebtedness with respect to Working Capital Facilities or (f) provided that (i) no Event of Default shall exist at the time of such payment or would result therefrom and (ii) the Staton Cash Payment Obligations shall be subordinated to all Obligations pursuant to the Staton Subordination Agreement, payment by the Issuer of its obligations (the “Staton Payment Obligations” and any such obligations payable in cash, the “Staton Cash Payment Obligations”) to Staton in connection with any PIPE investment made by such entities as set forth in the Staton Subscription Agreement (as in effect on November 24, 2021 and without giving effect to any amendments or modifications thereto in any manner adverse to the interests of the Purchasers) between the Issuer and Staton, in an amount equal to $30,000,000 to be paid in sixteen quarterly installments, in which the first four quarterly installments of $1,875,000 during the first twelve months following the Combination Closing Date have been or shall be paid in cash and the remaining quarterly installments thereafter shall be paid, at the Issuer’s election, (x) in the common stock of the Issuer or (y) in cash (provided that, for the avoidance of doubt, nothing herein shall prevent the Staton Payment Obligations from being paid in the form of common stock in accordance with the terms of the Staton Subscription Agreement).

9.12 Organization Documents; Fiscal Year; Legal Name, Jurisdiction of Formation and Form of Entity; Certain Amendments.

(a) Amend, modify or change its Organization Documents in a manner materially adverse to the Purchasers.

(b) Change its fiscal year.

(c) Without providing ten (10) days prior written notice to the Collateral Agent and the Purchasers, in the case of any Note Party change its name, jurisdiction of organization or form of organization.

(d) Amend, supplement, waive or otherwise modify (or permit the amendment, supplement, waiver or modification), or enter into any forbearance from exercising any rights with respect to, (i) any Material Contract in a manner that would be reasonably expected to cause a material change to the validity, enforceability or perfection of the Purchasers’ security interest in such Material Contract or would otherwise be reasonably likely to have a Material Adverse Effect, (ii) any agreement entered into in connection with a Working Capital Facility unless such amendment, supplement, waiver, modification or forbearance is not prohibited by the WC Intercreditor Agreement or (iii) any other document or other agreement evidencing Indebtedness permitted under Section 9.03(f) unless such amendment, supplement, waiver or modification is not prohibited by the applicable subordination agreement, if any.

(e) Amend, modify or change any term or condition of the FP Note Documents or the LM/BP Note Documents in any manner that (i) is not permitted pursuant to the First Lien/Second Lien Intercreditor Agreement or (ii) is otherwise materially adverse to the interests of the Purchasers.

(f) Amend, modify or change any term or condition of the Staton Subscription Agreement in any manner adverse to the interests of the Purchasers.

9.13 Ownership of Subsidiaries.

Notwithstanding any other provisions of this Agreement to the contrary, (a) permit any Person (other than any Note Party or any Wholly-Owned Subsidiary of the Issuer) to own any Equity Interests of any Subsidiary of any Note Party, except (i) to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Equity Interests of Non-U.S. Subsidiaries and (ii) Subsidiaries that are not Wholly-Owned Subsidiaries formed or acquired pursuant to Section 9.03(g), (b) permit any Note Party or any Subsidiary to issue or have outstanding any shares of Disqualified Capital Stock or (c) create, incur, assume or suffer to exist any Lien (other than Liens permitted under Section 9.01(a) and (r)) on any Equity Interests of any Subsidiary of any Note Party.

9.14 Sale Leasebacks.

Enter into any Sale and Leaseback Transaction.

9.15 Sanctions; Anti-Corruption Laws.

(a) Directly or indirectly, use the proceeds of any Convertible Note, or lend, contribute or otherwise make available such proceeds of any Convertible Note to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transactions hereunder, whether as a Purchaser, Collateral Agent or otherwise) of Sanctions.

(b) Directly or indirectly, use the proceeds of any Note for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions.

9.16 Limitations on Activities of Issuer. In the case of the Issuer, notwithstanding anything contrary to this Agreement or any other Note Document:

(a) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations or own any assets other than (i) its ownership of the Equity Interests of its Subsidiaries and activities incidental thereto and Investments by or in the Issuer permitted hereunder and activities incidental thereto, (ii) activities incidental to the maintenance of its existence and compliance with applicable laws and legal, tax and accounting matters related thereto and activities relating to its employees, (iii) activities relating to the performance of obligations under the Note Documents, the FP Note Documents, the LM/BP Note Documents, the Staton Subscription Agreement and any Working Capital Facility, (iv) the making of Restricted Payments permitted to be made by the Issuer pursuant to Section 9.06, (v) the receipt of Restricted Payments permitted to be made to the Issuer under Section 9.06, (vi) the holding of any cash and Cash Equivalents, (vii) the entry into and the exercising of its rights and performing of its obligations with respect to contracts and other arrangements with officers, managers, directors, employees, consultants and independent contractors (including the providing of indemnification to such Persons), (viii) any public offering of its common equity or any other issuance or sale of its Equity Interests, (ix) transactions with the Issuer or any Subsidiary to the extent expressly permitted under this Article IX, (x) activities related to the Transactions and (xi) any activities incidental or reasonably related to the foregoing.

(b) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (i) the Obligations, (ii) Guarantees in respect of the Obligations and other Indebtedness permitted by Section 9.03, (iii) obligations with respect to its Equity Interests, (iv)

non-consensual obligations imposed by operation of law and (v) liabilities or obligations with respect to any expenses incurred in connection with activities permitted under Section 9.16(a).

9.17 Financial Covenants.

(a)

(i) With respect to the fiscal quarter ending December 31, 2022, the Issuer shall not permit the aggregate amount of unrestricted cash and Cash Equivalents of (A) the Note Parties that is subject to a Deposit Account Control Agreement or, so long as any FP Note or LM/BP Note remains outstanding, a First Lien Deposit Account Control Agreement and (B) Subsidiaries that are not Note Parties (provided that the amount of unrestricted cash and Cash Equivalents taken into account for purposes of clause (B) shall not exceed $5,000,000), to be less than, as of the last date of each such fiscal quarter, $10,000,000.

(ii) With respect to each fiscal quarter ending after December 31, 2022, the Issuer shall not permit the aggregate amount of unrestricted cash and Cash Equivalents of (A) the Note Parties that is subject to a Deposit Account Control Agreement or, so long as any FP Note or LM/BP Note remains outstanding, a First Lien Deposit Account Control Agreement and (B) Subsidiaries that are not Note Parties (provided that the amount of unrestricted cash and Cash Equivalents taken into account for purposes of clause (B) shall not exceed $5,000,000) to be less than, as of the last date of each such fiscal quarter, the greater of (x) $20,000,000 and (y) an amount equal to 15% of the total Funded Indebtedness of the Note Parties and their Subsidiaries.

(b) The Issuer shall not permit Consolidated Adjusted EBITDA, as of the last day of any Test Period, commencing with the fiscal quarter ending June 30, 2024 and each fiscal quarter thereafter, to be less than $0.00; provided that the commencement date of the foregoing covenant test will be extended by one fiscal quarter for every $25,000,000 of net cash proceeds received by the Issuer from the issuance of its Qualified Capital Stock, which for the avoidance of doubt shall not be subject to any redemption, escrow, holdback or other similar provisions and, for the avoidance of doubt, shall not include the exercise of any Purchaser’s conversion rights hereunder; provided, further that any such extension shall not take effect until the Purchasers have received a certificate of a Responsible Officer of the Issuer certifying as to the amount of net cash proceeds received by the Issuer from any such issuance of Qualified Capital Stock.

9.18 Issuances of Equity. Without the prior written consent of Lockheed Martin (which consent shall not be unreasonably withheld, conditioned or delayed and shall be provided unless reasonably withheld within five (5) Business Days after notice by the Issuer to Lockheed Martin of the contemplated equity issuance; provided, that any issuance that is a Market Price Premium Transaction shall be deemed reasonable and to have been consented to by Lockheed Martin and shall solely require notice to Lockheed Martin), the Issuer shall not issue, sell or grant any shares of its capital stock or other equity or voting interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity or voting interests, or any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests, other than in an Excluded Issuance.

9.19 Standstill.

(a) Without the prior written approval of the Issuer’s Board of Directors in its sole discretion, during the period from the date hereof to the date that is the twelve (12) month anniversary hereof, Lockheed Martin hereby agrees, on its own behalf and on behalf of its Affiliates, that it and its Affiliates shall not, directly or indirectly:

(i) acquire, offer or seek to acquire, or agree to acquire, by purchase or otherwise, any equity securities or direct or indirect rights to acquire any equity securities of the Issuer, or any securities convertible into or exchangeable for any such equity securities (excluding, for the avoidance of doubt, (A) the conversion of the Convertible Notes and the exercise of the Warrants, and any anti-dilution adjustments made with respect thereto, in each case, in accordance with the terms of this Agreement, (B) the payment of PIK Interest in accordance with the terms of this Agreement and (C) any securities issued in accordance with Section 8.20) (collectively, “Subject Securities”);

(ii) make any public announcement with respect to, or publicly propose (in each case with or without conditions), any merger, consolidation, business combination, tender or exchange offer, recapitalization, reorganization or purchase of more than fifty percent (50%) of the assets, properties or securities of the Issuer or any Subsidiary of the Issuer, or any other extraordinary transaction involving the Issuer or any Subsidiary of the Issuer or any of their respective securities; or

(iii) enter into any agreements, arrangements or understandings with any third party (including security holders of the Issuer) with respect to any of the foregoing, including forming, joining or in any way participating in a group with any third party in connection with any of the foregoing prohibited actions.

(b) Notwithstanding the foregoing, the limitations in Section 9.19(a) shall cease to apply on the earlier of: (i) in accordance with Section 8.02(a), the date on which the Issuer has delivered a Compliance Certificate that shows that the aggregate amount of unrestricted cash and Cash Equivalents of (A) the Note Parties that is subject to a Deposit Account Control Agreement or, so long as any FP Note or LM/BP Note remains outstanding, a First Lien Deposit Account Control Agreement, and (B) Subsidiaries that are not Note Parties (provided that the amount of unrestricted cash and Cash Equivalents taken into account for purposes of this clause (B) shall not exceed $5,000,000), is less than, as of the last date of each such fiscal quarter, $20,000,000; (ii) the occurrence of an Event of Default; (iii) the date on which the Issuer provides Lockheed Martin with notice of any sale transaction, Fundamental Change or other extraordinary transaction as required by Section 16 of the Strategic Cooperation Agreement, or the date on which Lockheed Martin has a reasonable basis to believe the approval of the Issuer’s Board of Directors is being sought with respect to any such transaction or potential transaction (following written notice to the Issuer of such determination (and the underlying basis thereof)), if earlier; (iv) the date on which any Person or group shall have acquired or entered into a binding definitive agreement to acquire more than 30% of the outstanding Voting Stock or assets of the Issuer or (v) the date on which any Person commences a tender or exchange offer which, if consummated, would result in such Person’s acquisition of beneficial ownership of more than 30% of the outstanding Voting Stock of the Issuer (any such event, a “Fall-Away Event”).

(c) Notwithstanding anything to the contrary in this Section 9.19, from and after the occurrence of a Fall-Away Event or the expiration of the standstill set forth in this Section 9.19 in accordance with the terms hereof, no provision of this Section 9.19 will be interpreted to prevent or restrict Lockheed Martin or any of its Affiliates from proposing, pursuing or executing a business combination transaction or from taking any of the actions described in Section 9.19(a), or from taking any actions in furtherance thereof. Notwithstanding anything to the contrary in this Section 9.19, nothing in this Section 9.19 shall prohibit Lockheed Martin or any of its Affiliates (A) from privately making any proposal to the Issuer’s Board of Directors or management, or otherwise privately communicating with the Issuer’s Board of Directors or management regarding any matter, (B) from tendering shares, receiving payment for shares or otherwise participating in any tender or exchange offer or any other extraordinary transaction on the same basis as other stockholders of the Issuer, or (C) from negotiating, evaluating and/or trading, directly or indirectly, in any index fund, exchange traded fund, benchmark fund or broad basket of securities that may contain or otherwise reflect the performance of, but not primarily consist of, securities of the Issuer.

(d) The agreements in this Section 9.19 shall survive the termination of this Agreement.

Article X
EVENTS OF DEFAULT AND REMEDIES

10.01 Events of Default.

Any of the following shall constitute an event of default (each, an “Event of Default”):

(a) Non-Payment. The Issuer or any other Note Party fails to pay (i) any principal of any Convertible Note when and as required to be paid herein, whether at the due date thereof, a Prepayment Date or a Fundamental Change Repurchase Date or by acceleration thereof or otherwise or (ii) any interest on any Convertible Note or any other amount payable hereunder or under any other Note Document (other than an amount referred to in clause (i)) within five days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

(b) Specific Covenants. Any Note Party fails to perform or observe any term, covenant or agreement contained in Sections 8.01, 8.02, 8.03, 8.05(a) (with respect to the Issuer), 8.10, 8.11, 8.12, 8.17, 8.18 or Article IX; or

(c) Other Defaults. Any Note Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Note Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier to occur of (i) any Note Party becomes aware of such failure or (ii) written notice thereof shall have been given to any Note Party by the Collateral Agent or any Purchaser; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Issuer or any other Note Party herein, in any other Note Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) when made or deemed made; or

(e) Cross-Default. (i) Any Note Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded, in each case, excluding Indebtedness in respect of the FP Note Documents and the LM/BP Note Documents; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Issuer or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Issuer or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Note Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Note Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and either (x) the propriety of such proceeding is not timely contested by such Person or (y) such proceeding continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Note Party or any of its Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h) Judgments. There is entered against any Note Party or any Subsidiary one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order or (B) there is a period of forty-five (45) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Note Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Issuer or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Note Documents. Any Note Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, ceases to be in full force and effect; or any Note Party or any other Person contests in any manner the validity or enforceability of any Note Document; or any Note Party denies that it has any or further liability or obligation under any Note Document, or purports to revoke, terminate or rescind any Note Document; or any Guarantee of the Obligations ceases to be enforceable against any Guarantor; or

(k) Invalidity of Liens. Any Lien purported to be created under any Collateral Document shall cease to be, or shall be asserted by any Note Party not to be, a valid and perfected second priority (or, following the payment in full of the FP Notes and the LM/BP Notes, first priority) Lien on any portion of the Collateral, except as a result of the sale or other disposition of the applicable Collateral to a Person that is not a Note Party in a transaction permitted under the Note Documents; or

(l) Conversion Obligations. The Issuer fails to satisfy its conversion obligations in accordance with Section 2.11 upon exercise of a Purchaser’s conversion rights pursuant hereto and such failure continues for a period of three (3) Business Days; or

(m) Invalidity of Subordination Provisions. Any subordination provision in any document or instrument governing Indebtedness that is purported to be subordinated to the Obligations or any subordination provision in any subordination agreement that relates to any Indebtedness that is to be subordinated to the Obligations, or any subordination provision in any guaranty by any Note Party of any such Indebtedness, shall cease to be in full force and effect, or any Person (including any holder of any such Indebtedness) shall contest in any manner the validity, binding nature or enforceability of any such provision; or

(n) Injunction. Any court order enjoins, restrains, or prevents any Note Party from conducting any material part of its business; or

(o) Strategic Cooperation Agreement. So long as Lockheed Martin holds any Convertible Note, unless otherwise consented to by Lockheed Martin, (a) the Strategic Cooperation Agreement is terminated other than by the Issuer due to an uncured breach by Lockheed Martin or (b) the Issuer breaches in any material respect the Strategic Cooperation Agreement (it being understood that, among other things, any breach of Sections 2.2, 2.6 or 15 of the Strategic Cooperation Agreement shall constitute a material breach) and such breach is not cured (to the extent capable of being cured) within 90 days after the earlier to occur of (x) knowledge of such breach by the Issuer or (y) written notice thereof to the Issuer from Lockheed Martin; or

(p) Liquidation; Dissolution. The Board of Directors or holders of Equity Interests of the Issuer or any Subsidiaries of the foregoing that own assets with a value in excess of the Threshold Amount adopt a resolution for the liquidation, dissolution or winding up of such Subsidiary; or

(q) FP Note Purchase Agreement Default / LM/BP Note Purchase Agreement Default. Any Event of Default under and as defined in the FP Note Purchase Agreement or the LM/BP Note Purchase Agreement shall occur and (a) such Event of Default continues for thirty (30) days or (b) such Event of Default results in the acceleration of such Indebtedness prior to its stated final maturity;

(r) First Lien/Second Lien Intercreditor Agreement. At any time after the execution and delivery thereof, the First Lien/Second Lien Intercreditor Agreement shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared null and void; or

(s) Termination of Trading/Delisting. The Issuer’s Common Stock shall cease to be listed on the NYSE (or other national securities exchange).

10.02 Remedies Upon Event of Default.

Subject to the First Lien/Second Lien Intercreditor Agreement, if any Event of Default occurs and is continuing, the Required Purchasers may take any or all of the following actions:

(a) declare the unpaid principal amount of all outstanding Convertible Notes, all interest accrued and unpaid thereon, prepayment and repayment premiums thereto (if any) and all other amounts owing or payable hereunder or under any other Note Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Note Parties; and

(b) exercise, or instruct the Collateral Agent to exercise (and the Collateral Agent shall exercise upon such instruction), all rights and remedies available to the Collateral Agent or the Purchasers under the Note Documents and applicable Law;

provided, however, that upon the occurrence of an Event of Default under Section 10.01(f) or (g), the unpaid principal amount of all outstanding Notes and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Collateral Agent or any Purchaser.

Upon the acceleration (including automatic acceleration triggered by any insolvency proceeding pursuant to Section 10.01(f)), all outstanding Convertible Notes, accrued and unpaid interest and the other Obligations become immediately due and payable. If the Obligations are accelerated for any reason, the PIK Interest paid on the Convertible Notes on or prior to the date of such acceleration shall be deemed earned in full and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Purchaser’s lost profits as a result thereof. In the event that the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means, the PIK Interest paid on the Convertible Notes on or prior to the date of such satisfaction or release shall also be earned in full. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE ISSUER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PIK INTEREST IN CONNECTION WITH ANY SUCH ACCELERATION. The Issuer expressly agrees that (i) the PIK Interest on the Convertible Notes are reasonable and are the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (ii) the PIK Interest on the Convertible Notes shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between the Purchasers and the Issuer giving specific consideration in this transaction for such agreement to pay the PIK Interest on the Convertible Notes, and (iv) the Issuer shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Issuer expressly acknowledge that its agreement to pay the PIK Interest on the Convertible Notes is a material inducement to the Purchasers to purchase the Convertible Notes hereunder.

10.03 Application of Funds.

After the exercise of remedies provided for in Section 10.02 (or after the Convertible Notes have automatically become immediately due and payable as set forth in the proviso to Section 10.02), subject to the terms of the First Lien/Second Lien Intercreditor Agreement, any amounts received by any Purchaser or the Collateral Agent on account of the Obligations shall be applied in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel, and costs and expenses incurred in connection with any enforcement or realization of the Collateral) payable to the Collateral Agent in its capacity as Collateral Agent under the Note Documents;

Second, to the payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including fees, charge and disbursements of counsel to the Purchasers and amounts payable under Article III) payable to the Purchasers arising under the Note Documents, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Convertible Notes, ratably among the Purchasers in proportion to the respective amounts described in this clause Third held by them;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid principal of the Convertible Notes, ratably among the Purchasers in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Issuer or as otherwise required by Law.

Article XI
COLLATERAL AGENT

11.01 Appointment and Authority.

(a) Each of the Purchasers hereby irrevocably appoints U.S. Bank Trust Company, National Association to act on its behalf as the Collateral Agent hereunder and under the other Note Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, and to act as the agent of such Purchaser for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Note Parties to secure any of the Obligations, together with such powers and discretion as are incidental thereto. The provisions of this Article are solely for the benefit of the Collateral Agent and the Purchasers, and neither the Issuer nor any other Note Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Note Documents (or any other similar term) with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 11.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent, shall be entitled to the benefits of all provisions of this Article XI and Article XII, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Note Documents as if set forth in full herein with respect thereto.

(c) Each Purchaser hereby acknowledges that it has received and reviewed the Collateral Documents and the First Lien/Second Lien Intercreditor Agreement and agrees to be bound by the terms thereof. Each Purchaser agrees to enter into the First Lien/Second Lien Intercreditor Agreement (and each Person that becomes a Purchaser under this Agreement after the Closing Date agrees to become a party to the First Lien/Second Lien Intercreditor Agreement, in each case, pursuant to the joinder agreement in the form attached thereto) and hereby authorizes and directs the Collateral Agent to enter into the First Lien/Second Lien Intercreditor Agreement on behalf of such Purchaser and agrees that the Collateral Agent may take such other actions on its behalf as is contemplated by the terms of the Collateral Documents.

(d) Each of the Purchasers and the Collateral Agent acknowledges and agrees that the rights and remedies of the Purchasers and the Collateral Agent hereunder and under the other Note Documents are subject to the First Lien/Second Lien Intercreditor Agreement.

(e) The Collateral Agent is hereby authorized to enter into any WC Intercreditor Agreement or subordination agreement contemplated by Section 9.03(f), in each case, consistent with the terms of this Agreement, and each Purchaser agrees to be bound by the terms thereof and directs the Collateral Agent to enter into such WC Intercreditor Agreement on behalf of such Purchaser in connection with a Working Capital Facility or such subordination agreement on behalf of such Purchaser and agrees that the Collateral Agent may take such actions on its behalf as is contemplated by the terms of such WC Intercreditor Agreement or such subordination agreement. In addition, each Purchaser and the Collateral Agent acknowledge and agree that (a) the exercise of any rights and remedies of the Collateral Agent and the Purchasers hereunder and under the other Note Documents as a secured creditor solely in respect of any Working Capital Priority Collateral shall be subject to such WC Intercreditor Agreement and (b) in the event of any conflict between the provisions of such WC Intercreditor Agreement and the provisions of this Agreement or the other Note Documents, the provisions of such WC Intercreditor Agreement shall govern.

(f) The Collateral Agent is hereby authorized to enter into the Staton Subordination Agreement, and each Purchaser agrees to be bound by the terms thereof and directs the Collateral Agent to enter into the Staton Subordination Agreement on behalf of such Purchaser in connection with the Staton Cash Payment Obligations and agrees that the Collateral Agent may take such actions on its behalf as are contemplated by the terms of such Staton Subordination Agreement.

(g) Subject to the First Lien/Second Lien Intercreditor Agreement, to the extent a decision or action requires the consent of the Required Purchasers, the Collateral Agent shall only act (or refrain from acting) at the direction of the Required Purchasers. Notwithstanding the foregoing, but subject to the First Lien/Second Lien Intercreditor Agreement, the Collateral Agent may exercise any discretionary rights and powers expressly contemplated hereby or by the other Note Documents or otherwise delegated to the Collateral Agent under any Note Document at the direction of the Required Purchasers and without the consent of any other Purchaser.

11.02 Rights as a Purchaser.

The Person serving as the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Purchaser as any other Purchaser and may exercise the same as though it were not the Collateral Agent, and the term “Purchaser,” “Purchasers” or “Required Purchasers” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Note Party or any Subsidiary or other Affiliate thereof as if such Person were not the Collateral Agent hereunder and without any duty to account therefor to the Purchasers.

11.03 Exculpatory Provisions.

The Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other Note Documents to which the Collateral Agent is a party, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Collateral Agent (and any sub-agent thereof):

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Note Documents to which the Collateral Agent is a party, which the Collateral Agent is required to exercise as directed in writing by the Required Purchasers (or such other number or percentage of the Purchasers as shall be expressly provided for herein or in such other Note Documents), provided, that, the Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Collateral Agent to liability or that is contrary to any Note Document to which the Collateral Agent is a party or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Note Documents to which the Collateral Agent is a party, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Note Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Collateral Agent or any of its Affiliates in any capacity.

The Collateral Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Purchasers (or such other number or percentage of the Purchasers as shall be necessary) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Collateral Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Collateral Agent by the Issuer, or a Purchaser.

The Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Note Document to which the Collateral Agent is a party, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Note Document or any other agreement, instrument or document, in each case, to which the Collateral Agent is a party, or (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Collateral Agent.

11.04 Reliance by Collateral Agent.

The Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the purchase of any Convertible Note, that by its terms must be fulfilled to the satisfaction of a Purchaser, the Collateral Agent may presume that such condition is satisfactory to such Purchaser unless the Collateral Agent shall have received notice to the contrary from such Purchaser prior to the purchase of such Convertible Note. The Collateral Agent may consult with legal counsel (who may be counsel for the Note Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

11.05 Delegation of Duties.

The Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Note Document by or through any one or more sub-agents appointed by the Collateral Agent. The Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Collateral Agent. The Collateral Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Collateral Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

11.06 Resignation or Removal of Collateral Agent.

The Collateral Agent may resign (or be removed by the Required Purchasers) as Collateral Agent at any time by giving thirty (30) days advance notice thereof to the Purchasers and the Issuer and, thereafter, the retiring or removed Collateral Agent shall be discharged from its duties and obligations hereunder. Upon any such resignation or removal, the Required Purchasers shall have the right, subject to the approval of the Issuer (so long as no Event of Default has occurred and is continuing; such approval not to be unreasonably withheld), to appoint a successor Collateral Agent. If no successor Collateral Agent shall have been so appointed by the Required Purchasers, been approved (so long as no Event of Default has occurred and is continuing) by the Issuer or have accepted such appointment within thirty (30) days after the Collateral Agent’s giving of notice of resignation or the Required Purchasers’ giving of notice of removal, as applicable, then the Collateral Agent may, on behalf of the Purchasers, appoint a successor Collateral Agent reasonably acceptable to the Issuer (so long as no Default or Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Collateral Agent by a successor Collateral Agent, such successor Collateral Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring or removed Collateral Agent. After any retiring Collateral Agent’s resignation or removal hereunder as Collateral Agent, the provisions of this Section 11.06 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Collateral Agent. If no successor has accepted appointment as Collateral Agent by the date which is thirty (30) days following a retiring Collateral Agent’s notice of resignation or the Required Purchasers’ giving of notice of removal, as applicable, the retiring Collateral Agent’s resignation or removal shall nevertheless thereupon become effective and the Required Purchasers shall perform all of the duties of the

Collateral Agent hereunder until such time, if any, as the Required Purchasers appoint a successor agent as provided for above. In the event that a new Collateral Agent is appointed and such Collateral Agent is not an Affiliate of the holders of a majority in interest of the Convertible Notes, then the Issuer shall agree to pay to such Collateral Agent the fees and expenses (such fees to be payable annually in advance) that such Collateral Agent may reasonably request in connection with its appointment and service.

11.07 Non-Reliance on Collateral Agent and Other Purchasers.

Each Purchaser acknowledges that it has, independently and without reliance upon the Collateral Agent or any other Purchaser or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Purchaser also acknowledges that it will, independently and without reliance upon the Collateral Agent or any other Purchaser or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Note Document or any related agreement or any document furnished hereunder or thereunder.

11.08 Collateral Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Note Party, the Collateral Agent (irrespective of whether the principal of any Convertible Note shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Collateral Agent shall have made any demand on the Issuer) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Convertible Notes and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Purchasers and the Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Purchasers and the Collateral Agent and their respective agents and counsel and all other amounts due the Purchasers and the Collateral Agent under Section 12.04) allowed in such judicial proceeding; and

(b) subject to the First Lien/Second Lien Intercreditor Agreement, to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Purchaser to make such payments to the Collateral Agent and, in the event that the Collateral Agent shall consent to the making of such payments directly to the Purchasers, to pay to the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Collateral Agent and its agents and counsel, and any other amounts due to the Collateral Agent under Section 12.04.

Nothing contained herein shall be deemed to authorize the Collateral Agent to authorize or consent to or accept or adopt on behalf of any Purchaser any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Purchaser or to authorize the Collateral Agent to vote in respect of the claim of any Purchaser in any such proceeding.

Article XII
MISCELLANEOUS

12.01 Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Note Document, and no consent to any departure by the Issuer or any other Note Party therefrom, shall be effective unless in writing signed by (i) (x) the Required Purchasers (or the Collateral Agent at the written direction of the Required Purchasers) or (y) with respect to any of Sections 7.30, 8.11(i) and 10.01(p), so long as it holds any Convertible Note hereunder, Lockheed Martin and (ii) the Issuer or the applicable Note Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that:

(a) no such amendment, waiver or consent shall:

(i) postpone any date fixed by this Agreement or any other Note Document for any payment of principal, interest, fees or other amounts due to the Purchasers (or any of them) hereunder or under any other Note Document without the written consent of each Purchaser entitled to receive such payment;

(ii) reduce the principal of, the rate of interest specified herein on any Note, or any fees or other amounts payable hereunder or under any other Note Document without the written consent of each Purchaser entitled to receive such payment of principal, interest, fees or other amounts; provided, however, that, only the consent of the Required Purchasers shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Issuer to pay interest at the Default Rate;

(iii) change any provision of this Section 12.01(a), Section 2.14, the definition of “Required Purchasers,” change the waterfall set forth in Section 10.03 or otherwise or have the effect of changing the priority or pro rata treatment of any payments (including voluntary and mandatory prepayments), Liens or proceeds of Collateral (including as a result in whole or in part of allowing the issuance or incurrence, pursuant to this Agreement or otherwise, of new loans or other Indebtedness having any priority over any of the Obligations in respect of payments, Liens, Collateral or proceeds of Collateral, in exchange for any Obligations or otherwise), in each case, without the written consent of each Purchaser directly affected thereby;

(iv) release all or substantially all of the Collateral without the written consent of each Purchaser directly affected thereby, except to the extent the release of the Collateral is expressly permitted by Section 12.21;

(v) release the Issuer or, except in connection with a merger, amalgamation or consolidation permitted under Section 9.04, all or substantially all of the Guarantors without the written consent of each Purchaser directly affected thereby, except to the extent the release of any Guarantor is permitted pursuant to Section 12.21 (in which case such release may be made by the Required Purchasers);

(vi) advance the date fixed for, or increase, any scheduled installment of principal due to any of the Purchasers under any Note Document, in each case, without the written consent of each Purchaser directly affected thereby;

it being agreed that all Purchasers shall be deemed to be directly and adversely affected by an amendment, waiver or supplement described in the preceding clause (iii), (iv), (v) or (vi); and

(b) unless also signed by the Collateral Agent, no amendment, waiver or consent shall affect the rights, duties, obligations or liabilities of the Collateral Agent under this Agreement or any other Note Document;

(c) any amendment or waiver pursuant to Section 12.01(a) shall apply equally to all holders of the Convertible Notes and shall be binding upon them, upon each future holder of the Convertible Notes and upon the Note Parties, and shall amend the Convertible Notes, in each case whether or not a notation thereof shall have been placed on any such Convertible Note. Any such waiver shall be effective only in the specific instance and for the purpose for which given;

(d) notwithstanding any other provision contained in this Section 12.01 or elsewhere in this Agreement to the contrary, Convertible Notes which at any time are held by the Issuer or by any of its Affiliates, in each case, shall not be deemed outstanding for purposes of any vote, consent, approval, waiver or other action required or permitted to be taken by the holders of Convertible Notes or by any of them, under the provisions of this Section 12.01 or Section 10.02 of this Agreement, and none of the Issuer and any of its Affiliates shall be entitled to exercise any right as a Purchaser or holder of Convertible Notes with respect to any such vote, consent, approval or waiver or to take or participate in taking any such action at any time.

(e) so long as any Convertible Notes remain outstanding, none of the Issuer and any of its Affiliates will solicit or request any proposed consent with respect to, or waiver or amendment of, any of the provisions of this Agreement or the other Note Documents unless each holder of Convertible Notes (irrespective of the amount of Convertible Notes then owned by it), prior to the deadline for executing and delivering any such consent, waiver or amendment, shall be informed thereof by the Issuer and shall be afforded the opportunity of considering the same and shall be supplied by the Issuer with sufficient time and information to enable it to make an informed decision with respect thereto. None of the Issuer and any of its Affiliates will, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any Purchaser as consideration for or as an inducement to the entering into by any Purchaser of any amendment, waiver or consent with respect to any of the terms and provisions of this Agreement or the other Note Documents, unless such remuneration is concurrently offered, on the same terms, ratably to all of holders of Convertible Notes which agree to such amendment, waiver or consent.

12.02 Notices and Other Communications; Facsimile Copies.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, in each case to the address, facsimile number, electronic mail address or telephone number specified for the Issuer, the other Note Parties (as of the Closing Date), and for the Purchasers (as of the Closing Date) and the Collateral Agent, as set forth on Schedule 12.02 (as updated from time to time in accordance with the terms of this Agreement).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Each of the Issuer, other Note Parties, the Collateral Agent and the Purchasers may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided, that, approval of such procedures may be limited to particular notices or communications.

Unless the applicable recipient otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, Etc. Each of the Issuer, other Note Parties, the Purchasers and the Collateral Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.

(d) Reliance by Collateral Agent and Purchasers. The Collateral Agent and the Purchasers shall be entitled to rely and act upon any notices purportedly given by or on behalf of any Note Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Note Parties shall indemnify the Collateral Agent, each Purchaser and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Note Party.

12.03 No Waiver; Cumulative Remedies; Enforcement.

No failure by any Purchaser or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Note Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Note Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Subject to the First Lien/Second Lien Intercreditor Agreement, each Purchaser agrees that, except as otherwise provided in any of the Note Documents, it will not take any legal action or institute any action or proceeding against any Note Party with respect to any of the Obligations or Collateral, or accelerate or otherwise enforce its portion of the Obligations.

Subject to the First Lien/Second Lien Intercreditor Agreement, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Note Documents may be exercised solely by the Required Purchasers (or, at the direction of the Required Purchasers, the Collateral Agent) on behalf of the Secured Parties in accordance with the terms hereby and thereof.

Notwithstanding anything to the contrary contained herein or in any other Note Document, but subject to the First Lien/Second Lien Intercreditor Agreement, the authority to enforce rights and remedies hereunder and under the other Note Documents against the Note Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Required Purchasers (or, at the direction of the Required Purchasers, the Collateral Agent) for the benefit of all the Secured Parties; provided, however, that the foregoing shall not prohibit (a) the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Collateral Agent) hereunder and under the other Note Documents, (b) any Purchaser from exercising setoff rights in accordance with Section 12.08 (subject to the terms of Section 2.14), or (c) any Purchaser from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Note Party under any Debtor Relief Law.

Each Purchaser, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations, to have agreed to the provisions of this Section.

12.04 Expenses; Indemnity; and Damage Waiver.

(a) Costs and Expenses. The Issuer shall pay (i) all reasonable and documented out-of-pocket fees, charges and disbursements of legal counsel incurred in connection with (A) the preparation, negotiation, execution and delivery of this Agreement and the other Note Documents by (x) the Collateral Agent, and (y) Lockheed Martin and its Affiliates, in an amount not to exceed $250,000, (B) all out-of-pocket expenses incurred by the Collateral Agent or any Purchaser (in the case of legal fees, limited to reasonable and documented out-of-pocket fees, charges and disbursements of one outside counsel for the Collateral Agent and one primary outside counsel, one regulatory counsel and one local counsel in each relevant jurisdiction, in each case, selected by the Required Purchasers, to the Purchasers, collectively (and, in the case of an actual or perceived conflict of interest where any Purchaser affected by such conflict informs the Issuer of such conflict and thereafter retains its own counsel, another firm of counsel for any such affected Person)) in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) or the administration of this Agreement and the other Note Documents and (iii) all out-of-pocket expenses incurred by the Collateral Agent or any Purchaser (in the case of legal fees, limited to reasonable and documented out-of-pocket fees, charges and disbursements of one outside counsel for the Collateral Agent and one primary outside counsel, one regulatory counsel and one local counsel in each relevant jurisdiction, in each case, selected by the Required Purchasers, to the Purchasers, collectively (and, in the case of an actual or perceived conflict of interest where any Purchaser affected by such conflict informs the Issuer of such conflict and thereafter retains its own counsel, another firm of counsel for any such affected Person)) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Note Documents, including its rights under this Section, or (B) in connection with the Convertible Notes made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Notes.

(b) Indemnification by the Note Parties. The Note Parties shall indemnify the Collateral Agent (and any sub-agent thereof) and each Purchaser, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (in the case of legal fees, limited to reasonable and documented out-of-pocket fees, charges and disbursements of one outside counsel for the Collateral Agent and one primary outside counsel, one regulatory counsel and one local counsel in each relevant jurisdiction, in each case, selected by the Required Purchasers, to Indemnitees, collectively (and, in the case of an actual or perceived conflict of interest where any Indemnitee affected by such conflict informs the Issuer of such conflict and thereafter retains its own counsel, another firm of counsel for any such affected Indemnitee))), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Issuer or any other Note Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Note Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Collateral Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Note Documents, (ii) any Note or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Note Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Note Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Issuer or any other Note Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided, that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, if the Issuer or other Note Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Issuer shall (and shall cause each Note Party and all of their respective Subsidiaries to) not assert, and the Issuer hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Note Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Convertible Note or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Note Documents or the transactions contemplated hereby or thereby.

(d) Reimbursement by Purchasers. To the extent that the Note Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Collateral Agent (or any sub-agent thereof) or any Related Party thereof, each Purchaser severally agrees to pay to the Collateral Agent (or any such sub-agent) or such Related Party, as the case may be, such Purchaser’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Purchaser’s share of the outstanding principal amount of the Convertible Notes at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Purchaser), such payment to be made severally among them based on such Purchaser’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Purchaser’s share of the outstanding principal amount of the Convertible Notes at such time), provided, further, that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Collateral Agent (or any such sub-agent), or against any Related Party thereof acting for the Collateral Agent (or any such sub-agent) in connection with such capacity. The obligations of the Purchasers under this subsection (d) are subject to the provisions of Section 2.12(b).

(e) Payments. All amounts due under this Section shall be payable not later than five (5) Business Days after demand therefor.

(f) Survival. The agreements in this Section and the indemnity provisions of Section 12.02(d) shall survive the resignation of the Collateral Agent, the transfer of any Convertible Note and the repayment, satisfaction or discharge of all the other Obligations.

12.05 Marshalling; Payments Set Aside.

None of the Collateral Agent or the Purchasers shall be under any obligation to marshal any assets in favor of any Note Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any payment by or on behalf of any Note Party is made to the Collateral Agent or any Purchaser, or the Collateral Agent or any Purchaser exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Collateral Agent or such Purchaser in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

12.06 Successors and Assigns; Transfers.

(a) Successors and Assigns Generally. The provisions of this Agreement and the other Note Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Issuer and the other Note Parties may not assign or otherwise transfer any of their respective rights or obligations hereunder or thereunder without the prior written consent of the Purchasers. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Collateral Agent and the Purchasers) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Transfers by Purchasers. Each Purchaser shall be entitled to transfer, without restriction (subject to compliance with the Securities Act and any state securities laws), any Convertible Note held by such Purchaser.

(c) Legend. The Issuer may place appropriate and customary legends on the Convertible Notes and the Shares of Common Stock issued upon conversion of the Convertible Notes setting forth any restrictions appropriate for compliance with U.S. federal and state securities Laws.

(d) No Future Liability. Following the sale of any Convertible Note or portion thereof by the Purchasers to any subsequent Purchasers pursuant to the terms hereof, the Purchasers shall not be liable or responsible to the Issuer for any losses, damages or liabilities suffered or incurred by the Issuer, including any losses, damages or liabilities under the Securities Act, arising from or relating to any resale or transfer of any security previously sold by the Purchaser in compliance with this Section 12.06.

(e) Securities Register. The Issuer will keep a register, in which, subject to such reasonable regulations as it may prescribe, but at its expense, and the Issuer will provide for the registration and transfer of Convertible Notes. Whenever any Convertible Note shall be surrendered either at the principal executive office of the Issuer (or at the place of payment named in the Convertible Note), for transfer or exchange, accompanied, if so required by the Issuer, by a written instrument of transfer in form reasonably satisfactory to the Issuer duly executed by the holder thereof or by such holder’s attorney duly authorized in writing, the Issuer will execute and deliver in exchange therefor a new Convertible Note or Convertible Notes, in such denominations as may be requested by such holder, of like tenor and in the same aggregate unpaid principal amount as the aggregate unpaid principal amount of the Convertible Note or Convertible Notes so surrendered. Any Convertible Note issued in exchange for any other Convertible Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Convertible Note so exchanged or transferred, and neither gain nor loss of interest shall result from any such transfer or exchange. Any transfer tax or governmental charge relating to such transaction shall be paid by the holder requesting the exchange. The entries in the register shall be conclusive and binding for all purposes, absent manifest error and the Issuer, the Purchasers and any of their respective agents may treat the Person in whose name any Convertible Note is registered as the sole and exclusive record and beneficial holder and owner of such Convertible Note for all purposes whatsoever. This Section 12.06(e) shall be construed so as to conform with the registration requirements in Treasury Regulations Section 5f.103-1(c) (or any successor provisions thereof) and so that such obligations are at all times maintained in “registered form” within the meaning of Section 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code and any related regulations (and any other relevant or successor provisions of the Internal Revenue Code or such regulations).

(f) Lost, Stolen Damaged or Destroyed Convertible Notes. At the request of any holder of any Convertible Note, the Issuer will issue and deliver at its expense, in replacement of any Convertible Note lost, stolen, damaged or destroyed, upon surrender thereof, if mutilated, a new Convertible Note in the same aggregate unpaid principal amount, and otherwise of the same tenor, as the Convertible Note so lost, stolen, damaged or destroyed, duly executed by the Issuer. The Issuer may condition the replacement of a Convertible Note reported by the holder thereof as lost, stolen, damaged or destroyed, upon the receipt from such holder of an indemnity reasonably satisfactory to the Issuer.

(g) Certain Pledges. Any Purchaser may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Convertible Note, if any) to secure obligations of such Purchaser, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that, no such pledge or assignment shall release such Purchaser from any of its obligations hereunder or substitute any such pledgee or assignee for such Purchaser as a party hereto.

12.07 Treatment of Certain Information; Confidentiality.

Each of the Collateral Agent and the Purchasers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) as may be reasonably necessary in connection with the exercise of any remedies hereunder or under any other Note Document or any action or proceeding relating to this Agreement or any other Note Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee or transferee (or its Related Parties) of, or any prospective assignee or transferee (or its Related Parties) of, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to a Note Party and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Issuer or their Subsidiaries or the Convertible Notes or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the Convertible Notes, (h) with the consent of the Issuer, (i) to the members of its investment committee (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Purchaser or any of its Affiliates on a nonconfidential basis from a source other than the Note Parties, (k) for purposes of establishing any defense available under securities laws, including, without limitation, establishing a “due diligence” defense or (l) to the extent independently developed by the Collateral Agent, a Purchaser or any of their respective Affiliates without reliance on the Information.

For purposes of this Section, “Information” means all information received from a Note Party or any Subsidiary relating to the Note Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Collateral Agent or any Purchaser on a nonconfidential basis, provided, that, in the case of information received from a Note Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

12.08 Set-off.

If an Event of Default shall have occurred and be continuing, subject to the First Lien/Second Lien Intercreditor Agreement, each Purchaser and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Purchaser or any such Affiliate to or for the credit or the account of the Issuer or any other Note Party against any and all of the obligations of the Issuer or such Note Party now or hereafter existing under this Agreement or any other Note Document to such Purchaser or its Affiliates, irrespective of whether or not such Purchaser or Affiliate shall have made any demand under this Agreement or any other Note Document and although such obligations of the Issuer or such Note Party may be contingent or unmatured or are owed to a branch office or Affiliate of such Purchaser different from the branch office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Purchaser and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Purchaser or their respective Affiliates may have. Each Purchaser agrees to notify the Issuer promptly after any such setoff and application, provided, that, the failure to give such notice shall not affect the validity of such setoff and application.

12.09 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Note Document, the interest paid or agreed to be paid under the Note Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Purchaser shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Convertible Notes or, if it exceeds such unpaid principal, refunded to the Issuer. In determining whether the interest contracted for, charged, or received by the Collateral Agent or a Purchaser exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

12.10 Counterparts; Integration; Effectiveness.

This Agreement and each of the other Note Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Note Documents and any separate letter agreements with respect to fees payable to the Collateral Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by fax transmission or e-mail transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement or such other Note Documents or certificate. Without limiting the foregoing, to the extent a manually executed counterpart is not specifically required to be delivered under the terms of any Note Document, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

12.11 Survival of Representations and Warranties.

All representations and warranties made by any Note Party hereunder and in any other Note Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof and shall continue in full force and effect as long as any Convertible Note or other Obligation hereunder shall remain unpaid or unsatisfied. Such representations and warranties have been or will be relied upon by the Collateral Agent and each Purchaser, regardless of any investigation made by the Collateral Agent or any Purchaser or on their behalf and notwithstanding that the Collateral Agent or any Purchaser may have had notice or knowledge of any Default at the time of any purchase of the Convertible Notes, and shall continue in full force and effect as long as any Convertible Note or any other Obligation hereunder shall remain unpaid or unsatisfied.

12.12 Severability.

If any provision of this Agreement or the other Note Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Note Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.13 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. This Agreement and the other Note Documents (EXCEPT, AS TO ANY OTHER NOTE DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Note Document (except, as to any other Note Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH NOTE PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT (AND IT WILL NOT PERMIT ANY NOTE PARTY TO) COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE COLLATERAL AGENT, ANY PURCHASER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY OTHER FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK AND ANY UNITED STATES DISTRICT COURT IN THE STATE OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF LOCATED IN NEW YORK COUNTY, NEW YORK, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER NOTE DOCUMENT SHALL AFFECT ANY RIGHT THAT THE COLLATERAL AGENT OR ANY PURCHASER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT AGAINST THE ISSUER OR ANY OTHER NOTE PARTY OR THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH NOTE PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.02.

NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

12.14 Waiver of Right to Trial by Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER NOTE DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12.15 Judgment Currency.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Issuer in respect of any sum due to any party hereto or any holder of the Obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Issuer agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Issuer contained in this Section 12.15 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

12.16 Electronic Execution of Assignments and Certain Other Documents.

This Agreement, the Convertible Notes, the Warrants and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”), including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Note Parties agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on each of the Note Parties to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of each of the Note Parties enforceable against such in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Collateral Agent and each of the Purchasers of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication (including but not limited to DocuSign) converted into another format, for transmission, delivery and/or retention. The Collateral Agent and each of the Purchasers may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Collateral Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Collateral Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Collateral Agent has agreed to accept such Electronic Signature, the Collateral Agent and each of the Purchasers shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Note Party without further verification and (b) upon the request of the Collateral Agent or any Purchaser, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

12.17 USA PATRIOT Act.

Each Purchaser that is subject to the PATRIOT Act and the Collateral Agent (for itself and not on behalf of any Purchaser) hereby notifies the Issuer that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Note Party, which information includes the name and address of each Note Party and other information that will allow such Purchaser or the Collateral Agent, as applicable, to identify each Note Party in accordance with the PATRIOT Act. The Issuer agrees to (and agrees to cause each Note Party to), promptly following a request by the Collateral Agent or any Purchaser, provide all such other documentation and information that the Collateral Agent or such Purchaser requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

12.18 No Advisory or Fiduciary Relationship.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Note Document), each of the Note Parties acknowledges and agrees, and acknowledges their Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Collateral Agent and its Affiliates, and the Purchasers are arm’s-length commercial transactions between the Note Parties and their Affiliates, on the one hand, and the Collateral Agent and its Affiliates and the Purchasers on the other hand, (ii) the Note Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) is the Note Parties are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Note Documents; (b)(i) the Collateral Agent and its Affiliates and each Purchaser is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary, for the Note Parties or any of their Affiliates or any other Person and (ii) neither the Collateral Agent nor any Purchaser has any obligation to the Note Parties or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Note Documents; and (c) the Collateral Agent and its Affiliates and the Purchasers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Issuer and their Affiliates, and neither the Collateral Agent or its Affiliates nor any Purchaser has any obligation to disclose any of such interests to the Issuer or their Affiliates. To the fullest extent permitted by law, the Note Parties hereby waive and release, any claims that they may have against the Collateral Agent or its Affiliates or any Purchaser with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

12.19 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Note Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Purchaser that is an EEA Financial Institution arising under any Note Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Purchaser that is an EEA Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Note Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

12.20 Conflicts.

Notwithstanding anything to the contrary contained herein or in any other Note Document, (a) in the event of any conflict or inconsistency between this Agreement and any other Note Document (other than the First Lien/Second Lien Intercreditor Agreement), the terms of this Agreement shall govern and control, and (b) in the event of any conflict or inconsistency between the First Lien/Second Lien Intercreditor Agreement and any other Note Documents (including this Agreement), the terms of the First Lien/Second Lien Intercreditor Agreement shall govern and control. Each Note Party expressly acknowledges the terms the First Lien/Second Lien Intercreditor Agreement and the rights granted to the Collateral Agent and each Purchaser therein.

12.21 Collateral and Guaranty Matters.

The Purchasers irrevocably authorize the Collateral Agent, and upon the written request of the Issuer, the Collateral Agent agrees:

(a) To release any and all Liens on any Collateral granted to or held by the Collateral Agent under any Note Document (i) upon payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted) under the Note Documents, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other Disposition permitted hereunder or under any other Note Document or any Involuntary Disposition, (iii) as approved in accordance with Section 12.01, or (iv) as otherwise may be expressly provided under the First Lien/Second Lien Intercreditor Agreement; and

(b) to release any Guarantor from its obligations under the Guaranty (i) if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Note Documents or (ii) upon payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted) under the Note Documents.

Upon request by the Collateral Agent at any time, the Required Purchasers will confirm in writing the Collateral Agent’s authority to release (or instruct the Collateral Agent to release) its interest in particular types or items of property, or any Guarantor from its obligations under the Guaranty, pursuant to this Section 12.21. At any time that a Note Party desires the Collateral Agent to take any action pursuant to this Section 12.21, such Note Party shall deliver a certificate signed by a Responsible Officer of such Note Party stating that the action is permitted pursuant to this Section 12.21 and the terms of this Agreement.

The Collateral Agent (or any sub-agent acting on its behalf) shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Note Party in connection therewith, nor shall the Collateral Agent (or any sub-agent acting on its behalf) be responsible or liable to the Purchasers for any failure to monitor or maintain any portion of the Collateral.

12.22 Publicity; No Third Party Beneficiary Rights.

(a) Each of the parties to this Agreement (each, a “Disclosing Party”) will not directly or indirectly publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to the name, logo or any trademark of another party to this Agreement (each, a “Consenting Party”) or any of its Affiliates or any reference to this Agreement or the financing evidenced hereby, in each case, without the prior written consent of such Consenting Party unless required by applicable Law, subpoena or judicial or similar order, in which case, such Disclosing Party shall endeavor to give such Consenting Party prior written notice of such publication or other disclosure if permitted by such applicable law, subpoena or judicial or similar order.

(b) This Agreement is not intended to and shall not be construed to give any Person that is not a party to this Agreement (other than (i) the Collateral Agent, (ii) in the case of Section 12.04(c), any Indemnitee and (iii) in the case of Section 12.23, Jefferies (as defined below)) any interest or rights (including, without limitation any third party beneficiary rights with respect to or in connection with any agreement or provision contained herein or contemplated hereby).

12.23 Non-Reliance and Exculpation of Jefferies.

Lockheed Martin acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by Jefferies LLC (“Jefferies”), any of its Affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, in making its investment or decision to invest in the Issuer. Lockheed Martin acknowledges and agrees that none of Jefferies, its Affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, shall have any liability to Lockheed Martin pursuant to, arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the securities of the Issuer or with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Issuer, Jefferies or any Non-Party Affiliate (as defined below)

concerning the Issuer, Jefferies, any of their respective controlled Affiliates, this Agreement or the transactions contemplated hereby. For purposes of this Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of Jefferies or any of Jefferies’ controlled Affiliates. Lockheed Martin agrees that Jefferies shall not be liable to it (including in contract, tort, under federal or state securities laws or otherwise) for any action heretofore or hereafter taken or omitted to be taken by Jefferies in connection with the transactions set forth herein. On behalf of Lockheed Martin and its Affiliates, Lockheed Martin releases Jefferies in respect of any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements related to the transactions set forth herein.

12.24 Tax Treatment.

The parties hereto agree (a) that the Convertible Notes shall be treated as indebtedness for U.S. federal income and other applicable income tax purposes and the Convertible Notes shall not be treated as “contingent payment debt instruments” under Section 1.1275 4 of the Treasury Regulations (or any corresponding provision of state or local income tax law) and (b) to file all U.S. federal income, state income and franchise tax returns in a manner consistent with clause (a).

12.25 No Personal Obligations.

Notwithstanding anything to the contrary contained herein or in any other Note Document, it is expressly understood and the Purchasers expressly agree that nothing contained herein or in any other Note Document or in any other document contemplated hereby or thereby (whether from a covenant, representation, warranty or other provision herein or therein) shall create, or be construed as creating, any personal liability of any stockholder, director, officer, member, partner, manager or employee of any of the Note Parties and their respective Subsidiaries in such Person’s capacity as such, with respect to (a) any payment obligation of any of the Note Parties or any of their respective Subsidiaries, (b) any obligation of the Note Parties or any of their respective Subsidiaries to perform any covenant, undertaking, indemnification or agreement, either express or implied, contained herein or in any other Note Document, (c) any representation or warranty contained herein or any other Note Document, (d) any other claim or liability to the Purchasers under or arising under this Agreement or any other Note Document or in any other document contemplated hereby or thereby, or (e) any credit extended or loan made; provided that nothing herein shall be deemed to be a waiver of claims arising from fraud.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ISSUER: TERRAN ORBITAL CORPORATION

By: /s/ Gary Hobart

Name: Gary Hobart

Title: Chief Financial Officer Executive Vice President and Treasurer

GUARANTORS: TERRAN ORBITAL OPERATING CORPORATION

By: /s/ Gary Hobart

Name: Gary Hobart

Title: Chief Financial Officer and Treasurer

TYVAK NANO-SATELLITE SYSTEMS, INC. By: /s/ Gary Hobart Name: Gary Hobart Title: Treasurer
PREDASAR CORPORATION By: /s/ Gary Hobart Name: Gary Hobart Title: Treasurer

COLLATERAL AGENT: U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

By: /s/ Brandon Bonfig

Name: Brandon Bonfig

Title: Vice President

PURCHASER: LOCKHEED MARTIN CORPORATION

By: /s/ Casey A. French

Name: Casey A. French

Title: Director, Corporate Development

SCHEDULE I

Description of Convertible Notes

Number	Issuer	Purchaser	Principal Amount of Convertible Note
N-1	Terran Orbital Corporation	Lockheed Martin Corporation	$100,000,000

Description of Warrants

Number	Issuer	Purchaser	Number of Warrant Shares	Exercise Price
W-1	Terran Orbital Corporation	Lockheed Martin Corporation	17,253,279	$2.898

EXHIBIT A

FORM OF CONVERTIBLE NOTE

THIS NOTE AND THE SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR AN EXEMPTION FROM REGISTRATION, UNDER SAID ACT.

THIS NOTE, THE SHARES ISSUABLE UPON CONVERSION OF THIS NOTE AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE GOVERNED BY THE TERMS AND CONDITIONS SET FORTH IN THAT CERTAIN CONVERTIBLE NOTE AND WARRANT PURCHASE AGREEMENT (THE “PURCHASE AGREEMENT”), DATED AS OF OCTOBER 31, 2022, AMONG TERRAN ORBITAL CORPORATION, A DELAWARE CORPORATION, THE GUARANTORS (AS DEFINED IN THE PURCHASE AGREEMENT) FROM TIME TO TIME PARTY THERETO, THE PURCHASERS FROM TIME TO TIME PARTY THERETO (EACH, A “PURCHASER” AND, COLLECTIVELY, THE “PURCHASERS”) AND U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, AS COLLATERAL AGENT; AND EACH HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE PURCHASE AGREEMENT. UNLESS OTHERWISE INDICATED, CAPITALIZED TERMS USED BUT NOT DEFINED HEREIN SHALL HAVE THE MEANINGS ASCRIBED TO SUCH TERMS IN THE PURCHASE AGREEMENT.

THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR U.S. FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY OF THE NOTE MAY BE OBTAINED FROM THE ISSUER BY CONTACTING THE GENERAL COUNSEL, EMAIL: legal2017@terranorbital.com AND ap21@terranorbital.com.

TERRAN ORBITAL CORPORATION

Senior Secured Convertible Note Due 2027

(a “Note”)

No. [●] $[●]

[●]

Terran Orbital Corporation, a Delaware corporation, (together with its successors, the “Issuer”), for value received, hereby promises to pay to

[NAME OF PURCHASER]

or its registered assigns

in accordance with the below

the principal amount of

$[●]

and to pay interest from the Closing Date until paid in full at the rate set forth in Section 2.09 of the Convertible Note and Warrant Purchase Agreement, dated as of October 31, 2022 (the “Purchase Agreement”).

This Note shall at all times upon the occurrence and during the continuation of any Event of Default bear interest at the Default Rate to the fullest extent permitted by applicable Laws.

Interest (including interest at the Default Rate) shall be payable on this Note in accordance with Section 2.09 of the Purchase Agreement.

Payments of the principal amount hereof, interest hereon and all other amounts payable hereunder or under the Note Documents shall be made in Dollars, in immediately available funds (subject to the PIK Election) not later than 2:00 p.m. on the date due, marked for attention as indicated, or in such other manner or to such other account in any United States bank as the Purchaser holding this Note may from time to time direct in writing. All payments received by the Purchaser holding this Note after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue in respect of such succeeding Business Day. If any payment to be made by the Issuer shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest.

This Note is one of the Convertible Notes in the aggregate original principal amount of $100,000,000, issued by the Issuer pursuant to the Purchase Agreement on the Closing Date, and this Note and the holder hereof are entitled, equally and ratably, with the holders of all other Notes outstanding under the Purchase Agreement, to all the benefits provided for thereby or referred to therein, to which Purchase Agreement reference is hereby made for a statement thereof.

The obligations of the Issuer under this Note are guaranteed pursuant to the terms and provisions of Article V of the Purchase Agreement, and the Collateral Documents executed in favor of the Collateral Agent, for the benefit of the Secured Parties, to the extent described therein, by each of the applicable Note Parties and the other parties thereto.

This Note shall be convertible into Shares of the Issuer’s Common Stock at the Conversion Price specified in the Purchase Agreement, as adjusted from time to time as provided in the Purchase Agreement. To convert this Note, the holder hereof must satisfy the requirements of Section 2.11(b) of the Purchase Agreement. A holder may convert a portion of this Note if the portion is $1,000 principal amount or an integral multiple of $1,000 principal amount. Upon conversion of this Note, the holder hereof shall be entitled to receive the Shares payable upon conversion in accordance with Section 2.11 of the Purchase Agreement, at the Conversion Price specified in the Purchase Agreement, as adjusted from time to time as provided in the Purchase Agreement.

This Note is subject to prepayment prior to its expressed maturity date only at the times, on the terms and conditions and in the amounts set forth in the Purchase Agreement.

Upon the occurrence and during the continuation of any one or more of the Events of Default specified in the Purchase Agreement, all amounts then remaining unpaid on this Note may be declared to be or may automatically become immediately due and payable as provided in the Purchase Agreement.

This Note is registered on the books of the Issuer and, subject to the Purchase Agreement, is transferable only by surrender thereof at the principal executive office of the Issuer and accompanied by, if required by the Issuer, a written instrument of transfer reasonably satisfactory to the Issuer, duly executed by the registered holder of this Note or its attorney duly authorized in writing. Payment of or on account of principal and interest on this Note shall be made only to or upon the order in writing of the registered holder.

* * *

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

TERRAN ORBITAL CORPORATION

By:

Name:

Title:

Schedule I

FORM OF CONVERSION NOTICE

To convert this Note in accordance with the Purchase Agreement, check the box: □

To convert only part of this Note, state the principal amount to be converted (must be in multiples of $1,000): $_________________________

Please elect whether you would like the applicable Shares issuable upon conversion (the “Conversion Shares”):

□ by crediting such Conversion Shares, if they are unrestricted and unlegended, to the undersigned’s account with The Depository Trust Company as set forth below, or otherwise to the undersigned’s account with the Issuer’s transfer agent.

Name:

DWAC Account Number:

□ by issuing a certificate or certificates as set forth below.

Name:

Address:

(Insert social security or tax ID no.)

______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________

Date: _________________________ Signature(s): _________________________ (Sign exactly as your name(s) appear(s) on the other side of this Note)

EXHIBIT B

FORM OF WARRANT

THE ISSUANCE OF THIS WARRANT AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE COMPANY (IF THE COMPANY SO REQUESTS) THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.

WARRANT TO PURCHASE SHARES OF COMMON STOCK OF

TERRAN ORBITAL CORPORATION

No. [●]

Number of Warrant Shares: [●]

Original Issue Date: [●]

Void After: [●]

FOR VALUE RECEIVED, TERRAN ORBITAL CORPORATION, a Delaware corporation (the “Company”), hereby certifies that [●], a [●] (together with its successors, transferees and assignees, the “Holder”), is entitled to purchase from the Company, at the election of the Holder, up to [●] duly authorized, validly issued, fully paid and nonassessable shares of Common Stock (as hereinafter defined), subject to adjustment as set forth herein, at a purchase price per share of $[●], subject to adjustment as set forth herein (the “Exercise Price”), on the terms and subject to the conditions set forth herein. Certain capitalized terms used herein are defined in Section 1 hereof.

This Warrant has been issued pursuant to that certain Convertible Note and Warrant Purchase Agreement (the “Purchase Agreement”) entered into on the date hereof by the Company and the purchasers identified therein.

1. Definitions. As used in this Warrant, the following terms have the following respective meanings:

“Aggregate Exercise Price” means, with respect to any given exercise of this Warrant, an amount equal to the product of (a) the total number of Warrant Shares in respect of which this Warrant is being so exercised multiplied by (b) the Exercise Price then in effect as of the Exercise Date in accordance with the terms of this Warrant (including any amendments thereto).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or obligated by law or executive order to close or are in fact closed.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or obligated by law or executive order to close or are in fact closed.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company or any other class or series of capital stock of the Company into or for which such shares of common stock have been converted, exchanged, reclassified or otherwise changed.

“Exercise Date” means, with respect to any given exercise of this Warrant, the first Business Day occurring during the Exercise Period on which all of the conditions to such exercise set forth in Section 3 have been satisfied no later than 5:00 p.m., New York, New York local time.

“Fair Market Value” means, as of any given date, (a) if the Common Stock is traded on a national securities exchange, inter-dealer quotation system or over-the-counter bulletin board service during the Reference Period (as hereinafter defined) (or such shorter period of consecutive Trading Days within the Reference Period on which the Common Stock was so traded as may be mutually agreed between the Company and the Holder), the volume-weighted average of the closing prices per share of Common Stock, as reported by Bloomberg, or if not reported by Bloomberg, as reported by Morningstar, during the period of thirty (30) Trading Days ending on the Trading Day immediately prior to such date (the “Reference Period”), (b) if this Warrant is being exercised in connection with a reorganization, reclassification, consolidation, merger, sale, or similar transaction contemplated by Section 4(e), the per-share value of the consideration received by the holders of the outstanding shares of Common Stock (or other securities of the Company then constituting Warrant Shares) in connection therewith and (c) in any other case, the fair market value per share of Common Stock as jointly determined by the board of directors of the Company (the “Board”) in consultation with the Holder, each acting in good faith; provided that if the Board and the Holder are unable to agree on the fair market value per share of the Common Stock within ten (10) Business Days after the Company’s receipt of the Exercise Notice, such fair market value shall be determined by a nationally recognized investment banking, accounting or valuation firm selected by the Board with the consent of the Holder (not to be unreasonably withheld, conditioned or delayed) and engaged by the Company, which firm’s determination shall be final and conclusive, and the fees and expenses of which firm shall be borne equally by the Company and the Holder.

“Original Issue Date” means [●].

“Person” means any individual, sole proprietorship, partnership, limited liability company, corporation, joint venture, trust, incorporated organization or government or department or agency thereof.

“Principal Exchange” means, as of any given time, the principal securities exchange or securities market on which the Common Stock is then listed or quoted.

“Trading Day” means any day on which the Common Stock is traded on the Principal Exchange.

“Warrant” means this Warrant and any warrant issued upon division or combination of, or in substitution for, this Warrant.

“Warrant Shares” means the shares of Common Stock or other securities of the Company purchasable from time to time upon exercise of this Warrant in accordance with the terms hereof.

2. Term of Warrant; Redemption of Warrant. This Warrant shall be exercisable at any time and from time to time during the period commencing on the Original Issue Date and ending upon the earlier to occur of (i) 11:59 p.m. (New York, New York local time) on the date that is five (5) years after the Original Issue Date or, if such date is not a Business Day, on the first Business Day thereafter (such date, the “Expiration Date”) or (ii) the time at which this Warrant has been exercised in respect of all of the Warrant Shares subject hereto (such period, the “Exercise Period”).

3. Exercise of Warrant.

(a) Exercise Procedures. The Holder may exercise this Warrant from time to time during the Exercise Period, for all or any portion of the Warrant Shares in respect of which it has not previously been exercised, by:

(i) surrendering this Warrant (or, in the case of the loss, theft or destruction of this Warrant, delivering an indemnity in accordance with Section 8(a)) to the Company, together with a duly completed and executed written notice in the form attached hereto as Exhibit A (each, an “Exercise Notice”), which, for the avoidance of doubt, once delivered, shall be irrevocable, except (A) during any waiting period with respect to Antitrust Filings that have been made or obtained in connection with such exercise or (B) as otherwise provided by this Agreement; and

(ii) paying the Aggregate Exercise Price to the Company in accordance with Section 3(b).

(b) Payment of the Aggregate Exercise Price. Payment of the Aggregate Exercise Price shall be made, at the option of the Holder as indicated in the applicable Exercise Notice:

(i) by delivering to the Company a certified or bank cashier’s check payable to the order of the Company or by wire transfer of immediately available funds to an account designated in writing by the Company;

(ii) without payment of any cash consideration or other immediately available funds, by instructing the Company to issue the Warrant Shares for which the Holder has elected to exercise this Warrant on a net basis such that the total number of Warrant Shares to be issued to the Holder pursuant to such exercise is calculated using the following formula:

X = Y(A – B)

A

where:

X = the number of Warrant Shares to be issued to the Holder;

Y = the total number of Warrant Shares for which the Holder has elected to exercise this Warrant pursuant to Section 3(a) (inclusive of the number of Warrant Shares to be withheld by the Company in payment of the Aggregate Exercise Price (or portion thereof to be paid in the manner provided in this clause (ii));

A = the Fair Market Value of one Warrant Share as of the Exercise Date; and

B = the Exercise Price in effect as of the Exercise Date.

(iii) by surrendering to the Company securities of the Company having a value as of the Exercise Date equal to the Aggregate Exercise Price (or portion thereof to be paid in the manner provided in this clause (iii)), which value shall be (x) in the case of debt securities, the principal amount thereof plus accrued and unpaid interest, (y) in the case of preferred stock, the liquidation value thereof plus declared and accumulated but unpaid dividends and (z) in the case of shares of Common Stock, the Fair Market Value thereof; or

(iv) any combination of the foregoing.

In the event that all or any part of the Aggregate Exercise Price is paid pursuant to any of the preceding clause (ii), (iii) or (iv) and the number of shares or other securities to be withheld by or surrendered to the Company in accordance therewith would result in the withholding or surrender of a fraction of a share or other security, the number of shares or other securities withheld by or surrendered to the Company shall be rounded up to the nearest whole number and the Company shall make a cash payment to the Holder (by delivery of a certified or bank cashier’s check payable to the order of the Holder or by wire transfer of immediately available funds to an account designated in writing by the Holder) in an amount equal to the product of (A) the fraction of a share or other security that otherwise would have been withheld or surrendered in the absence of the foregoing provisions of this sentence multiplied by (B) the value of such share or other security as of the Exercise Date, determined in accordance with the preceding clause (iii).

(c) Delivery of Stock Certificates. Upon receipt by the Company of an Exercise Notice, surrender of this Warrant and, if applicable, payment of the Aggregate Exercise Price (in accordance with Section 3(b) hereof), the Company shall, as promptly as practicable, and in any event no later than four (4) Trading Days thereafter, at the election of the Company as set forth in the Exercise Notice, either (i) cause the Company’s transfer agent to credit the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to a balance account with The Depository Trust Company, if such Warrant Shares are not subject to any securities legends and restrictions at such time, and otherwise to a balance account with the Company’s transfer agent, subject to any securities legends and restrictions then applicable, in the name of the Holder or, at the Holder’s instruction set forth in the Exercise Notice, the Holder’s agent or designee (subject to compliance with Section 5 below) or (ii) issue and deliver to the Holder or, at the Holder’s instruction set forth in the Exercise Notice, the Holder’s agent or designee (subject to compliance with Section 5 below) a certificate or certificates (at the Holder’s instruction set forth in the Exercise Notice), sent by reputable overnight courier to the address as specified in the Exercise Notice and registered in the Company’s share register in the name of the Holder or its agent or designee (as indicated in the Exercise Notice), representing the number of Warrant Shares to which the Holder is entitled pursuant to such exercise. Subject to Section 3(g), this Warrant shall be deemed to have been exercised and the applicable Warrant Shares shall be deemed to have been issued, and the Holder (or its agent or designee as indicated in the Exercise Notice) shall be deemed to have become the holder of record of such Warrant Shares for all purposes, as of the Exercise Date, regardless of the date on which such Warrant Shares are actually credited to the Holder’s (or its agent’s or designee’s) balance account or the date on which the certificate or certificates evidencing the Warrant Shares are actually delivered. The Company’s obligations to issue and deliver the Warrant Shares on the terms and subject to the conditions set forth in this Warrant are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same or any setoff, counterclaim, recoupment, limitation or termination. In addition to any other rights available to the Holder, if the Company fails to credit (or cause to be credited) the Holder’s (or its agent’s or designee’s) balance account for the Warrant Shares to which the Holder is entitled upon the Holder’s exercise of this Warrant within three (3) Trading Days following the Exercise Date or to issue to the Holder (or its agent or designee) a certificate or certificates representing the number of Warrant Shares to which the Holder is entitled upon the Holder’s exercise of this Warrant and to register such Warrant Shares on the Company’s share register within three (3) Trading Days following the Exercise Date, as applicable, and if on or after such Trading Day the Holder or its broker purchases (in an open-market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of shares of Common Stock issuable upon the exercise of this Warrant that the Holder anticipated timely receiving from the Company (a “Buy-In”), then the Company shall (A) pay in cash to the Holder, within two (2)

Business Days of Holder’s request, the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the product of (1) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue multiplied by (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder (in accordance with the foregoing provisions of this Section 3(c)) the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock, with an aggregate sale price giving rise to such purchase obligation of $10,000, then, pursuant to clause (A) of the immediately preceding sentence, the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance or injunctive relief with respect to the Company’s failure to timely deliver shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

(d) Fractional Shares. The Company shall not be required to issue any fraction of a Warrant Share upon any exercise of this Warrant. In the event that the Holder would be entitled to purchase any fraction of a Warrant Share upon any exercise of this Warrant in the absence of the immediately preceding sentence, the Company shall, in lieu of issuing such fractional share, pay to the Holder an amount in cash (by delivery of a certified or bank cashier’s check payable to the order of the Holder or by wire transfer of immediately available funds to an account designated in writing by the Holder) equal to the product of (i) such fraction multiplied by (ii) the Fair Market Value of one Warrant Share as of the Exercise Date.

(e) Delivery of New Warrant. Unless the purchase rights represented by this Warrant shall have expired pursuant to Section 2(a) or shall have been fully exercised, the Company shall, concurrently with its delivery of the certificate or certificates representing the Warrant Shares being issued in accordance with Section 3(c) hereof, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase such Warrant Shares in respect of which this Warrant has not previously been exercised, which new Warrant shall in all other respects be identical to this Warrant.

(f) Valid Issuance of Warrant and Warrant Shares; Payment of Taxes. With respect to each exercise of this Warrant, the Company hereby represents, covenants, and agrees:

(f) Valid Issuance of Warrant and Warrant Shares; Payment of Taxes. With respect to each exercise of this Warrant, the Company hereby represents, covenants, and agrees:

(i) This Warrant is, and any Warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, duly authorized and validly issued.

(ii) All Warrant Shares issuable upon the exercise of this Warrant pursuant to the terms hereof shall be, upon issuance, and the Company shall take all such reasonable actions as may be necessary or appropriate to cause such Warrant Shares to be, validly issued, fully paid, and non-assessable, issued without violation of any preemptive or similar rights of any stockholder or other securityholder of the Company, free and clear of all taxes, liens, and charges and, subject to and in accordance with the applicable provisions of that certain Investor Rights Agreement, dated as of October 28, 2021, as amended, by and among the Company and the other parties thereto, as may be further amended from time to time, or restrictions under securities laws, eligible to be registered for resale under the Securities Act.

(iii) The Company shall take all such actions as may be necessary or appropriate to ensure that all such Warrant Shares are issued without violation by the Company of any applicable law or governmental regulation or any requirements of any securities exchange upon which shares of Common Stock or other securities then constituting Warrant Shares may be listed at the time of such exercise (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).

(iv) The Company shall use commercially reasonable efforts to cause the Warrant Shares, as promptly as reasonably practicable following such exercise, to be listed on the Principal Exchange.

(iv) The Company shall use commercially reasonable efforts to cause the Warrant Shares, as promptly as reasonably practicable following such exercise, to be listed on the Principal Exchange.

(v) The Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issuance or delivery of Warrant Shares upon exercise of this Warrant other than the Aggregate Exercise Price; provided that the Company shall not be required to pay any tax or governmental charge that may be imposed with respect to any applicable withholding or the issuance or delivery of the Warrant Shares to any Person other than the Holder, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

(g) Conditional Exercise. Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a sale of the Company (pursuant to a merger, combination, tender offer, sale of stock, sale of assets, business combination with a special purpose acquisition company or other blank-check company or otherwise), such exercise may, at the election of the Holder, be conditioned upon (i) the consummation of such transaction and (ii) the completion of any Antitrust Filings required in connection therewith, in which case such exercise shall not be deemed to be effective until such conditions are met; provided, further, however, that, in the case of clause (ii), without the consent of the Company, the date of exercise may not be specified by the Holder as a date that is more than 90 days from the date that the Holder elects to exercise any portion of its Warrant and if any Antitrust Filings have not been made or obtained within such 90 day (or shorter) period (as may be extended with the consent of the Company), the exercise notice in respect thereof shall be deemed to have been automatically rescinded.

(h) Reservation of Shares. During the Exercise Period, the Company shall at all times reserve and keep available out of its authorized but unissued Common Stock (or other securities constituting Warrant Shares), solely for the purpose of issuance upon the exercise of this Warrant, the maximum number of Warrant Shares then issuable upon the exercise of this Warrant, and shall at all times cause the par value per Warrant Share to be less than or equal to the Exercise Price then in effect. The Company shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock (or other securities constituting Warrant Shares) upon the exercise of this Warrant.

4. Adjustment to Warrant Shares. In order to prevent dilution of the purchase rights granted under this Warrant, the number of Warrant Shares issuable and the Exercise Price upon exercise of this Warrant shall be subject to adjustment from time to time as provided in this Section 4 (in each case, after taking into account any prior adjustments pursuant to this Section 4).

(a) Reclassification of Shares. If the shares of Common Stock or other securities then constituting Warrant Shares are changed into the same or a different number of shares of any other class of capital stock or other securities of the Company, whether by reclassification, capital reorganization, conversion of all outstanding shares of the relevant class or series or other relevant securities or otherwise (except as otherwise provided for in this Section 4), and whether automatically or by action of the holders thereof (a “Reclassification”), then, in lieu of the number of Warrant Shares for which this Warrant otherwise would have been exercisable immediately prior to such Reclassification, the Holder shall have the right, from and after such Reclassification, to exercise this Warrant for the number and kind of shares of capital stock or other securities of the Company as would have been issuable as a result of such Reclassification in respect of the Warrant Shares for which this Warrant otherwise would have been exercisable immediately prior to such Reclassification if this Warrant had been exercised in full and such Warrant Shares were issued and outstanding at the time of such Reclassification, all subject to further adjustment as provided herein at an Exercise Price consistent with the same.

(b) Subdivision or Combination of Shares. If the Company subdivides or combines its Common Stock or other securities of the Company then constituting Warrant Shares, then (i) in the case of a subdivision, the Exercise Price shall be proportionately decreased and the number of Warrant Shares shall be proportionately increased and (ii) in the case of a combination, the Exercise Price shall be proportionately increased and the number of Warrant Shares shall be proportionately decreased.

(c) Stock Dividends. If the Company pays any dividend or makes any distribution in respect of the Common Stock or other securities of the Company then constituting Warrant Shares that is payable in additional shares of Common Stock or such other securities, then (i) the Exercise Price shall be adjusted, from and after the date of determination of the stockholders of the Company entitled to receive such dividend, to be an amount equal to the product of (A) the Exercise Price in effect immediately prior to such date of determination multiplied by (B) the quotient of (x) the total number of shares of Common Stock or such other securities outstanding immediately prior to such dividend or distribution divided by (y) the total number of shares of Common Stock or such other securities outstanding immediately after such dividend or distribution and (ii) the number of Warrant Shares shall be proportionately adjusted such that the Aggregate Exercise Price shall remain unchanged.

(d) Pre-Exercise Dividends and Distributions. If the Company pays any dividend or makes any distribution (whether in cash, securities or other property) in respect of the Common Stock or other securities of the Company then constituting Warrant Shares (except as otherwise provided for in Section 4(c)), then the Board shall make provision so that, upon any exercise of this Warrant, the Holder shall be entitled to receive, in addition to the Warrant Shares issuable upon such exercise, such dividend or distribution to the extent that such dividend or distribution would have been paid or made, as applicable, in respect of the Warrant Shares issued upon such exercise had Warrant Shares been outstanding immediately prior to the record date for such dividend or distribution.

(e) Reorganization, Reclassification, Consolidation or Merger. In the event of any (i) capital reorganization of the Company, (ii) reclassification of the stock of the Company, (iii) consolidation or merger of the Company with or into another Person, (iv) sale of all or substantially all of the Company’s assets to another Person or (v) other similar transaction (except for any transaction otherwise provided for in this Section 4), in each case which entitles the holders of Common Stock or other securities of the

Company then constituting Warrant Shares (either directly or upon subsequent liquidation) to receive stock, securities or other property with respect to or in exchange for Common Stock, this Warrant shall, immediately after such reorganization, reclassification, consolidation, merger, sale, or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Warrant Shares then exercisable under this Warrant, be exercisable for the kind and number of shares of capital stock or other securities or property of the Company or of the successor Person resulting from such transaction to which the Holder would have been entitled upon such reorganization, reclassification, consolidation, merger, sale, or similar transaction if the Holder had exercised this Warrant in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale, or similar transaction and acquired the applicable number of Warrant Shares then issuable hereunder as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of this Warrant), and, in such case, appropriate adjustment (in form and substance satisfactory to the Holder) shall be made with respect to the Holder's rights under this Warrant to ensure that the provisions of this Section 4 shall thereafter be applicable, as nearly as possible, to this Warrant in relation to any shares of stock, securities, or assets thereafter acquirable upon exercise of this Warrant. The provisions of this Section 4(e) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, or similar transactions. The Company shall not effect any such reorganization, reclassification, consolidation, merger, sale, or similar transaction unless, prior to the consummation thereof, the successor Person (if other than the Company) resulting from such reorganization, reclassification, consolidation, merger, sale, or similar transaction, shall assume, by written instrument substantially similar in form and substance to this Warrant and satisfactory to the Holder, the obligation to deliver to the Holder such shares of stock, securities, or assets which, in accordance with the foregoing provisions, such Holder shall be entitled to receive upon exercise of this Warrant. Notwithstanding anything to the contrary contained herein, with respect to any reorganization, reclassification, consolidation, merger, sale, or similar transaction contemplated by this Section 4(e), the Holder shall have the right to elect prior to the consummation of such event, action or transaction, to exercise this Warrant in accordance with Section 3 (notwithstanding any provision thereof that otherwise would restrict such exercise) instead of giving effect to the provisions contained in this Section 4(e).

(f) Certificate as to Adjustment.

(i) As promptly as reasonably practicable following any adjustment of the number of Warrant Shares pursuant to this Section 4, but in any event not later than five (5) Business Days thereafter, the Company shall furnish to the Holder a certificate of an executive officer of the Company setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii) As promptly as reasonably practicable following the receipt by the Company of a written request by the Holder, but in any event not later than two Business Days thereafter, the Company shall furnish to the Holder a certificate of an executive officer of the Company certifying the number of shares and class or series of capital stock, or the number or amount and kind of other securities or property, then constituting the Warrant Shares.

(g) Notices. In the event:

(i) that the Company shall take a record of the holders of its Common Stock (or other securities then issuable upon exercise of the Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution (other than (A) dividends or distributions otherwise provided for in, and subject to the Company’s compliance with,

Section 4, (B) repurchases of capital stock issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase or a right of first refusal by the Company, (C) repurchases of capital stock issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries pursuant to rights of first refusal or first offer contained in agreements providing for such rights, or (D) repurchases of capital stock of the Company in connection with the settlement of disputes with any stockholder), to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase or otherwise receive any shares of capital stock of any class or any other securities of the Company or to receive any other security of the Company; or

(ii) of any reorganization, merger, consolidation or similar transaction involving the Company or any reclassification, conversion, exchange or similar transaction affecting the Company’s capital stock or any sale of all or substantially all of the Company’s assets to another Person; or

(iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company; or

(iv) the Expiration Date shall occur;

then, in each such case, the Company shall send or cause to be sent to the Holder at least five (5) Business Days prior to the applicable record date for, or the applicable anticipated effective date of, such action, transaction or event a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent, or other right or action, and a description of such dividend, distribution, or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, merger, consolidation, reclassification, conversion, exchange, sale, dissolution, liquidation, winding-up or other applicable transaction is expected to occur, and the date, if any is to be fixed, as of which the books of the Company shall close or a record shall be taken with respect to which the holders of record of Common Stock (or other securities of the Company then constituting Warrant Shares) shall be entitled to exchange their shares of Common Stock (or other securities of the Company then constituting Warrant Shares) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding-up, and the amount per share and character of such exchange applicable to the Warrant and the Warrant Shares.

(h) Exercise Floor. In the event that any adjustment to the Exercise Price pursuant to this Section 4 would require the Company to seek shareholder approval pursuant to NYSE rules, the Company shall use its reasonable best efforts to hold a special meeting of its shareholders within ninety (90) days following the effective date of the corporate action that would have triggered the adjustment to obtain approval for such adjustment to the Exercise Price and the proxy statement related to such special meeting will include a recommendation by the Company’s Board of the Directors that the shareholders of the Company vote in favor of such proposal. If the shareholders of the Company do not approve such adjustment, the Company will use its reasonable best efforts to obtain shareholder approval at the next annual meeting of shareholders and each subsequent annual meeting thereafter. Prior to obtaining the shareholder approval required by the prior sentence, the Exercise Price shall be deemed to be equal to $2.52.

(i) Restriction on Exercise. Unless permitted by the applicable rules and regulations of the NYSE, the Issuer shall not issue any Shares of Common Stock upon exercise of the Warrants which would cause the Common Stock held by Lockheed Martin or its Affiliates to exceed 30% of the Common Stock then outstanding. Notwithstanding the foregoing, such limitation shall not apply in the event that the Issuer (i) obtains the approval of its shareholders as required by the applicable rules of the NYSE for issuances of Shares of Common Stock in excess of such amount or (ii) the Issuer obtains the consent from the NYSE that such conversion in excess of such amount does not require shareholder approval under the applicable rules of the NYSE.

5. Transfer of Warrant. Subject to the transfer conditions referred to in the legend endorsed hereon and applicable securities laws and pursuant to the Business Combination Agreement (as defined in the Purchase Agreement) and the Business Combination Transaction Agreements (as defined in the Purchase Agreement), as applicable, this Warrant and all rights hereunder are transferable, in whole or in part, by the Holder without charge to the Holder, upon surrender of this Warrant to the Company with a properly completed and duly executed written notice of assignment, together with funds sufficient to pay any transfer taxes payable in connection with the making of such transfer. Upon such compliance, surrender, and delivery and, if required, such payment, the Company shall record (or cause to be recorded) such transfer on the books and records of the Company, execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment and issue to the assignor a new Warrant evidencing the portion of this Warrant, if any, not so assigned, and this Warrant shall thereafter promptly be cancelled. Notwithstanding anything herein or in any legend to the contrary, the Company shall not require an opinion of counsel in connection with any sale, assignment, transfer or other disposition of this Warrant (or any portion hereof or any interest herein) or of any of the Warrant Shares to an affiliate (as defined in Regulation D) of the Holder; provided that such affiliate shall represent to the Company it is an “accredited investor” as defined in Regulation D.

6. Holder Not Deemed a Stockholder; Limitations on Liability. Except as otherwise specifically provided herein, prior to the issuance to the Holder of any Warrant Shares, the Holder shall not be entitled to vote or receive dividends or be deemed the holder of shares of capital stock of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote, give, or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance, or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 6, the Company shall provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.

7. Replacement on Loss; Division and Combination.

(a) Replacement of Warrant upon Loss. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and upon delivery of an indemnity reasonably satisfactory to it (it being understood that a written indemnification agreement or affidavit of loss of the Holder shall be a sufficient indemnity) and, in case of mutilation, upon surrender of such Warrant for cancellation to the Company, the Company at its own expense shall execute and deliver to the Holder, in lieu hereof, a new Warrant identical to the Warrant so lost, stolen, mutilated, or destroyed; provided that, in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to the Company for cancellation.

(b) Division and Combination of Warrant. Subject to compliance with the applicable provisions of this Warrant as to any transfer or other assignment which may be involved in such division or combination, this Warrant may be divided or, following any such division of this Warrant, subsequently combined with other Warrants, upon the surrender of this Warrant and, if applicable, such other Warrants to the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder (or an agent or attorney-in-fact thereof) and, if applicable, the holders of such other Warrants. Subject to compliance with the applicable provisions of this Warrant as to any transfer or assignment which may occur in connection with such division or combination, the Company shall at its own expense execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants so surrendered in accordance with such notice. Such new Warrant or Warrants shall be of like tenor to the surrendered Warrant or Warrants and shall be exercisable in the aggregate for the number of Warrant Shares for which the Warrant or Warrants so surrendered in accordance with such notice were exercisable in the aggregate.

8. No Impairment. The Company shall not, by amendment of its certificate of incorporation or bylaws, or through any reorganization, transfer of assets, merger, consolidation, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but shall at all times in good faith assist in the carrying out of all of the provisions of this Warrant and in the taking of all such actions as may reasonably be requested by the Holder in order to protect the exercise rights of the Holder against dilution or other impairment, consistent with the purpose of this Warrant.

9. Compliance with the Securities Act. The Holder, by acceptance of this Warrant, agrees to comply in all respects with the provisions of this Section 9 and the restrictive legend requirements set forth on the face of this Warrant and further agrees that such Holder shall not offer, sell or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise hereof except under circumstances that will not result in a violation of the Securities Act or any applicable state securities laws. This Warrant and all Warrant Shares issued upon exercise of this Warrant (unless such issuance was registered under the Securities Act) or transfer of such Warrant shall be stamped or imprinted with a legend in substantially the following form:

“THE ISSUANCE OF THIS WARRANT AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE COMPANY (IF THE COMPANY SO REQUESTS) THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.”

10. Warrant Register. The Company shall keep and properly maintain at its principal executive offices books for the registration of the Warrant and any transfers or assignments thereof. The Company may deem and treat the Person in whose name the Warrant is registered on such register as the Holder thereof for all purposes, and the Company shall not be affected by any notice to the contrary, except any assignment, division, combination or other transfer of the Warrant effected in accordance with the provisions of this Warrant.

11. Notices. All notices and other communications given or made pursuant to this Warrant shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by email during normal business hours of the recipient, and if not sent during normal business hours, then on the next succeeding Business Day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid or (d) one Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. All communications shall be sent to the Company or the Holder, as applicable, at its address or email address as set forth on the signature page, or to such address or email address as subsequently modified by written notice given in accordance with this Section 11.

12. Cumulative Remedies. Except to the extent otherwise expressly provided herein, the rights and remedies provided in this Warrant are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at law, in equity or otherwise.

13. Equitable Relief. Each of the parties hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Warrant would give rise to irreparable harm to the other party hereto for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, the other party hereto shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction.

14. Entire Agreement. This Warrant (including the exhibits attached hereto) and the agreements referred to herein and in the Purchase Agreement) together constitute the sole and entire agreement of the parties to this Warrant with respect to the subject matter hereof and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

15. Successor and Assigns. This Warrant and the rights evidenced hereby shall be binding upon and shall inure to the benefit of the parties hereto and the successors of the Company and the successors and permitted assigns of the Holder. Each successor or permitted assign of the Holder shall be deemed to be the Holder for all purposes hereunder.

16. No Third-Party Beneficiaries. This Warrant is for the sole benefit of the Company and the Holder and their respective successors and, in the case of the Holder, permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Warrant.

17. Headings

. The headings in this Warrant are for reference only and shall not affect the interpretation of this Warrant. All references in this Warrant to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto. Unless otherwise specified or the context requires otherwise, (i) references herein to the “parties” or any “party” are to the parties to this Warrant, (ii) references herein to any agreement, instrument or other document (including this Warrant) are references to such agreement, instrument or other document, as applicable, as amended, restated, supplemented or otherwise modified from time to time and (iii) references herein to any statute, rule or regulation are references to such statute, rule or regulation, as applicable, as amended, restated, supplemented or otherwise modified from time to time, including through the promulgation of rules or regulations thereunder, and to any consolidation thereof or successor statute, rule or regulation, as applicable, thereto. As used herein, (A) the words “this Warrant,” “herein,” “hereto,” “hereof” and “hereunder” and words of similar import refer to this Warrant as a whole and not to any particular provision or part of this Warrant, (B) the words “any” and “or” express alternatives that are not mutually exclusive, (C) the words “include,” “includes” and

“including” are deemed to be followed by the phrase “without limitation,” (D) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and does not mean simply “if” and (E) words importing the singular also import the plural, and vice versa.

18. Amendment and Modification; Waiver. Except as otherwise provided herein, this Warrant may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party hereto of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party granting such waiver. No waiver by any party hereto shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Warrant shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

19. Severability

. If any provision of this Warrant becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Warrant, and such illegal, unenforceable or void provision shall be replaced with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, unenforceable or void provision. The balance of this Warrant shall be enforceable in accordance with its terms.

20. Governing Law. THIS WARRANT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS WARRANT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

21. VENUE; WAIVER OF JURY TRIAL.

(a) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE OTHER PARTY IN ANY WAY RELATING TO THIS WARRANT OR THE TRANSACTIONS RELATING HERETO, IN ANY OTHER FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK AND ANY UNITED STATES DISTRICT COURT IN THE STATE OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF LOCATED IN NEW YORK COUNTY, NEW YORK, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY

IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS WARRANT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS WARRANT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

22. Counterparts. This Warrant may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Warrant or any Exercise Notice delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant or such Exercise Notice.

23. No Strict Construction. This Warrant shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has duly executed this Warrant on the Original Issue Date.

TERRAN ORBITAL CORPORATION

By:

Name:

Title:

Address:

Attention:

Email:

Accepted and agreed:

By:

Name:

Title:

Address:

Attention:

Email:

Exhibit A

FORM OF EXERCISE NOTICE

To: TERRAN ORBITAL CORPORATION (the “Company”)

Attention: Chief Executive Officer

1. Exercise. The undersigned hereby elects, pursuant to the provisions of the attached Warrant, to purchaser [●] Warrant Shares (as defined in the attached Warrant) for an Aggregate Exercise Price (as defined in the attached Warrant) of $[●] and:

□ tenders herewith payment in cash in accordance with Section 3(b)(i) of the attached Warrant in satisfaction of $[●] of the Aggregate Exercise Price; and/or

□ instructs the Company to withhold Shares issuable upon such exercise, in lieu of a cash payment, in accordance with Section 3(b)(ii) of the attached Warrant in satisfaction of $[●] of the Aggregate Exercise Price; and/or

□ tenders herewith securities of the Company in accordance with accordance with Section 3(b)(iii) in satisfaction of $[●] of the Aggregate Exercise Price.

2. Conditional Exercise. Is this a conditional exercise pursuant to Section 3(g)?

□ Yes □ No

If “Yes,” indicate the applicable condition(s):

3. Manner of Delivery. Please issue the applicable Warrant Shares:

□ by crediting such Warrant Shares, if they are unrestricted and unlegended, to the undersigned’s account with The Depository Trust Company as set forth below, or otherwise to the undersigned’s account with the Company’s transfer agent.

Name:

DWAC Account Number:

□ by issuing a certificate or certificates as set forth below.

Name:

Address:

(Print name of the warrant holder)

By:

Name:

Title:

Date:

Email: